As filed with the Securities and Exchange Commission on January 24, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)

____________________________

Delaware	3812	98-1576914
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4022 E. Conant St.
Long Beach, California 90808
(562) 388-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Derrick Boston
Chief Legal Officer
Virgin Orbit Holdings, Inc.
4022 E. Conant St.
Long Beach, California 90808
(562) 388-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Justin C. Hamill, Esq. Rachel W. Sheridan, Esq. Drew Capurro, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200

____________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share	330,287,212	(2)	$8.57	(3)	$2,830,561,407	(3)	$262,393.04
Common Stock, par value $0.0001 per share	14,419,800	(4)	$11.50	(5)	—	(6)	—	(6)
Warrants to purchase common stock	6,767,927		—	(6)	—	(6)	—	(6)
Total					$2,830,561,407		$262,393.04

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(1)      Pursuant to Rule 416 under the Securities Act (as defined below), this registration statement also covers any additional number of shares of common stock (as defined below) issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)      Represents the sum of shares of common stock issued in connection with the Business Combination described herein and (b) 16,020,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination.

(3)      Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $8.57, which is the average of the high and low prices of the common stock on Nasdaq (as defined below) on January 21, 2022.

(4)      Consists of shares of common stock issuable upon the exercise of warrants.

(5)      Represents the exercise price per warrant.

(6)      In accordance with Rule 457(g), the entire registration fee for the warrants registered hereby is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated January 24, 2022.

PROSPECTUS

Virgin Orbit Holdings, Inc.
Up to 330,287,212 Shares of Common Stock
Up to 14,419,800 Shares of Common Stock Issuable Upon
Exercise of Warrants
Up to 6,767,927 Warrants

____________________________

This prospectus relates to (i) the resale of up to 330,287,212 shares of common stock, par value $0.0001 per share (the “common stock”), by certain of the selling securityholders named in this prospectus (each a “Registered Holder” and, collectively, the “Registered Holders”); (ii) the issuance by us of up to 14,419,800 shares of common stock upon the exercise of outstanding warrants to purchase our common stock (the “Warrants”); and the resale by the holders thereof of up to 6,767,927 of our outstanding Warrants originally issued in a private placement in connection with the initial public offering of NextGen Acquisition Corp. II.

We are registering the securities for resale pursuant to the Registered Holders’ registration rights under certain agreements between us and the Registered Holders. Our registration of the securities covered by this prospectus does not mean that the Registered Holders will offer or sell any of the shares of common stock or Warrants. The Registered Holders may offer, sell or distribute all or a portion of their shares of common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Registered Holders may sell the shares of common stock or Warrants in the section entitled “Plan of Distribution.” Additionally, other than the 16,020,000 shares of our common stock issued in the PIPE Investment and the shares issuable upon exercise of outstanding warrants, the shares of our common stock registered for resale by the Registered Holders remain subject to lock-up agreements and restrictions as of the date of this prospectus, as described herein.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our common stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “VORB” and “VORBW,” respectively. On January 21, 2022, the closing price of our common stock was $8.28 and the closing price for our Warrants was $1.24.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and Warrants registered hereby. The Registered Holders will bear all commissions and discounts, if any, attributable to their sales of such shares of common stock or Warrants.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            .

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We will not receive any proceeds from the sale by the Registered Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Registered Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Registered Holders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Registered Holders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications.

In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

On December 29, 2021 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of August 22, 2021 (the “Merger Agreement”), by and among us, Pulsar Merger Sub, Inc. (“Merger Sub”) and Vieco USA, Inc. (“Vieco USA”), pursuant to which Merger Sub merged with and into Vieco USA, with Vieco USA surviving the merger as one of our wholly owned subsidiaries of (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), we changed our name to Virgin Orbit Holdings, Inc (“Virgin Orbit”).

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus (including in information that is incorporated by reference into this prospectus) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

•        the impact of the COVID-19 pandemic;

•        our ability to maintain an effective system of internal controls over financial reporting;

•        our ability to grow market share in our existing markets or any new markets we may enter;

•        our ability to respond to general economic conditions;

•        our ability to manage our growth effectively;

•        our ability to achieve and maintain profitability in the future;

•        our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•        our ability to maintain and enhance our products and brand, and to attract customers; and

•        our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices; the success of strategic relationships with third parties.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of this prospectus. The forward-looking statements contained in this prospectus and any prospectus supplement or document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on us and our business. There can be no assurance that future developments affecting us will be those that we have anticipated. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

iii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock or Warrants.

Unless context otherwise requires, references in this prospectus to “Virgin Orbit,” “Company,” “we,” “us” or “our” refer to the business of Vieco USA, Inc., which became the business of Virgin Orbit Holdings, Inc. following the Closing.

Overview

We are a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Our philosophy is to operate a mobile launch system that can “launch at any time, from any place, to any orbit.” Our vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives and the next generation of world-changing space technology.

Since our founding we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747-400 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers.

We believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. As one of the few proven small satellite launch providers, we believe we are well-positioned to benefit from these attractive industry tailwinds. So far, we successfully completed three orbital launches in 2021 and early 2022, each at the beginning of its targeted launch window, which demonstrates the efficacy of its launch system. To date, we have delivered 26 satellites to their desired orbits with high precision.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, we offer the agility, flexibility and responsiveness that small satellite customers need to achieve their mission objectives. Our launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, we have been able to secure active contracts representing approximately $280 million of potential revenue, including $80 million of signed, binding Launch Service Agreements (“LSAs”) and $200 million of signed, non-binding Memorandums of Understanding (“MOUs”) and Letters of Intent (“LOIs”), alongside an additional $1.3 billion of identified active proposals. Active proposals are identified sales opportunities currently being pursued.

We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the art manufacturing capabilities, including automation and additive manufacturing technologies, we believe we have the necessary infrastructure in-place to meet the medium-term demand for its launch business.

Our diverse portfolio is organized across three core offerings:

•        Commercial & Civil:    We provide dedicated launch services for commercial and civil customers, both from the United States and internationally. This offering also includes civil spaceports, where we utilize our mobile launch system to provide foreign nations in-country launch capabilities, allowing these countries to become spacefaring through existing airport infrastructure.

•        National Security and Defense:    We provide national security launch services to U.S. Government customers, including the Space Force, Air Force and other agencies within the Department of Defense (“DoD”) and the intelligence community. We also intend to offer government squadrons services wherein the entire air-launch system will be sold to government customers who will own and operate the system directly, providing enhanced flexibility and responsiveness. Additionally, due to the distinct features of LauncherOne, which is itself a hypersonic system, we can also provide solutions for missile defense target applications and other key hypersonic research and development activities.

•        Space Solutions:    Leveraging existing launch capabilities and our track record as a systems integrator, we seek to provide end-to-end value-added services for Internet of Things (“IoT”) and Earth Observation (“EO”) applications through the combination of agreements with satellite operators and a satellite constellation we will own and operate. Using a satellite-as-a-service model, we plan to deploy our own satellites beginning in late 2023 to serve government and commercial customers, both domestically and internationally.

Background

Domestication and Business Combination

Virgin Orbit (as NextGen) entered into a merger agreement (the “Merger Agreement”), dated August 22, 2021, with Pulsar Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of NextGen (“Merger Sub”), and Vieco USA, Inc. (“Vieco USA”).

On December 29, 2021, as contemplated by the Merger Agreement, NextGen filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which NextGen was domesticated and continues as a Delaware corporation, changing its name to “Virgin Orbit Holdings, Inc.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of NextGen (“NextGen Class A ordinary shares”) converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Virgin Orbit (the “common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of NextGen (“NextGen Class B ordinary shares”) converted automatically, on a one-for-one basis, into a share of common stock, (3) each then issued and outstanding warrant of NextGen (the “NextGen warrants”) converted automatically into a warrant to acquire one share of common stock (the “Warrants”), pursuant to the Warrant Agreement, dated as of March 22, 2021, between NextGen and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and (4) each of the then issued and outstanding units of NextGen that had not been previously separated into the underlying NextGen Class A ordinary share and underlying NextGen warrant upon the request of the holder thereof (the “NextGen units”) were cancelled and entitled the holder thereof to one share of common stock and one-fifth of one Warrant. No fractional Warrants were issued upon separation of the NextGen units.

Pursuant to the Merger Agreement, and after the Domestication, Merger Sub was merged with and into Vieco USA, with Vieco USA surviving the merger as our wholly owned subsidiary (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

NextGen held a special meeting of shareholders on December 28, 2021 (the “Special Meeting”), at which the NextGen shareholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this prospectus.

On December 28, 2021, VO Holdings, Inc. (“VO Holdings”) merged with and into Vieco USA, with Vieco USA surviving the merger (the “Pre-Closing Restructuring”). Pursuant to the Pre-Closing Restructuring, (i) all shares of common stock of Vieco USA held by Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“Vieco 10”) immediately prior to such merger were cancelled in exchange for a number of shares of Vieco USA common stock equal to the number of shares of VO Holdings common stock held by Vieco USA immediately prior to such merger, (ii) the VO Holdings common stock held by all other stockholders of VO Holdings (the “Other VO Holdings Stockholders”) immediately prior to such merger were cancelled and converted into a number of shares of Vieco USA common stock equal to the number of shares of VO Holdings common stock held by the Other VO Holdings Stockholders immediately prior to such merger, (iii) the VO Holdings, Inc. 2017 Stock Incentive Plan was assumed by Vieco USA and the options to purchase shares of VO Holdings common stock outstanding prior to the Pre-Closing Restructuring whether or not issued pursuant thereto were cancelled and converted into an equal number of options to purchase shares of Vieco USA common stock prior to the Business Combination (with the same per share exercise prices) and (iv) all outstanding stock appreciation rights related to VO Holdings were cancelled and converted into a number of shares of Vieco USA common stock based on the appreciation value of such stock appreciation rights at the time of such merger, assuming the same per share price of Vieco USA common stock as that of VO Holdings common stock.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on December 29, 2021 (the “Closing Date”), the Transactions were consummated (the “Closing”).

As a result of and upon the Closing, among other things, all outstanding shares of Vieco USA common stock as of immediately prior to the effective time of the Merger, and, together with shares of Vieco USA common stock reserved in respect of options to purchase shares of Vieco USA common stock (the “Vieco USA Options”) outstanding as of immediately prior to the Closing (exclusive of any Vieco USA Options that have an exercise price per share that is equal to or greater than the per share merger consideration of $12.50, which were cancelled without consideration) that were converted into awards based on our common stock, were cancelled in exchange for the right to receive, or the reservation of, an aggregate of 310,000,000 shares of common stock (at a deemed value of $10.00 per share), which, in the case of Vieco USA Options, were shares underlying awards based on common stock, representing a fully-diluted pre-transaction equity value of Vieco USA of $3.1 billion.

Following the Closing, Vieco 10 distributed 243,806,308 shares of common stock to VIL (as defined below) and 58,175,111 shares of common stock to Fifteenth Investment Company LLC, an affiliate of Aabar Space Inc. (“Fifteenth” and such distribution, the “post-Closing Distribution”).

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

PIPE Investments

On August 22, 2021, concurrently with the execution of the Merger Agreement, Virgin Orbit (as NextGen) entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of common stock at $10.00 per share for an aggregate commitment amount of $100,000,000 (the “Initial PIPE Investment”).

As previously reported, pursuant to the terms of the Merger Agreement, if, after the deadline for Acquiror Share Redemptions (as defined in the Merger Agreement) had passed in connection with the Acquiror Shareholders’ Meeting (as defined in the Merger Agreement), the sum of (x) the amount of cash available in (i) the trust account into which substantially all of the proceeds of the registrant’s initial public offering and private placements of its warrants were deposited for the benefit of the registrant, certain of its public shareholders and the underwriters of the registrant’s initial public offering (the “Trust Account”), after deducting the amount required to satisfy the registrant’s obligations to its shareholders that exercised their rights to redeem their Class A Ordinary Shares of the registrant pursuant to NextGen’s constitutional documents, transaction expenses of the registrant or its affiliates, and any deferred underwriting commissions being held in the Trust Account (the “Trust Amount”) plus (y) the PIPE Investment Amount (as defined in the Merger Agreement), was expected to be less than $200,000,000, then, at or prior to the closing of the Transactions, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands (“VIL”), and its affiliates had the right (but not the obligation) to purchase up to $100,000,000 of additional shares of Acquiror Common Stock at a price per share of $10.00.

Pursuant to this right, on December 28, 2021, VIL entered into a subscription agreement pursuant to which VIL agreed to subscribe for 5,820,000 shares of the Acquiror Common Stock in connection with the closing of the Transactions for an aggregate cash purchase price of $58,200,000. On December 28, 2021, George N. Mattson and Gregory L. Summe, the co-chairmen of the registrant’s board of directors prior to the consummation of the Transactions, also each entered into a subscription agreement pursuant to which each of Mr. Mattson and Mr. Summe agreed to subscribe for 100,000 shares of the Acquiror Common Stock in connection with the closing of the Transactions for an aggregate cash purchase price of $1,000,000 (collectively, with VIL’s additional PIPE Investment, the “Additional PIPE Investments,” and together with the Initial PIPE Investments, the “PIPE Investments”).

Immediately after giving effect to the redemption of 31,480,291 Class A ordinary shares of NextGen in connection with the Business Combination, the PIPE Investments and the forfeiture of 765,000 Class B ordinary of NextGen by NextGen Sponsor II LLC (the “Sponsor”) in connection with the Closing, there were 334,919,914 shares of common stock outstanding. Upon the consummation of the Business Combination, NextGen’s ordinary shares, warrants and units ceased trading on The Nasdaq Stock Market (the “Nasdaq”), and our common stock and Warrants began trading on December 30, 2021 on the Nasdaq under the symbols “VORB” and “VORBW,” respectively. Immediately after giving effect to the Business Combination and the PIPE Investment, (1) NextGen’s public shareholders owned approximately 2.0% of our outstanding common stock, (2) Vieco USA stockholders owned approximately 93.7% of our outstanding common stock, (3) the Sponsor and related parties collectively owned approximately 3.1% of our outstanding common stock and (4) the third party PIPE Investors owned approximately 1.2% of our outstanding common stock.

As noted above, an aggregate of $314.8 million was paid from our trust account to holders that properly exercised their right to have shares redeemed, and immediately prior to the Closing, approximately $67.8 million remained in the trust account. The remaining amount in the trust account was used to fund the Business Combination.

Lock-Up Restrictions

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, NextGen entered into a sponsor support agreement, with the Sponsor, the Sponsor Parties and Vieco USA (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and the Sponsor Parties agreed to, among other things, not to (a) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any shares of common stock or other capital stock of Virgin Orbit or any shares of common stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of common stock (“Lock-up Shares”) held by the Sponsor and the Sponsor Parties immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), for the Lock-up Period, subject to certain exceptions. The “Lock-up Period” means (x) for 25% of the Lock-up Shares, 180 days after the Closing (the “180 Day Lock-up Period”), (y) for 25% of the Lock-up Shares, 18 months after the Closing and (z) for 50% of the Lock-up Shares, 24 months after the Closing. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions. The Sponsor Support Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement, (ii) a change of control of Virgin Orbit and (iii) the latest to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence of an Earnback Triggering Event during the Earnback Period and (II) the fifth anniversary of the Closing Date.

Stockholder Support Agreement

In connection with the execution of the stockholder support agreement, dated August 22, 2021, by and among NextGen, Vieco 10 and Vieco USA, as amended and modified from time to time (the “Stockholder Support Agreement”), Vieco 10 agreed that it would not transfer any Lock-Up Shares (excluding any shares issued in connection with the PIPE Investment) except to permitted transferees until (x) for 25% of the Lock-up Shares, the 180 Day Lock-up Period, (y) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 18 months after (and excluding) the Closing Date and (z) for 50% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 24 months after (and excluding) the Closing Date, subject to the terms of the Stockholder Support Agreement (which is included as Exhibit 10.5 to this prospectus).

On December 29, 2021, VIL and Fifteenth each signed a joinder agreement to the Stockholder Support Agreement and, among other provisions, each became bound to the lock-up restrictions of the Stockholder Support Agreement.

Lock-Up Pursuant to Letter Agreement

In connection with the execution of the letter agreement, dated March 22, 2021, by and among NextGen, the Sponsor and NextGen’s officers and directors prior to the Closing, the Sponsor and any other persons holding Founder Shares (as defined in the Letter Agreement which is included as Exhibit 10.3 to the registration statement of which this prospectus is a part) agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the Closing Date; and (B) subsequent to completion of the Business Combination (x) if the last reported sale price of the common shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees). Any permitted transferees would be subject to the same restrictions and other agreements of our initial shareholders with respect to any founder shares.

Lock-Up Pursuant to Bylaws

Our Bylaws provide that, subject to limited exceptions set forth in our Bylaws, shares of our common stock received by former stockholders of Vieco USA as consideration in the Business Combination or by our directors, officers and employees upon the settlement or exercise of equity awards held in respect of awards of Vieco USA outstanding immediately prior to the closing of the Business Combination may not be transferred until the date that is 180 days after the Closing Date. Notwithstanding the foregoing, if at least 120 days have elapsed since the Closing Date and such 180-day lockup period is scheduled to end during a broadly applicable and regularly scheduled blackout period during which trading in our securities would not be permitted under our insider trading policy, or within five trading days prior to such period, then the lock-up period will end 10 trading days prior to the commencement of such blackout period. In the event of such release, we will announce the date of the expected release through a major news service, or on a Form 8-K, at least two trading day in advance of the release; and provided further that the release will not occur unless we have publicly released our earnings results for the quarterly period ended December 31, 2021. For the avoidance of doubt, in no event will this lock-up period end earlier than 120 days after the Closing Date pursuant to this blackout-related release.

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•        We will likely require additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our research and development, operations or commercialization efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

•        The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small low Earth orbit (“LEO”) satellites, our national security and defense services and space solutions, and to convert contracted revenues and our pipeline of potential contracts into actual revenues.

•        The market for launch services for small LEO satellites and space solutions is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

•        Our ability to grow our business depends on the successful operation and performance of our launch systems and related technology and our ability to introduce new enhancements or services, which are subject to many uncertainties, some of which are beyond our control.

•        We may not be able to convert our estimated $280 million in contracted revenue or $3.6 billion in potential contracts into actual revenue.

•        We routinely conduct hazardous operations when testing and launching our rockets, which could result in damage to property or persons. Unsatisfactory performance or failure of our rockets and related technology at launch or during operations could reduce customer confidence and have a material adverse effect on our business, financial condition and results of operations.

•        If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our rockets at a quantity and quality that our customers demand, our ability to grow our business may suffer.

•        We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•        If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

Corporate Information

We were incorporated under the laws of the Cayman Islands on January 11, 2021 under the name NextGen Acquisition Corp. II. Upon the closing of the Business Combination, we changed our name to Virgin Orbit Holdings, Inc. Our common stock and Warrants are listed on Nasdaq under the symbols “VORB” and “VORBW,” respectively. Our principal executive offices are located at 4022 E. Conant St., Long Beach, California, 90808, and our telephone number is (562) 388-4400. Our website address is www.virginorbit.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.07 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the fiscal year’s second fiscal quarter; (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period; and (3) December 31, 2026. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

THE OFFERING

Shares of common stock offered by us	14,419,800 shares issuable upon exercise of Warrants.
Shares of common stock offered by the Registered Holders	330,287,212 shares.
Shares of common stock outstanding	334,919,914 shares (as of January 21, 2022).
Warrants offered by the Registered Holders	6,767,927 Warrants.
Warrants outstanding	14,419,800 Warrants (as of January 21, 2022).
Exercise price per share pursuant to the Warrants	$11.50
Use of proceeds

We will not receive any proceeds from the sale of securities by the Registered Holders. We will receive the proceeds from any exercise of the Warrants for cash, which we intend to use for general corporate and working capital purposes. See “Use of Proceeds” on page 38 for additional information.

Risk factors

You should carefully read the “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock or Warrants.

Nasdaq symbol for our common stock	“VORB”
Nasdaq symbol for our Warrants	“VORBW”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Our Business and Industry

We will likely require additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our research and development, operations or commercialization efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

Since inception, our operations have consumed substantial amounts of cash, which was funded primarily through cash flows financed by Vieco 10 prior to Closing. Our net losses were $115.3 million, $121.5 million and $194.6 million for the nine months ended September 30, 2021 and the years ended December 31, 2020 and 2019, respectively. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. While we have generated limited revenue from our initial launches, we only began commercial launch operations in 2021, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase our profitability. Our ability to generate profit will depend on our ability to grow our operations and drive operational efficiencies in our business to generate better margins. We expect our operating expenses to increase over the next several years as we increase the number of our launches each year, continue to attempt to streamline our manufacturing process, hire additional employees, increase marketing efforts, expand our sales resources, expand our commercial and civil operations, national security and defense services, including franchise spaceports and dedicated aircraft for military use, and space solutions and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect, and we may not succeed in increasing our revenue sufficiently to offset these expenses or realize the benefits we anticipate. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Our future growth and operating performance may fail to meet investor or analyst expectations, or we may have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations. In addition, other unanticipated costs may arise.

Additional factors may further accelerate our need for additional financing, including if our revenues are lower than expected, or if our costs and expenses on a go-forward basis are higher than expected; furthermore, our operating plan may change as a result of many factors, including those currently unknown to us, and we may need to seek additional funds sooner than planned, in each case, through public or private equity, debt financings or other sources. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability.

Additional funding may not be available to us on acceptable terms, or at all, and any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop, enhance or operate our launch services, improve our operating infrastructure, acquire complementary businesses and technologies, or develop and expand marketing and sales resources or engage in commercialization efforts. Furthermore, even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital due to favorable market conditions or strategic considerations. If adequate funds are not available on a timely or reasonable basis, we may be required to delay, limit, reduce or terminate our research and development, operations or commercialization efforts. We could be forced to sell or dispose of certain of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small low Earth orbit (“LEO”) satellites, our national security and defense services and space solutions, and to convert contracted revenues and our pipeline of potential contracts into actual revenues.

We have generated only limited revenue from launching payloads, and we expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively market and sell our launch services for small LEO satellites. We expect that our success will also be highly dependent on our ability to effectively market and sell our launch services in connection with national security and defense services, such as missile defense targets and hypersonic applications, and space solutions, including Internet of Things (“IoT”) solutions. We have limited experience in marketing and selling such services and applications, and if we are unable to utilize our current or future sales organization effectively in order to adequately target and engage our potential customers, our business may be adversely affected. We also expect to expand our marketing services as part of our expansion in the near future. There can be no assurance that our investment in this regard will be successful or result in revenue growth.

We also expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. We have received interest from a wide range of customers across various satellite applications or use cases, both in the public and private sectors. As of September 30, 2021, we estimate that our contracted revenue (including non-binding MOUs and LOIs) is worth approximately $280 million, while our pipeline consists of approximately $3.6 billion in potential contracts in negotiation or early discussions. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because a majority of our customers has the right to terminate their launch service agreements if our launches are delayed beyond a specified period or if we do not achieve certain milestones. We may experience delays or we may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates. Additionally, if we are unable to keep up with the demand for our launch services from a production and delivery perspective, we may not be in a position to deliver on our contracted revenues or our pipeline of potential contracts. Customers may also experience defaults or bankruptcies, which may impact our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. For example, for the year ended December 31, 2020, our revenues were impacted by the bankruptcy of our largest commercial customer. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations.”

We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the small satellite and satellite constellation markets and demand for national security and defense services and space solutions, such as IoT services, continue to develop. Our success depends, in part, on our ability to attract new customers and retain existing customers in a cost-effective manner. Notwithstanding our estimated contracted revenue, we expect that we will need to make significant investments in order to attract new customers. Our sales growth is dependent upon our ability to implement strategic initiatives, and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new customers at the same rate as past campaigns or brand content.

We may be unable to attract new customers or our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:

•        dissatisfaction with the quality of, or pricing of, our launch services or with changes we make to our launch services;

•        competition in the launch services industry;

•        negative publicity related to our brand;

•        lack of market acceptance of our business model, particularly in new geographies where we seek to expand such as the United Kingdom, Brazil and Japan;

•        changes to government defense spending levels; or

•        the unpredictable nature of the impact of the COVID-19 pandemic and its variants or a future outbreak of disease or similar public health concern.

In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected. If we are unable to attract new customers or retain existing customers for any of these reasons among others, our business, financial condition and results of operations will be harmed.

The market for launch services for small LEO satellites and space solutions is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for launch services for small LEO satellites and space solutions, such as IoT services, is not yet well established and is still emerging. Our estimates for the total addressable launch market and satellite market are based on a number of internal and third-party estimates, including our contracted revenue, the number of potential customers who have expressed interest in our services, assumed prices and production costs for our rockets, assumed launch cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our ability to grow our business depends on the successful operation and performance of our launch systems and related technology and our ability to introduce new enhancements or services, which are subject to many uncertainties, some of which are beyond our control.

Our current forecasts depend on our ability to make further enhancements to our rocket’s design and specifications, including our ability to make further cost reductions and increases to the efficiency of our rockets, for example, through increases in rocket payload capacity. If we do not complete these enhancements in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful enhancement of our launch systems and development of related technology involves many uncertainties, some of which are beyond our control, including:

•        timing of finalizing launch systems enhancements;

•        our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•        performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•        performance of a limited number of suppliers for certain raw materials and supplied components;

•        performance of our third-party contractors that support our research and development activities;

•        our ability to maintain rights from third parties for intellectual properties critical to our research and development activities;

•        our ability to maintain sufficient financing to fund our planned operations and capital expenditures;

•        our ability to continue funding and maintain our current research and development activities; and

•        the impact of the COVID-19 pandemic and its variants on us, our customers, suppliers and distributors, and the global economy.

Furthermore, the development of space solutions will require leveraging our existing launch capabilities and our track record as a systems integrator to offer smart mobility and smart logistics services and data analytics. If we are unable to introduce these new enhancements, services or leverage our capabilities in a timely and cost-effective manner, our sales, profitability and our ability to grow our business could be adversely impacted.

We may not be able to convert our estimated $280 million in contracted revenue or $3.6 billion in potential contracts into actual revenue.

We expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. As of September 30, 2021, we estimate that our contracted revenue (including non-binding MOUs and LOIs) will generate approximately $280 million, while our pipeline consists of approximately $3.6 billion in potential contracts in negotiation or early discussions. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because a majority of our customers has the right to terminate their launch service agreements if we do not achieve certain milestones, such as the timely completion of project reviews, or other termination rights stemming from launch delays. We may experience delays or we may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates. We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the markets for small satellite launch, satellite constellations, national security and defense services and space solutions continue to develop. We expect that following the successful delivery of customer payloads on our first several commercial launches, our existing and new customers will continue to use us on the further rollout of their satellite constellations and we will attract customers for national security and defense services and space solutions.

Some of our existing launch service agreements include provisions allowing the customers to terminate the contracts for convenience, with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). If any of our significant launch service agreements is terminated and not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts. As a result, we may not receive some revenue from these orders, and any contracted revenue we report may not be indicative of our future actual revenue.

Many events may cause a delay in our ability to fulfil our existing or future orders, or cause planned launches not to be completed at all, some of which may be out of our control, including unexpected weather patterns, maintenance issues, technical issues, natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule launches, which could have a material adverse effect on our business, financial condition and results of operations.

We routinely conduct hazardous operations when testing and launching our rockets, which could result in damage to property or persons. Unsatisfactory performance or failure of our rockets and related technology at launch or during operations could reduce customer confidence and have a material adverse effect on our business, financial condition and results of operations.

We manufacture and operate highly sophisticated launch systems that depend on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our launch systems meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, including the loss of customer confidence in our business, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise.

Such issues with our launch systems could result in delaying or cancelling planned launches, increased regulation or other systemic consequences. In particular, given the importance of Cosmic Girl for our launch operations, if an anomaly or defect were to be detected in Cosmic Girl, which would delay use of the aircraft, we would not be able to provide launch services for a significant amount of time. Likewise, damage to or unexpected and prolonged maintenance of Cosmic Girl would impact our launch cadence until repair or maintenance is completed.

Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, or damages to customer payloads could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our rockets at a quantity and quality that our customers demand, our ability to grow our business may suffer.

The success of our business depends in part on effectively managing and maintaining our launch services, manufacturing additional rockets and satellites, conducting a sufficient number of launches to meet customer demand and providing customers with an experience that meets or exceeds their expectations. Even if we succeed in developing rockets consistent with our targeted timeline, we could thereafter fail to develop the ability to produce these rockets at quantity with a quality management system that ensures that each unit performs as required or could fail to anticipate and respond in a timely and cost-effective manner to changes in market preferences. Any delay in our ability to produce rockets at our expected rate of production and with a reliable quality management system could have a material adverse effect on our business, financial condition and results of operations. Any event or circumstance resulting in reduced market acceptance of our launch services could reduce our sales. Unanticipated shifts in market preferences may also result in excess inventory and underutilized manufacturing capacity. For example, a market shift away from IoT services could result in significantly less space solutions demand and therefore reduced demand for our launch services.

In addition, if our current or future launch services do not meet expected performance or quality standards, this could cause operational delays. Further, launch operations within restricted airspace require advance scheduling and coordination with government agencies, range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of our launch operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our business development, research and development, customer and commercial strategy, products and services, supply chain, and manufacturing functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and manufacture our rockets as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support with regard to national security, defense services and space solutions, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our rockets and other equipment. Further, as we continue to grow our revenue from expansion of our portfolio and further our commercialization, we expect that our costs will increase. For example, increases in costs will include the quarterly royalty expenses that will ramp-up under the Amended TMLA. See “Business — Intellectual Property — Trademark License Agreement.”

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our rockets and other equipment, and delays in production and launches or deployment of national security and defense services and space solutions. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our launch cadence, hire more employees, and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Our prospects and operations may be adversely affected by changes in market preferences and economic conditions that affect demand for our launch services.

Because our business is currently concentrated on launching small LEO satellites, we are vulnerable to changes in market preferences or other market changes, such as general economic conditions, energy and fuel prices, recession and fears of recession, interest rates, tax rates and policies, inflation, war and fears of war, inclement weather, natural disasters, terrorism and outbreak of viruses or widespread illness. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for launch and satellite services. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased market confidence, decreased interest in space solutions, decreased discretionary spending and reduced customer or governmental demand for LEO launch vehicles and satellites, which could have a material adverse effect on our business, financial condition and results of operations.

Adverse publicity stemming from any incident involving us or our competitors could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If our rockets or payloads or those of one of our competitors were to be involved in a public incident, accident or catastrophe, this could create an adverse public perception of satellite launch or manufacturing activities and result in decreased customer demand for launch and satellite services, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our rockets or other equipment were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause customers with existing contracts with us to cancel their contracts and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.

Due to the unique structure of our launch operations, there is the possibility that an accident or catastrophe could lead to the loss of human life or a medical emergency.

We rely on human involvement to conduct our launch operations and undertake regular maintenance of our rockets, elements of which involve hazardous operations. In our test and launch operations, our technicians must approach the rocket to connect and disconnect hoses and pipes through which the propellant, RP-1 fuel and liquid oxygen, flows into the rocket. In addition, during launch and any flight test with a fully loaded rocket, two pilots and two launch engineers are on board Cosmic Girl. While we believe that the design and operation of our systems and the safety procedures we follow enable us to manage and limit the risk of an accidental combustion of the propellant or any other catastrophe related to the launch operations, including the operation of Cosmic Girl, these processes involve hazardous operations which may result in the loss of human life or a medical emergency for our technicians, pilots and launch engineers.

Increased congestion from the proliferation of LEO constellations could materially increase the risk of potential collisions with space debris and limit or impair the growth of the small LEO satellite market.

Recent years have seen increases in the number of satellites deployed to low earth orbits, and publicly announced plans call for many thousands of additional satellite deployments over the next decade. The proliferation of these LEO constellations could materially increase the risks of potential collisions with space debris and limit or impair the growth of the small LEO satellite market, as potential customers may be less inclined to use our launch services to deliver payloads into low earth orbits.

Certain future operational facilities may require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service needed by our launch operations, and the ongoing need to maintain existing operational facilities requires us to expend capital.

Increasing the manufacturing rate of our rockets, including the production rate of our rockets, may require significant capital expenditures, and in the future we may be required to make similar expenditures to expand, improve or construct additional facilities for the manufacture and testing of our rockets. In addition, as our existing facilities in Long Beach, California mature, our business will require capital expenditures for the maintenance, renovation and improvement of these locations to remain competitive. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture our rockets is dependent upon sufficient availability of raw materials and supplied components, including hydrogen, helium, liquid oxygen and nitrogen which are used in our rockets and RP-1 (which is our rocket fuel), some of which are sourced from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in the manufacture of our rockets or increased costs.

In addition, we have in the past and may in the future experience delays in manufacturing or operations as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by International Traffic in Arms Regulations (“ITAR”), Export Administration Regulations (“EAR”) and other restrictions on transfer of sensitive technologies.

Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could have a material adverse effect on our business, financial condition and results of operations.

We and our suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We and our suppliers rely on complex systems and components for the operation and assembly of our launch systems and services, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. These components may suffer unexpected malfunctions from time to time and may require repairs and spare parts to resume operations, which may not be readily available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in various components, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, financial condition and results of operations.

If we experience unexpected costs to fulfill a launch service contract in excess of the estimated transaction price, we would have to record an estimated contract loss provision which could adversely affect our financial results.

Our launch service contracts generally consist of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. When we determine it is probable that costs to provide the services stipulated by a launch services agreement will exceed the allocated fixed price for each launch, we record a provision for a contract loss. Contract losses are recorded at the contract level and are recognized when known. The provision for contract losses outstanding as of September 30, 2021 was $11.3 million.

Consistent with the accounting of our firm fixed price contracts, we continually review cost performance and estimates-to-complete at least quarterly and in many cases more frequently. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. The impact of revisions in estimate of completion for our launch service contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made. Our future results of operations would be adversely affected to the extent we incur unanticipated contract losses on our fixed-price contracts.

We expect to face intense competition in the commercial launch industry and other industries in which we may operate.

We face intense competition in the commercial launch industry. Currently, our primary competitors in the U.S. market for commercial launch of small satellites to LEO are SpaceX and RocketLab. In addition, we are aware of several entities actively engaged in developing commercial launch capabilities for small and medium sized payloads, including Relativity, Ad Astra Rocket Company, ABL, and Firefly, among others. We also face competition from foreign launch companies, such as Arianespace, Vega and launch providers in China and India, as well as potential new competitors in other countries.

Some of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We believe our ability to compete successfully as a commercial provider of launch services does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, customer confidence in the safety of our offerings, customer satisfaction with the services we offer, and the frequency and availability of our launch services. If we are unable to compete successfully, this could cause a material adverse effect on our business, financial condition and results of operations.

We expect to invest significant resources in developing new offerings and exploring the application of our proprietary technologies for other uses in national security and defense services and space solutions, and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on commercializing launch services, we may invest significant resources in developing new technologies, services, products and offerings related to our national security and defense services and space solutions. Development of some of these new technologies, services, products and offerings, such as those related to our national security and defense services, are tied to existing contractual obligations. However, we may not realize the expected benefits of these investments. Relatedly, we may be subject to competition from our competitors within the launch industry, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Further, under the terms of the Amended TMLA, our ability to operationalize some of the technologies may depend upon the consent of Virgin Enterprises Limited (“VEL”). Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

We conduct a significant portion of our business pursuant to government contracts, including with the U.S. government, which are subject to unique risks including early termination, audits, investigations, sanctions and penalties.

We derive significant revenue from contracts with NASA and the U.S. government and plan to enter into further contracts with the U.S. and foreign governments in the future. By 2025, we expect a substantial portion of our revenues to be earned pursuant to U.S. and foreign government contracts. Business conducted pursuant to such contracts is subject to extensive procurement regulations, including the Federal Acquisition Regulation, and other unique risks.

These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. Funding may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. Further uncertainty with respect to ongoing programs could also result if the U.S. government finances its operations through temporary funding measures such as “continuing resolutions” rather than full-year appropriations.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•        specialized disclosure and accounting requirements unique to government contracts;

•        financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•        public disclosures of certain contract and company information; and

•        mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Certain contracts with the U.S. government require us to maintain a facility security clearance and be effectively insulated from foreign ownership, control or influence (“FOCI”) under the National Industrial Security Program. While we have not had any difficulties maintaining our facility security clearance in the past, failure to maintain a required FOCI mitigation agreement with the U.S. Department of Defense (“DoD”) and to comply with such agreement and applicable U.S. government industrial security regulations (including but not limited to the National Industrial Security Program Operating Manual) could result in invalidation or termination of our facility security clearance, which would mean that we would not be able to enter into future contracts with the U.S. government requiring such clearances, and may result in the loss of our ability to complete certain existing contracts with the U.S. government.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. The False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could cause a material adverse effect on our business, financial condition and results of operations.

Changes in levels of U.S. government defense spending or overall acquisition priorities could negatively impact our financial position and results of operations.

We derive a substantial portion of our revenue from the U.S. government, primarily from defense related programs. Levels of U.S. defense spending are very difficult to predict and may be impacted by numerous factors, such as the evolving nature of national security threats, U.S. foreign policy, the domestic political environment, macroeconomic conditions and the ability of the U.S. government to enact relevant legislation such as authorization and appropriations bills.

The Bipartisan Budget Act of 2019 raised preexisting spending limits on federal discretionary defense and non-defense spending for fiscal years 2020 and 2021 (“FY20” and “FY21,” respectively), reducing budget uncertainty and the risk of sequestration. Although FY20 and FY21 appropriations have been enacted, the timeliness of future appropriations for government departments and agencies remains a recurrent risk. A lapse in appropriations for government departments or agencies would result in a full or partial government shutdown, which could impact our operations. Alternatively, Congress may fund government departments and agencies with one or more “continuing resolutions” rather than full-year appropriations; however, this could restrict the execution of certain program activities and delay new programs or competitions. In addition, long-term uncertainty remains with respect to overall levels of defense spending beyond FY21 and it is likely that the U.S. government discretionary spending levels will continue to be subject to pressure.

In addition, there continues to be uncertainty with respect to future acquisition priorities and program-level appropriations for the DoD and other government agencies (including NASA), including tension between modernization and sustainment investments, within the overall budgetary framework described above. Future budget cuts or investment priority changes, including changes associated with the authorizations and appropriations process could result in reductions, cancellations, and/or delays of existing contracts or programs. Any of these impacts could have a material adverse effect on our results of operations, financial position and cash flows.

Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.

If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any of our third-party providers’ systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any of our third-party providers’ business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and could have a material adverse effect on our business, financial condition and results of operations.

In addition, we use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive, and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to acquire and serve our customers, which could materially adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

Our networks and those of our third-party service providers may be vulnerable to security risks.

The secure transmission of confidential, classified or export-controlled information in encrypted form over public networks is a critical element of our operations. Our networks, and those of our third-party service providers, including Amazon Web Services, may be vulnerable to unauthorized access, computer viruses and other security problems, including our inadvertent dissemination of non-public, classified or export-controlled information. Persons who circumvent security measures or gain access to customer information could wrongfully use our or our customers’ information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, our reputation could be damaged. If an actual, threatened or perceived breach of our or our third-party service providers’ security were to occur, or if we were to inadvertently release confidential customer or supplier information, the market perception of the effectiveness of our security measures could be harmed. We and/or our third-party service providers may be required to expend significant resources to protect against the threat of any such security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Any security measures implemented by us or our service providers may prove to be inadequate and have an adverse effect on our business, financial condition and operating results.

Cyber-attacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability. Cybersecurity incidents could disrupt our business or result in the loss of critical and confidential or classified information.

Our business may be impacted by disruptions to our own or third-party information technology (“IT”) infrastructure, which could result from (among other causes) cyber-attacks on or failures of such infrastructure or compromises to its physical security, as well as from damaging weather or other acts of nature. Cyber-based risks, in particular, are evolving and include, but are not limited to, both attacks on our IT infrastructure and attacks on the IT infrastructure of third parties (both on premises and in the cloud) attempting to gain unauthorized access to our confidential or other proprietary information, classified or export-controlled information, or information relating to our employees, customers and other third parties. Cyber-based risks could also include attacks targeting the security, integrity and/or availability of the hardware, software and information installed, stored or transmitted in our rockets and systems. Such attacks could disrupt our systems or those of third parties, impact business operations, result in unauthorized release of confidential or otherwise protected information, and corrupt our data or that of third parties.

The threats we face vary from attacks common to most industries to more advanced and persistent, highly organized adversaries, including nation states, which target us and other defense contractors. We continue to make investments and adopt measures designed to enhance our protection, detection, response, and recovery capabilities, and to mitigate potential risks to our technology, products, services and operations from potential cyber-attacks. However, our current measures are limited, and it is possible that intrusions or potential vulnerabilities could go undetected for an extended period or that the measures we have taken or will take are inadequate to protect against, or adequately respond to or mitigate, the effects of such cyber-attacks. We could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations, the compromise of confidential or otherwise protected information, misappropriation, destruction or corruption of data, security breaches, other manipulation or improper use of our or third-party systems, networks or products, financial losses from remedial actions, loss of business, or potential liability, penalties, fines and/or damage to our reputation, any of which could have a material adverse effect on our business, competitive position, financial condition and results of operations. Due to the evolving nature of such risks, the impact of any potential incident cannot be predicted.

Due to our remote workforce, we may face increased business continuity and cyber risks that could significantly harm our business and operations.

The COVID-19 pandemic has caused us to modify our business practices by migrating a majority of our employees to a primarily remote setup where they access our servers remotely through home or other networks to perform their job responsibilities. While some of our operations can be performed remotely and are operating effectively at present, there is no guarantee that this will continue or that we will continue to be as effective while working remotely because our team is dispersed, many employees and contractors may have additional personal needs to attend to

(such as looking after children as a result of school closures or a family member who becomes sick), employees may become sick themselves and be unable to work, and any unavailability of or unreliable home Internet may affect work continuity and efficiency. As COVID-19 conditions improve and restrictions are lifted, similar uncertainties exist with the return to work process, particularly in light of the spread of COVID-19 variants.

Additionally, while we put in place additional safeguards to protect data security and privacy, a remote workforce places additional pressure on our user infrastructure and third parties that are not easily mitigated, including additional dependencies on third-party communication tools, such as instant messaging and online meeting platforms.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. As we expand our business, our estimates of the required team size to support our estimated launch rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties and the facilities of our third-party contractors and suppliers that may be caused by fires, earthquakes, tsunamis and other natural disasters or severe weather, power losses, telecommunications failures, terrorist attacks, disruptive political events, epidemic outbreaks, human errors and similar events. Additionally, our manufacturing and launch operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, while Cosmic Girl anticipates having multiple launch locations around the world from which she can take off, our initial launch operations are currently launched from the Mojave Air and Space Port based in Mojave, California. Likewise, our payload processing is undertaken at our payload processing facility in Long Beach, California. Any significant interruption due to any of the above hazards and operational risks to the manufacturing or operation of our payload processing and space launch systems at one of our primary facilities, including from weather conditions, natural disasters, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to the runway could result in manufacturing delays or the delay or cancellation of our planned commercial launches and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

For example, severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability of our launches to be carried out as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, we may be unable to maintain or increase our launch schedules or fulfill our other contracts.

Moreover, the disaster recovery and business continuity plans we have in place currently may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial launch operations. Our insurance coverage may also be inadequate to cover our liabilities related to such hazards or operational risks. We may also be unable to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could have a material adverse effect on our business, financial condition and results of operations.

The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any outbreak of contagious diseases or other adverse public health developments, including with respect to COVID-19 or otherwise, could have a material adverse effect on our business operations. These impacts to our operations have included, and could again in the future include, disruptions or restrictions on the ability of our employees’ and customers’ to travel or our ability to pursue collaborations and other business transactions, travel to customers, and oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, placed significant restrictions on travel and many businesses announced extended closures. These travel restrictions and business closures have and may in the future adversely impact our operations locally and worldwide. Such restrictions and closures have caused or may cause temporary closures of the facilities of our suppliers, manufacturers and customers. A disruption in the operations of our employees, contractors, suppliers, customers, manufacturers or access to customers would likely impact our operating results. We are continuing to monitor and assess the effects of the COVID-19 pandemic on our operations; however, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the severity of the disease, the duration of the outbreak and speed of vaccinations, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our services and impact our operating results.

We have identified two material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in, and the value of, our common stock.

As a privately held company prior to Closing, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal controls over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in, and the value of, our common stock.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of sufficient personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for the proper segregation of duties and the ability to close our books and records and report its results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment information technology and application controls in our financial reporting.

We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include several actions:

•        We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;

•        We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate;

•        We are designing and implementing IT and application controls in our financially significant systems to address our relative information processing objectives; and

•        We are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

Finally, we are designing and implementing additional integration in our financially significant systems to provide the IT processes alongside efforts in business processes, which are supporting our internal control over financial reporting. While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

However, while we are designing and implementing measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, it is possible that a material misstatement of our financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock could be negatively affected.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Intellectual Property

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect and maintain our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies, technical expertise and other proprietary know-how we utilize in designing, developing, implementing and maintaining applications and processes used in our launch systems and related technologies. To date, we have relied primarily on a combination of trade secrets, trademarks and non-disclosure agreements to protect our intellectual property, and intend to continue to rely on these and other means, including patent protection, in the future. Our trademark applications may not be granted, any trademark registrations that may be issued to us may not sufficiently protect our intellectual property, and our intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business.

Further, although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our customers, consultants, suppliers and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and suppliers, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Additionally, monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations and cash flows. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

The “Virgin” brand is not under our control, and negative publicity related to the Virgin brand name could materially adversely affect our business.

We believe the “Virgin” brand, which is integral to our corporate identity, represents quality, innovation, creativity, fun, a sense of competitive challenge and employee-friendliness. We are licensed to use the “Virgin” brand in our business pursuant to a license granted under the Amended TMLA from VEL, an entity affiliated with the Virgin Group. For more information on the terms of the Amended TMLA, please see “Business — Trademark License Agreement.” We expect to rely on the general goodwill of our customers and our pilots and employees towards the Virgin brand as part of our internal corporate culture and external marketing strategy.

We do not own the Virgin brand or any other Virgin-related assets, and we license the right to use the Virgin brand pursuant to the Amended TMLA. The Virgin brand is also licensed to and used by a number of other companies unrelated to us and in a variety of industries, and the integrity and strength of the Virgin brand will depend in large part on the efforts of the licensor and any other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which is outside of our control. Consequently, any adverse publicity in relation to the Virgin brand name or its principals, or in relation to another Virgin-branded company over which we have no control or influence, could have a material adverse effect on our business, financial condition and results of operations.

In addition, the license to the Virgin brand granted to us under the Amended TMLA will expire in no later than thirty years under the terms of the agreement and there is no guarantee that we will renew or replace the Amended TMLA on commercially reasonable terms or at all. In addition, there are certain circumstances under which the Amended TMLA may be terminated in its entirety. In addition, VEL may elect not to renew the Amended TMLA at the end of the initial 10-year term or the first 10-year renewal term. Termination or non-renewal of the Amended TMLA would eliminate our rights to use the Virgin brand and may result in our having to negotiate a new or reinstated agreement with less favorable terms or cause us to lose our rights under the Amended TMLA, including our right to use the Virgin brand, which would require us to change our corporate name and undergo other significant rebranding efforts. These rebranding efforts may require significant resources and expenses and may affect our ability to attract and retain customers, all of which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property, including the Virgin brand that we license from VEL, a member of the Virgin Group. Under the Amended TMLA, VEL holds the right to take actions to obtain, maintain, enforce and protect the Virgin brand. Should VEL determine not to maintain, enforce or protect the Virgin brand or other licensed intellectual property, we could be materially harmed.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, we may from time to time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.

Risks Related to Legal, Regulatory, Accounting, and Tax Matters

If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

As part of our growth strategy, we plan to leverage our initial U.S. operations to expand internationally. We have publicly announced plans to launch from the United Kingdom, Brazil and Japan. As such, we expect that we will be subject to additional risks related to entering into international business relationships, including:

•        restructuring our operations to comply with local regulatory regimes;

•        identifying, hiring and training highly skilled personnel;

•        unexpected changes in tariffs, trade barriers and regulatory requirements, including ITAR, EAR and Office of Foreign Assets Control (“OFAC”);

•        economic weakness, including inflation, or political instability in foreign economies and markets;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        foreign taxes, including withholding of payroll taxes;

•        the need for U.S. government approval to operate our launch systems outside the United States;

•        foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•        government appropriation of assets;

•        workforce uncertainty in countries where labor unrest is more common than in the United States; and

•        disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”), OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our launch operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, conducting commercial launches in the United States requires licenses and permits from certain agencies of the Department of Transportation, including the Federal Aviation Administration (the “FAA”), and review by other agencies of the U.S. Government, including the DoD, Department of State, NASA, and the Federal Communications Commission (the “FCC”). License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Delays in FAA action allowing us to conduct commercial launches could adversely affect our ability to operate our business and our financial results.

Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs.

Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our launch business. The authorization requirements include the need to get permission to release controlled technology to foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-corruption and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other third-parties who act on the company’s behalf from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We maintain policies and procedures designed to promote compliance with the anti-corruption laws. However, we cannot provide assurance that our internal controls will always prevent and detect noncompliance, and we can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other third parties who act on our behalf, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal and many state laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties or at third-party sites where we have sent hazardous substances for disposal without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect our operations, operating costs, or competitive position.

Environmental, social and governance matters may impact our business and reputation.

Increasingly, in addition to the importance of their financial performance, companies are being judged by their performance on a variety of environmental, social and governance (“ESG”) matters, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, companies’ efforts and impacts on climate change and human rights, ethics and compliance with law, diversity and the role of companies’ board of directors in supervising various sustainability issues.

ESG goals and values are embedded in our core mission and vision, and we actively take into consideration their expected impact on the sustainability of our business over time and the potential impact of our business on society and the environment, including offsetting or reducing carbon emissions and sound pollution from launches. However, in light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. This could lead to risk of litigation or reputational damage relating to our ESG policies or performance.

Further, our emphasis on ESG issues may not maximize short-term financial results and may yield financial results that conflict with the market’s expectations. We have and may in the future make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our ESG goals, which we believe will improve our financial results over the long-term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our business, financial condition, and operating results could be harmed.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax laws and tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.

Additional Risks Related to Ownership of Our Securities and Operating as a Public Company

The price of our common stock and Warrants may be volatile.

The price of our common stock, as well as our Warrants, may fluctuate due to a variety of factors, including:

•        changes in the industries in which we and our customers operate;

•        developments involving our competitors;

•        changes in laws and regulations affecting our business;

•        variations in our operating performance and the performance of our competitors in general;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        actions by stockholders, including the sale by the Third-Party PIPE Investors of any of their shares of our common stock;

•        additions and departures of key personnel;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale; and

•        general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and Warrants regardless of our operating performance.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors (the “Board”) and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Stockholders’ Agreement and future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover our business downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If few analysts cover us, the demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to our Bylaws, certain Vieco USA Stockholders and certain of Vieco USA’s officers and directors are restricted from selling or transferring any Lock-up Shares. Such restrictions began at Closing and end on the date that is 180 days after the Closing, subject to certain exceptions.

Additionally, VIL, Fifteenth, NextGen Sponsor II LLC (the “Sponsor”) and the Sponsor Parties, and their respective permitted transferees, are subject to an extended lock-up period of 18 months following the Closing with respect to 25% of their Lock-up Shares and two years following the Closing with respect to 50% of their Lock-up Shares, however they are permitted to sell Lock-up Shares during such extended lock-up period via written trading plans in compliance with Rule 10b5-1 under the Exchange Act following the date that is 180 days after the Closing. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions.

However, following the expiration of the applicable lock-ups, these stockholders will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. Additionally, the Third-Party PIPE Investors are not restricted from selling any of their shares of our common stock, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.

We are also subject to more stringent state law requirements. For example, SB 826 generally requires public companies with principal executive offices in California to have a minimum number of females on the company’s board of directors. By the end of 2021, each public company with principal executive offices in California is required to have at least two females on its board of directors if the company has at least five directors, and at least three females on its board of directors if the company has at least six directors. AB 979 generally requires public companies with principal executive offices in California to have a minimum number of persons from specified underrepresented communities on the company’s board of directors. By the end of 2021, each public company with principal executive offices in California is required to have at least one director from an underrepresented community, and by the end of 2022 each such company is required to have at least one director from an underrepresented community if the board consists of four or fewer directors, at least two if the board consists of five to eight directors, and at least three if the board consists of nine or more directors. The laws do not provide a transition period for newly listed companies. While we will continue to seek to comply with both SB 826 and AB 979 as promptly as practicable, the current composition of our Board does not satisfy the requirements of either law. We could be fined by the California Secretary of State, with a $100,000 fine for the first violation of each law and a $300,000 for each subsequent violation of each law, and our reputation may be adversely affected.

These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our Board, our committees or as executive officers.

VIL is able to control the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

In connection with the Business Combination, we entered into the Stockholders’ Agreement with Vieco 10. Following the distribution of shares of our common stock by Vieco 10, VIL assumed the rights of Vieco 10 and Fifteenth became a Voting Party under the Stockholders’ Agreement, except that Fifteenth has the right to designate one designee for election to the Board for as long as Fifteenth continues to own at least 7.5% of the outstanding shares of our common stock. Pursuant to the terms of the Stockholders’ Agreement, we are required to take all necessary action to cause VIL’s specified designees to be nominated to serve on the Board. For so long as VIL holds a majority of our common stock, it will be able to control the composition of the Board, which in turn will be able to control all matters affecting us, subject to the terms of the Stockholders’ Agreement, including:

•        any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on the Board, additional or replacement directors;

•        any determinations with respect to mergers, business combinations or disposition of assets;

•        determination of our management policies;

•        our financing policy;

•        our compensation and benefit programs and other human resources policy decisions; and

•        the payment of dividends on our common stock.

Even if VIL were to control less than a majority of the total outstanding shares of our common stock, it will be able to influence the outcome of corporate actions so long as it owns a significant portion of the total outstanding shares of our common stock. Specifically, under the terms of the Stockholders’ Agreement, for so long as VIL continues to beneficially own at least 25% of the shares of our common stock, in addition to any vote or consent of the stockholders or the Board as required by law, we and our subsidiaries must obtain VIL’s prior written consent to engage in:

•        a business combination or similar transaction having a fair market value (“FMV”) of $10.0 million or more;

•        a non-ordinary course sale of assets or equity interest having a FMV of $10.0 million or more;

•        a non-ordinary course acquisition of any business or assets having a FMV of $10.0 million or more;

•        an acquisition of equity interests having a FMV of $10.0 million or more;

•        approval of any non-ordinary course investment having a FMV of $10.0 million or more, other than any investment expressly contemplated by our annual operating budget then in effect;

•        an issuance or sale of any of our or our subsidiaries’ capital stock, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of our capital stock;

•        making any dividends or distribution to our stockholders other than redemptions and those made in connection with the cessation of services of employees;

•        incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or similar transaction;

•        transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;

•        increasing or decreasing the size of the Board; or

•        engaging of any professional advisors for any of the foregoing matters listed above.

Furthermore, for so long as VIL continues to beneficially own at least 10% of the shares of our common stock, in addition to any vote or consent of the stockholders or the Board as required by law, we and our subsidiaries must obtain VIL’s prior written consent to engage in:

•        any business combination or similar transaction;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or related transaction; or

•        an issuance of capital stock in excess of 5% of our or our subsidiaries’ then issued and outstanding shares, other than issuances upon the exercise of options in accordance with their respective terms.

Because the interests of VIL may differ from our interests or the interests of our other stockholders, actions that VIL takes with respect to us may not be favorable to us or our other stockholders.

We are a controlled company within the meaning of the Nasdaq listing standards, and, as a result, qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

VIL and Fifteenth control a majority of the voting power of our common stock. As a result, we are considered a “controlled company” within the meaning of the Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including those that would otherwise require our Board to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board by the independent members of our Board. For so long as we qualify as a “controlled company,” we may, at our sole discretion, rely on some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of our directors and will require development of certain other governance-related policies and practices (including adopting written charters for each committee and instituting annual performance evaluations). These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on its personnel, systems and resources.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, the organizational documents include provisions regarding:

•        providing for a classified board of directors with staggered, three-year terms;

•        the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        subject to the terms of the Stockholders’ Agreement, the Board will have the exclusive right to expand the size of the Board and to elect directors to fill a vacancy created by the expansion of Board or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the Board;

•        once we no longer qualify as a “controlled company” under the Nasdaq listing standards, our stockholders will not be able to act by written consent, which will force stockholder action to be taken at an annual or special meeting of stockholders;

•        our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the limitation of the liability of, and the indemnification of, our directors and officers;

•        the ability of the Board to amend the bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•        advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•        expansive negative consent rights for VIL, which provide that as long as VIL maintains certain ownership thresholds to appoint a director under the Stockholders’ Agreement, the written consent of VIL is required to enter into certain business combinations or related transactions.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

The provisions of our certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Bylaws or our Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriter for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Our certificate of incorporation limits liability of our non-employee directors, VIL, Fifteenth and the Sponsor and their respective affiliates and representatives’ liability to us for breach of fiduciary duty and could also prevent us from benefiting from corporate opportunities that might otherwise have been available to us.

Our certificate of incorporation provides that, to the fullest extent permitted by law, and other than corporate opportunities that are expressly presented to one of our directors or officers in his or her capacity as such, our non-employee directors, VIL, Fifteenth. and the Sponsor and their respective affiliates and representatives:

•        will not have any fiduciary duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which we or any of our subsidiaries now engages or proposes to engage or (ii) competing with us or any of our affiliates, subsidiaries or representatives, on their own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than us or any of our subsidiaries);

•        will have no duty to communicate or present such transaction or matter to us or any of our subsidiaries, as the case may be; and

•        will not be liable to us or our stockholders or to any of our subsidiaries for beach of any duty (fiduciary, contractual or otherwise) as one of our stockholders or directors by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to us or any of our subsidiaries, affiliates or representatives.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you.

We have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding Warrants as described above could force you to: (i) exercise your Warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of your Warrants. None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock. The value received upon exercise of the Warrants (i) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Warrants, including because the number of ordinary shares received is capped at 0.361 shares of common stock per Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

The terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The Warrants were issued in registered form under a Warrant Agreement between the Warrant Agent (as defined herein) and NextGen. The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the Warrant Agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a Warrant.

Warrants will become exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Warrants to purchase an aggregate of 14,419,800 shares of our common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These Warrants will become exercisable 30 days after the Closing Date. The exercise price of these Warrants will be $11.50 per share. To the extent such Warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the Warrant exercise price by surrendering the Warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the Warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such Warrants for cash.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Investments in us may be subject to U.S. and non-U.S. foreign investment screening regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing our capital stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” The new CFIUS legislation also imposed mandatory filings for certain investment transactions into U.S. businesses with a nexus to critical technologies.

Moreover, other countries continue to strengthen their own foreign direct investment (“FDI”) screening regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FDI regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FDI regulator reviews one or more proposed or existing investment by investors in us, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS or another FDI regulator may require us to divest some or all of our business operations, impose requirements on the management, control and conduct of our business, or impose limitations or restrictions on, or prohibit, investments by certain investors (including, but not limited to, limits on purchasing our common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

In particular, as Closing occurred prior to the commencement of the U.K’s new investment screening regime under the NSIA, no approval was required under the NSIA. However, the U.K. Secretary of State has the power to call in transactions for review (including retrospectively in relation to transactions occurring after November 11, 2020) where he or she reasonably suspects that a transaction has given rise or may give rise to a risk to national security. The U.K. Secretary of State has broad powers to make interim and final orders for the purpose of preventing, remedying or mitigating such a national security risk. Any such orders may adversely affect us and can include a requirement that some or all of the business be divested, as well as impose requirements on the management, control and conduct of the business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock or Warrants by the Registered Holders.

The Registered Holders will pay all incremental selling expenses relating to the sale of their shares of common stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Registered Holders, except that we will pay the reasonable fees and expenses of one legal counsel for the Registered Holders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

We will receive the proceeds from any exercise of Warrants for cash. We intend to use the proceeds from any exercise of Warrants for cash for general corporate and working capital purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of Virgin Orbit has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 and presents the combination of the historical financial information of NextGen and Vieco USA adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial information of Virgin Orbit also gives effect to other financing events consummated by Vieco USA that are not yet reflected in the historical financial information of Vieco USA and are considered material transactions separate from the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical unaudited balance sheet of NextGen as of September 30, 2021 with the historical unaudited consolidated balance sheet of Vieco USA as of September 30, 2021 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on September 30, 2021.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the historical unaudited condensed statement of operations of NextGen for the period from January 11, 2021 (inception) through September 30, 2021 and the historical unaudited consolidated statement of operations of Vieco USA for the nine months ended September 30, 2021 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed statement of operations for the year ended December 31, 2020 adjusts the historical audited consolidated statement of operations of Vieco USA for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes included in this prospectus:

•        the historical unaudited condensed financial statements of NextGen as of and for the period from January 11, 2021 (date of inception) through September 30, 2021, and the historical audited financial statements of NextGen for the period from January 11, 2021 (date of inception) to January 18, 2021;

•        the historical unaudited consolidated financial statements of Vieco USA as of and for the nine months ended September 30, 2021 and the historical audited consolidated financial statements of Vieco USA as of and for the year ended December 31, 2020; and

•        other information relating to NextGen and Vieco USA included in this prospectus, including the Merger Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, NextGen was renamed “Virgin Orbit Holdings, Inc.” Merger Sub merged with and into Vieco USA, with Vieco USA surviving the Merger. Vieco USA became a wholly owned subsidiary of Virgin Orbit. Upon the consummation of the Business Combination, holders of all issued and outstanding Vieco USA common stock received a total of 303,320,884 shares of common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio issued and outstanding as of the Closing and all holders of issued and outstanding Vieco USA Options received options to purchase shares of Virgin Orbit (“Virgin Orbit Options”), covering 10,825,081 shares of common stock after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement:

•        the surrender and exchange of all 100 issued and outstanding shares of Vieco USA common stock and 242,423,615 shares of VO Holdings common stock into 242,423,615 shares of Vieco USA common stock pursuant to the merger of VO Holdings with and into Vieco USA with Vieco USA being the surviving entity occurred prior to the Closing;

•        the vesting and settlement of 290,689 granted and outstanding VO Holdings SARs with 174,825 shares of Vieco USA common stock for which the performance condition was deemed satisfied upon the merger of VO Holdings with and into Vieco USA occurred prior to the Closing;

•        the surrender and exchange of all issued and outstanding shares of Vieco USA common stock into 303,320,884 shares of common stock as adjusted by the Exchange Ratio; and

•        the cancellation and exchange of all 8,658,565 granted and outstanding vested and unvested Vieco USA Options into 10,825,081 Virgin Orbit Options exercisable for shares of common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio.

Other Related Events in connection with the Business Combination

Other related events that occurred in connection with the Business Combination are summarized below:

•        the filing and effectiveness of Virgin Orbit’s certificate of incorporation and the effectiveness of Virgin Orbit’s Bylaws, each of which occurred immediately prior to the Effective Time and the closing of the PIPE Investment;

•        the sale and issuance of 10,000,000 shares of common stock at a purchase price of $10.00 per share for an aggregate purchase price of $100.0 million pursuant to the Subscription Agreements entered in connection with the PIPE Investment;

•        the sale and issuance of 6,020,000 shares of common stock, of which 5,820,000 shares were issued to Virgin Group, pursuant to the Additional Equity Amount, and 200,000 shares were issued to the co-chairmen of NextGen, at a price of $10.00 per share, in order to satisfy the Minimum Cash Condition included in the Merger Agreement;

•        the forfeiture and cancellation of 765,000 Class B ordinary shares held by the Sponsor for no consideration prior to the Closing;

•        the grant of a warrant to purchase 500,000 shares of common stock at $10.00 per share to a Third-Party PIPE Investor upon the Closing. The accounting treatment of the warrant is being evaluated to assess if the arrangement qualifies as an equity classified instrument or a liability classified instrument. If the arrangement is required to be accounted for as a liability, then the warrant will be recognized as a liability at fair value upon the Closing and remeasured to fair value at each balance sheet date in the future reporting periods with changes in fair value recorded in the Virgin Orbit consolidated statement of operations. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information pursuant to the grant of the warrant;

•        the effectiveness of Vieco USA’s new commercial relationships with Third-Party PIPE Investors that includes refundable prepayments by Virgin Orbit upon the Closing contingent on the delivery of services by the Third-Party PIPE Investors. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information pursuant to commercial relationships;

•        the grant of stock options upon the Closing to executives of Virgin Orbit to purchase a number of shares of common stock. The stock options have a total grant date fair value of approximately $7.2 million and are subject to vest over four years. No effect has been given to the unaudited pro forma condensed combined financial information for transactions pursuant to the grant of stock options;

•        the effectiveness of Virgin Orbit, LLC’s trademark license agreement with VEL that was amended and restated and novated to Virgin Orbit (the Amended TMLA) upon consummation of the Business Combination as agreed upon by Virgin Orbit, LLC, NextGen and VEL on August 22, 2021. Pursuant to the terms of the Amended TMLA, Virgin Orbit will be obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of its gross sales and (b) a mid-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. See “Business — Intellectual Property — Trademark License Agreement”;

•        during the Earnback Period following the Closing, the Sponsor has subjected 1,319,980 shares of issued and outstanding common stock, comprised of two separate tranches of 659,990 shares per tranche, to potential forfeiture to Virgin Orbit for no consideration until the occurrence (or deemed occurrence) of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Shares are treated as contingently recallable in the pro forma condensed combined financial information; and

•        during the Earnback Period following the Closing, the Sponsor has subjected 1,015,190 warrants of issued and outstanding Warrants underlying common stock, comprised of two separate tranches of 507,595 shares per tranche, to potential forfeiture to Virgin Orbit for no consideration until the occurrence (or deemed occurrence) of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Warrants are treated as contingently recallable in the pro forma condensed combined financial information.

Other Reorganization Events

Other reorganization and financing events consummated by NextGen and Vieco USA that are not yet reflected in the historical financial information of NextGen and Vieco USA and are considered material transactions separate from the Business Combination are summarized below:

•        the surrender and exchange of all 100 issued and outstanding shares of Vieco USA common stock and 242,423,615 shares of VO Holdings common stock into 242,423,615 shares of Vieco USA common stock pursuant to the merger of VO Holdings with and into Vieco USA with Vieco USA being the surviving entity that had occurred prior to the Closing; and

•        the vesting and settlement of 290,689 granted and outstanding VO Holdings SARs with 174,825 shares of Vieco USA common stock for which the performance condition is deemed satisfied upon the merger of VO Holdings with and into Vieco USA that had occurred prior to the Closing.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing shares for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Vieco USA in future reports of Virgin Orbit.

Vieco USA has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Vieco USA Stockholders have a relative majority of the voting power of Virgin Orbit;

•        The Virgin Orbit Board initially has seven (7) members, and Vieco USA stockholders will have the ability to nominate the majority of the members of the Virgin Orbit Board;

•        Vieco USA’s senior management comprises the senior management roles of Virgin Orbit and will be responsible for the day-to-day operations;

•        Virgin Orbit changed its name to include the name of Vieco USA’s business; and

•        The intended strategy and operations of Virgin Orbit will continue Vieco USA’s current strategy and operations to develop small satellite launch solutions.

We currently expect the contingently forfeitable Sponsor Earnback Shares to be accounted for as equity classified instruments upon the Closing as the Earnback Triggering Events that determine the number of Sponsor Earnback Shares earned upon settlement or forfeited upon expiration only include events and adjustments that are considered solely indexed to the fair value of the common stock.

We currently expect the public warrants and the private placement warrants to remain liability classified instruments upon the Closing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of Virgin Orbit upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Virgin Orbit following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. NextGen and Vieco USA have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information reflects NextGen stockholders’ approval of the Business Combination on December 28, 2021 and the redemption of 31,480,291 public shares of NextGen’s Class A ordinary shares at approximately $10.00 per share based on trust account figures prior to the Closing on December 29, 2021 for an aggregate payment of $314.8 million.

The following summarizes the Virgin Orbit common stock issued and outstanding immediately after the Closing of the Business Combination on December 29, 2021:

	Fully Diluted Share Ownership in Virgin Orbit
	Pro Forma Combined
	Number of Shares	% Ownership
Vieco 10(1)	307,801,419	85.3%
Other Vieco USA Stockholders	1,339,465	0.4%
Vieco USA PIPE Investors(2)	4,500,000	1.3%
Sponsor and Sponsor Related PIPE Investors(3)	17,267,791	4.8%
Public shareholders	6,779,166	1.9%
Third-Party PIPE Investors(4)	4,000,000	1.1%
Vieco USA Options(5)	10,825,081	3.0%
Public warrants	7,651,891	2.1%
Third-Party PIPE Investor warrant(6)	500,000	0.1%
Total	360,664,813	100.0%

____________

(1)      Represents shares of Vieco USA common stock owned by Vieco 10 at the Closing, of which approximately 81% was distributed to VIL following the Closing and the remainder was distributed to Fifteenth, as converted based on the Exchange Ratio, and 5,820,000 shares of Virgin Orbit common stock issued and sold to VIL pursuant to the Additional Equity Amount in order to satisfy the Minimum Cash Condition included in the Merger Agreement.

(2)      Reflects the sale and issuance of 4,500,000 shares of Virgin Orbit common stock to the Vieco USA PIPE Investors, including VIL and Fifteenth, at $10.00 per share.

(3)      The 17,267,791 shares owned by the Sponsor are inclusive of the 10,499,864 shares held by the Sponsor (exclusive of the 765,000 forfeited Class B ordinary shares and inclusive of the 1,319,980 Sponsor Earnback Shares), the 6,767,927 shares which may be acquired upon exercise of the private placement warrants held by the Sponsor (inclusive of the 1,015,190 Sponsor Earnback Warrants), the 1,500,000 shares of Virgin Orbit common stock issued at the Closing to the Sponsor Related PIPE Investors, and the 200,000 shares of Virgin Orbit common stock issued and sold to the co-chairmen of NextGen, affiliates of the Sponsor, for their contribution to satisfy the Minimum Cash Condition included in the Merger Agreement. The 1,319,980 Sponsor Earnback Shares and the 1,015,190 Sponsor Earnback Warrants have been restricted from transfer (subject to exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such securities not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(4)      Reflects the sale and issuance of 4,000,000 shares of Virgin Orbit common stock to the Third-Party PIPE Investors at $10.00 per share.

(5)      Includes equity awards under the 2017 Plan outstanding at the Closing as converted based on the Exchange Ratio.

(6)      Represents shares of Virgin Orbit common stock issuable under a warrant issued to a Third-Party PIPE Investor upon the Closing.

The unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the issued and outstanding public warrants issued in connection with NextGen’s initial public offering as such securities are not exercisable until the later of 30 days after the Closing of the Business Combination or 12 months from the closing of NextGen’s initial public offering. There are also no adjustments for the issued and outstanding Virgin Orbit Options with an estimated underlying 10,825,081 shares reserved for the potential future issuance of Virgin Orbit common stock and for the 33,491,991 shares reserved under the Virgin Orbit Equity Plans for the potential future issuance of common stock, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021
(in thousands)

	Historical NextGen	Historical Vieco USA	Other Reorganization Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$3	$31,176	$—		$382,614	B	$211,936
	—	—	—		100,000	C	—
	—	—	—		(47,233)	D	—
					(314,824)	E	—
					60,200	F	—
Restricted cash	—	828	—		—		828
Accounts receivable, net	—	1,323	—		—		1,323
Contract assets	—	2,668	—		—		2,668
Inventory	—	22,841	—		—		22,841
Prepayments	783	8,913	—		—		9,696
Total current assets	786	67,749	—		180,757		249,292
Investments held in Trust Account	382,614	—	—		(382,614)	B	—
Property, plant and equipment, net	—	56,172	—		—		56,172
Right-of-use assets	—	15,046	—		—		15,046
Investments	—	11,558	—		—		11,558
Deferred transaction costs	—	6,300	—		—		6,300
Other noncurrent assets	—	388	—		—		388
Total assets	383,400	$157,213	$—		$(201,857)		$338,756

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$192	$9,712	$—		$—		$9,904
Current portion of lease obligation	—	1,617	—		—		1,617
Accrued liabilities	195	24,816	—		—		25,011
Deferred revenue	—	828	—		—		828
Due to related party	1	34	—		—		35
Note payable	770	—	—		—		770
Total current liabilities	1,158	37,007	—		—		38,165
Derivative warrant liabilities	24,225	—	—		—		24,225
Deferred underwriting commissions	13,391	—	—		(13,391)	D	—
Lease obligation, net of current portion	—	14,450	—		—		14,450
Deferred revenue, net of current portion	—	38,492	—		—		38,492
Other long-term liabilities	—	290	—		—		290
Total liabilities	38,774	90,239	—		(13,391)		115,622
NextGen’s Class A shares subject to possible redemption	382,595	—	—		(314,824)	E	—
					(67,771)	H	—

Stockholders’ equity
Vieco USA common stock	—	—	24	A	(24)	G	—
VO Holdings common stock	—	—	(2,421)	A	2,421	G	—
NextGen Class A ordinary shares	—	—	—		—	H	—
NextGen Class B ordinary shares	1	—	—		(1)	I	—
Virgin Orbit common stock	—	—	—		1	C	40
					1	F
	—	—	—		30	G	—
	—	—	—		7	H	—
	—	—	—		1	I	—
Additional paid-in capital	—	815,444	31,868	A	99,999	C	1,001,035
	—	—	—		(16,939)	D	—
	—	—	—		60,199	F
	—	—	—		(2,427)	G	—
	—	—	—		67,764	H
					—	I
	—	—	—		(54,873)	J	—
Accumulated deficit	(37,970)	(777,973)	—		54,873	J	(777,973)
	—	—	—		(16,903)	D	—
Accumulated other comprehensive income	—	32	—		—		32
Total stockholders’ equity of Vieco USA	(37,969)	37,503	29,471		(188,466)		223,134
Non-controlling interests in VO Holdings	—	29,471	(29,471)	A	—		—
Total stockholders’ equity	(37,969)	66,974	—		(188,466)		223,134
Total liabilities and stockholders’ equity	$383,400	157,213	$—		$(201,857)		$338,756

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2021
(in thousands, except per share data)

	Historical NextGen	Historical Vieco USA	Other Reorganization Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$—	$7,230	$—		$—		$7,230
Cost of revenue	—	25,370	—		—		25,370
Gross profit	—	(18,140)	—		—		(18,140)
Selling, general and administrative expenses	2,492	69,352	—		2,190	AA	74,034
General and administrative expenses – related party	140	—			—		140
Research and development expenses	—	36,026	—		—		36,026
Operating loss	(2,632)	(123,518)	—		(2,190)		(128,340)
Interest expense, net	—	(19)	—		—		(19)
Other income	—	8,204	—		—		8,204
Loss upon issuance of private placement warrants	(9)	—	—		—		(9)
Change in fair value of derivative warrant liabilities	(3,532)	—	—		—		(3,532)
Financing costs – derivative warrant	(606)	—	—		—		(606)
Net gain from cash equivalents held in Trust Account	20	—	—		(20)	BB	—
Loss before income taxes	(6,759)	(115,333)	—		(2,210)		(124,302)
Provision for income taxes	—	—	—		—		—
Net loss	(6,759)	(115,333)	—		(2,210)		(124,302)
Net loss attributable to non-controlling interests in VO Holdings	—	9,829	—		(9,829)	CC	—
Net loss attributable to Vieco USA	$(6,759)	$(105,504)	$—		$(12,039)		$(124,302)

Net loss attributable to common stockholders per share – basic and diluted	$(0.18)	$(1,055,040.00)	$0.00		$0.00		$(0.39)
Weighted average shares outstanding – basic and diluted	9,294,304	100	—		—		315,157,947

Net loss attributable to NextGen Class A ordinary shares subject to possible redemption – basic and diluted	$(0.18)	$0.00	$0.00		$0.00		$0.00
Weighted average shares outstanding of NextGen Class A ordinary shares subject to possible redemption – basic and diluted	28,153,778	—	—		—		—

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except per share data)

	Historical NextGen	Historical Vieco USA	Other Reorganization Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$—	$3,840	$—		$—		$3,840
Cost of revenue	—	3,168	—		—		3,168
Gross profit	—	672	—		—		672
Selling, general and administrative expenses	—	42,855	1,179	DD	1,420	EE	62,357
	—	—	—		16,903	FF	—
Research and development expenses	—	137,135	219	DD	—		137,354
Operating loss	—	(179,318)	(1,398)		(18,323)		(199,039)
Interest expense, net	—	(4,852)			—		(4,852)
Other income	—	62,671	—		—		62,671
Loss before income taxes	—	(121,499)	(1,398)		(18,323)		(141,220)
Provision for income taxes	—	5	—		—		5
Net loss	—	(121,504)	(1,398)		(18,323)		(141,225)
Net loss attributable to non-controlling interests in VO Holdings	—	3,397	—		(3,397)	GG
Net loss attributable to Vieco USA	$—	$(118,107)	$(1,398)		$(21,720)		$(141,225)

Net loss attributable to common stockholders per share – basic and diluted	$0.00	$(1,181,070.00)	$0.00		$0.00		$(0.51)
Weighted average shares outstanding – basic and diluted	—	100	—		—		275,762,993

Net loss attributable to NextGen Class A ordinary shares subject to possible redemption – basic and diluted	$0.00	$0.00	$0.00		$0.00		$0.00
Weighted average shares outstanding of NextGen Class A ordinary shares subject to possible redemption – basic and diluted	—	—	—		—		—

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing stock for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Vieco USA in future reports of Virgin Orbit.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination and the other events as if consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination and the other events as if consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•        the historical unaudited financial statements of NextGen;

•        the historical audited consolidated financial statements of Vieco USA as of and for the year ended December 31, 2020;

•        the historical unaudited financial statements of Vieco USA for the nine months ended September 30, 2021; and

•        other information relating to NextGen and Vieco USA included in the prospectus, including the Merger Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in the Prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of the Report. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given Vieco USA incurred significant losses during the historical periods presented.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)    Reflects the surrender and exchange of all 100 issued and outstanding shares of Vieco USA common stock and all 242,598,440 shares of VO Holdings common stock and in exchange for the issuance of 242,598,440 shares of Vieco USA common stock and the vesting and settlement of 290,689 granted and outstanding VO Holdings SARs with 174,825 shares of Vieco USA common stock for which the performance condition was deemed satisfied upon the merger of VO Holdings with and into Vieco USA occurred prior to the Closing.

(B)    Reflects the liquidation and reclassification of $382.6 million of investments held in the trust account to cash and cash equivalents that become available for generate corporate use by Virgin Orbit.

(C)    Reflects the proceeds of $100.0 million from the sale and issuance of 10,000,000 shares of Virgin Orbit common stock, of which the Sponsor Related PIPE Investors purchased 1,500,000 of such shares and the Vieco USA PIPE Investors, including VIL and Fifteenth, purchased 4,500,000 of such shares at a purchase price of $10.00 per share pursuant to the Subscription Agreements entered in connection with the PIPE Investment.

(D)    Represents the cash disbursement for the estimated direct and incremental transaction costs of $47.2 million, of which $16.9 million were incurred by NextGen and $19.3 million were incurred by Vieco USA in connection with the Business Combination, $1.4 million were incurred by NextGen in connection with the PIPE Investment, and $9.6 million relates to deferred underwriting fees in connection with NextGen’s initial public offering. The $16.9 million transaction costs incurred by NextGen in connection with the Business Combination were reflected as an adjustment to the unaudited pro forma condensed combined statements of operations as described in Note 2(FF) and accumulated deficit.

(E)    Represents the cash disbursed for the redemption of 31,480,291 public shares of NextGen’s Class A ordinary shares at approximately $10.00 per share based on trust account figures prior to the Closing on December 29, 2021 for an aggregate payment of $314.8 million.

(F)    Represents the issuance of 6,020,000 shares of Virgin Orbit common stock to satisfy the Minimum Cash Condition included in the Merger Agreement.

(G)    Represents the issuance of 303,320,884 shares of Virgin Orbit common stock to the holders of outstanding Vieco USA common stock at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization.

(H)    Reflects the reclassification of the remaining 6,779,166 public shares of NextGen’s Class A ordinary shares after redemptions into permanent equity and the immediate conversion into shares of Virgin Orbit common stock on a one-to-one basis in connection with the Business Combination.

(I)     Reflects the conversion of 8,799,864 shares of NextGen’s Class B ordinary shares, after the forfeiture and cancellation of 765,000 shares held by the Sponsor for no consideration, into shares of Virgin Orbit common stock on a one-to-one basis upon the Closing.

(J)     Reflects the elimination of NextGen’s historical accumulated deficit after recording the transaction costs to be incurred by NextGen as described in Note 2(D) above with a corresponding adjustment for APIC of Virgin Orbit in connection with the reverse recapitalization at the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 were as follows:

(AA) Represents the net increase in trademark license royalty expense under the Amended TMLA.

(BB) Represents the elimination of investment income related to investments held in the trust account.

(CC) Represents the elimination of net loss attributable to non-controlling interests in VO Holdings.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year end December 31, 2020 were as follows:

(DD) Represents the estimated stock-based compensation expense associated with the granted and outstanding VO Holdings SARs for which the performance condition is deemed to be satisfied upon the merger of VO Holdings with and into Vieco USA with Vieco USA being the surviving entity occurred prior to the Closing.

(EE) Represents the net increase in trademark license royalty expense under the Amended TMLA.

(FF) Represents the estimated NextGen transaction costs in connection with the Business Combination.

(GG) Represents the elimination of net loss attributable to non-controlling interests in VO Holdings.

3. Net Loss per Share

Represents the net loss per share calculated using the pro forma basic and diluted weighted average shares outstanding of Virgin Orbit common stock as a result of the pro forma adjustments. As the Business Combination are being reflected as if the reverse recapitalization had occurred on January 1, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share reflects (i) the historical Vieco USA common stock, as adjusted by the Exchange Ratio, outstanding as of the respective issuance date and (ii) assumes that the new shares issuable relating to the other reorganization and financing events, as adjusted by the Exchange Ratio, and the Business Combination have been outstanding as of January 1, 2020, the beginning of the earliest period presented.

Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities. The 1,319,980 Sponsor Earnback Shares are securities that do not contractually entitle the holders of such shares to participate in nonforfeitable dividends and do not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statement of operations reflects a net loss for the period presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnback Shares. The Sponsor Earnback Shares have also been excluded from basic and diluted pro forma net loss per share attributable to common stockholders as such shares of Virgin Orbit common stock are contingently recallable until the Earnback Triggering Events have occurred.

The unaudited pro forma condensed combined per share information has been presented as follows:

(in thousands, except share and per share data)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Numerator:
Net loss attributable to common shareholders – basic and diluted	$(124,302)	$(141,225)

Denominator:
Virgin Group(1)	293,339,352	254,160,362
Other Vieco USA Stockholders	539,565	323,601
Sponsor	10,499,864	10,499,864
Public shareholders	6,779,166	6,779,166
Third-Party PIPE Investors	4,000,000	4,000,000
Weighted average shares outstanding – basic and diluted	315,157,947	275,762,993
Net loss per share attributable to common shareholders – basic and diluted	$(0.39)	$(0.51)

____________

(1)      Includes 4,500,000 shares issued to Vieco USA PIPE Investors and 5,820,000 shares to VIL pursuant to the Additional Equity Amount upon the Closing.

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Vieco USA Options	10,825,081	10,825,081
Private placement warrants	5,752,737	5,752,737
Public warrants	7,651,891	7,651,891
Third-Party PIPE Investor warrant	500,000	500,000

The 1,015,190 Sponsor Earnback Warrants are excluded from the pro forma anti-dilutive table as the underlying shares are contingently recallable until the Earnback Triggering Events have occurred.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Virgin Orbit’s management believes is relevant to an assessment and understanding of Virgin Orbit’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements as of September 30, 2021 and the nine months ended September 30, 2021 and 2020, and the related notes that are included elsewhere in this prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Virgin Orbit’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Our philosophy is to operate a mobile launch system that can “launch at any time, from any place, to any orbit.” Our vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives and the next generation of world-changing space technology.

Since our founding in 2017, we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers.

We believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. Indeed, there are numerous private small-satellite launch companies, but just three that are able to boast a successful launch to orbit — SpaceX, Rocket Lab and Vieco USA. As one of the few proven small satellite launch providers, we believe we are well-positioned to benefit from these attractive industry tailwinds. So far, we successfully completed three orbital launches in 2021 and early 2022, each at the beginning of our targeted launch window, which demonstrates the efficacy of our launch system. To date, we have delivered 26 satellites to their desired orbits with high precision.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, we offer the agility, flexibility and responsiveness that small satellite customers need to achieve their mission objectives. Our launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, we have been able to secure active contracts representing approximately $280 million of potential revenue, including $80 million of signed, binding LSAs and $200 million of signed, non-binding MOUs and LOIs, alongside an additional $1.3 billion of identified active proposals. Active proposals are identified sales opportunities currently being pursued.

We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the art manufacturing capabilities, including automation and additive manufacturing technologies, we believe we have the necessary infrastructure in-place to meet the medium-term demand for our launch business. Prior to the Business Combination, Virgin Group and Mubadala Investment Company PJSC (“Mubadala”) and its subsidiaries invested approximately $1 billion of capital to found, scale and grow the business.

We have been primarily focused and engaged in designing and developing launch solutions for small satellites since our inception in 2017. We have incurred net losses of $113.8 million, $121.5 million and $194.6 million for the nine months ended September 30, 2021 and the years ended December 31, 2020 and 2019, respectively, and expect to incur significant losses in the near term.

Since achieving commercialization in June 2021, we have continued and will continue to make significant investments in capital expenditures to build and expand our production for commercial small satellite launches, hire top-tier leaders and innovators, and continue to invest in research and development. We expect that our existing cash and cash equivalents in addition to the proceeds from the Business Combination and the PIPE Investment, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus.

Key Factors Affecting Performance

We believe that our future success and financial performance depend on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Customer Demand

Since our first test flight in 2020, a broad range of potential customers, including national security organizations, commercial satellite providers, and civil service providers have shown significant interest in our service. Our commercial customers include satellite and constellation providers such as Arqit Limited (“Arqit”) and SatRevolution. Civil customers mostly fall within our spaceport and launch offerings for civil space agencies with customers including, NASA, Spaceport Cornwall in the United Kingdom, Spaceport Japan at Oita Airport in Japan, and Alcantara Space Center in Brazil. Outside of spaceports, we also provide dedicated launch services for civil space agencies such as NASA, and we expect to provide such service to other governments which have space agencies but lack the infrastructure for domestic space launches. Some national security and defense customers include the United States Space Force, the U.S. Air Force, NRO and the Missile Defense Agency. Leveraging our successful launches in January and June 2021 and January 2022, we have been able to secure active contracts representing approximately $280 million of potential revenue, including $80 million of signed, binding launch services agreements, and $200 million of signed, non-binding memorandums of understanding and letters of intent.

We also believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. As one of the few proven small satellite launch providers to have successfully reached orbit, we believe we are well-positioned to benefit from these attractive industry tailwinds. Therefore, we plan to leverage our existing launch capabilities and our track record as a systems integrator to provide end-to-end value-added services for IoT and EO applications through the combination of agreements with satellite operators and a satellite constellation we will own and operate. Using a satellite-as-a-service model, we expect to deploy our own satellites beginning in late 2023 to serve government and commercial, both domestically and internationally.

Technology Innovation

We design, build, and test LauncherOne in-house and operate at the forefront of composite structures, liquid rocket engines, ultra-responsive launch systems, ruggedized avionics and optimized flight software, automated flight safety systems, and advanced manufacturing techniques. We believe the synergy of these technologies enables greater responsiveness to the commercial and government small satellite markets. Our unique air-launch system launches satellites into space from a rocket carried beneath the wing of a modified Boeing 747-400, meaning it has greater flexibility and mobility than other satellite launch systems. To continue establishing market share and attracting customers, we plan to continue to make substantial investments in research and development for the continued enhancements of LauncherOne and commercialization of future generations of our rockets.

Manufacturing Capacity

As we plan to continue to scale our production of rockets for our small satellite services, we are making significant investments in capital expenditures for building and enhancing our manufacturing capacity. We expect our capital expenditures to continue to increase for the next several years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and manufacture rockets, our ability to achieve sales, and customer demand for our rockets at the levels we anticipate. Our headquarters is a 150,701 square foot facility in Long Beach, California, which is used for design, engineering, manufacturing, integration, assembly, and test activities. We currently have approximately five rockets in production and the capacity to manufacture up to approximately twenty rockets annually at our current manufacturing facility and we plan to scale and expand our production capabilities through additional facilities to be procured in the future. We also have a payload processing facility located in Long Beach, California where payloads are encapsulated after spacecraft unpacking and testing is complete.

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. We have taken steps to protect our workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, we initially reduced and later temporarily suspended on-site operations for one week at our facilities in Long Beach, California in late March 2020. Starting in late March 2020, approximately two-thirds of our workforce and contractors were able to complete their duties from home. As government authorities had classified our business as part of the nation’s critical infrastructure, the remaining one-third of our workforce was able to resume on-site operations under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, undertaking regular and thorough disinfecting of surfaces and tools and regular testing of our employees and contractors for COVID-19 on a regular basis. As of the date of this prospectus, most of our employees whose work requires them to be in our facilities are now back on-site, but we have experienced, and expect to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19. While many restrictions associated with COVID-19 have more recently been relaxed, the longevity and extent of the COVID-19 pandemic remains uncertain, including due to the emergence and impact of the COVID-19 variants. These measures and challenges may continue for the duration of the pandemic and may affect our revenue growth while the pandemic continues. See the section entitled “Risk Factors” for further discussion of the impacts of the COVID-19 pandemic on our business.

Components of Results of Operations

Revenue

Launch services

Small satellite launch operations revenue is recognized for providing customer launch services by placing payloads into orbit. Revenue for each customer payload is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. We began recognizing revenue for launch services in January 2021 from our initial launch with NASA. Our second launch was completed in June 2021, with successful deployments of payloads in each of our core offerings: commercial, civil and defense. We generated $6.0 million and $0 million during the nine months ended September 30, 2021 and 2020, respectively, from launch services. We expect a significant portion of our future revenue growth to be derived from further commercialization of our small satellite launch operations and expansion of our portfolio of space offerings.

Engineering services

We also generate revenue by providing engineering services, which primarily relates to research and studies, to our customers. Revenue is recognized as control of the performance obligation is transferred over time to the customer. As of September 30, 2021, we have two engineering services revenue contracts for which we expect to transfer all remaining performance obligations to the customer in the years ending December 31, 2024 and 2022, respectively. We expect that we will continue to earn revenue from engineering services, but that such revenue will represent a smaller portion of our future revenue growth compared to launch services. We generated $1.2 million and $1.4 million during the nine months ended September 30, 2021 and 2020, respectively, from engineering services.

Bridge ventilators

On April 30, 2020, we secured an Emergency Use Authorization from the U.S. Food and Drug Administration to develop a mass-producible bridge ventilator to aid in the COVID-19 pandemic. We have sold 600 ventilators and recognized $1.9 million in revenue related to these units in the fiscal year ended December 31, 2020. We have stopped our ventilator production and sales in 2021.

Cost of Revenue

Cost of revenue relates to launch services, engineering services, and bridge ventilator production and primarily includes costs for materials and human capital, such as payroll and benefits. We expect that we will continue to incur cost of revenue from launch services and engineering services while we have stopped bridge ventilator production in 2021. Since LauncherOne achieved technological feasibility in January 2021, we began capitalizing and subsequently charging to cost of revenue the costs incurred to launch small satellites. Costs associated with launch services include the costs for rocket manufacturing, overhead, launch and cost variance absorption. Costs for rocket manufacturing include materials, labor, fuel, payroll and benefits for our launch and flight operations as well as the depreciation of Cosmic Girl, maintenance and depreciation of facilities and equipment and other allocated overhead expenses. As we continue to grow our revenue from further commercialization of our small satellite launch operations and expansion of our portfolio of space offerings, we expect that our cost of revenue will increase. Our increases in cost of revenue will include the quarterly royalty expenses that will ramp-up under the Amended TMLA which became effective following the Business Combination.

Gross Profit and Gross Margin

Gross profit is calculated as revenue less cost of revenue. Gross margin is the percentage obtained by dividing gross profit by its revenue. Our gross profit and gross margin have varied historically based on the mix of revenue from small satellite launch services, engineering services and bridge ventilator production. Although our gross profit and gross margin may continue to vary by offering as we scale our business, we expect our overall gross profit and gross margin to improve over time.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of personnel-related expenses related to general corporate functions, primarily including executive management and administration, finance and accounting, legal, business development, and government affairs, as well as certain allocated costs. Personnel-related expenses primarily include salaries and benefits. Allocated costs include costs related to information technology, facilities, human resources and safety. Personnel-related expenses also include allocated sustaining activities relating to launch operations and production processes support, including required launch system maintenance, updates and documentation.

As we continue to grow, we expect that our selling, general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and professional services.

Research and Development Expense

We conduct research and development activities to develop existing and future technologies that advance our satellite launch and space solution offerings. Research and development activities include basic research, applied research, concept formulation studies, design, development and related test program activities. Costs incurred to develop our LauncherOne rockets primarily include equipment, material, labor and overhead. Costs incurred for performing test flights primarily include labor and fuel expenses for launch and flight operations. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. We plan to continue to make substantial investments in research and development for the continued enhancements of the LauncherOne and the development of a third stage modified LauncherOne for additional services. As LauncherOne achieved technical feasibility in January 2021, we began capitalizing the production costs of our LauncherOne rockets.

Interest Expense

Interest expense relates to our finance lease obligations and outstanding long-term debt due to Corvina Holdings Limited (the “Parent Company”).

Other Income, net

Other income consists of sources of income that are not related to our primary operations, including interest income and miscellaneous non-operating items, such as income recognized from non-refundable deposits as a result of customer contract terminations, our employee store merchandising and legal settlements. Other income also consists of changes in fair value of our equity investments. For the year ended December 31, 2020, other income was largely impacted by the bankruptcy of our largest customer. Due to the customer’s bankruptcy, we recognized $62.2 million of the non-refundable deposits previously recorded in deferred revenue. Other income will also consist of changes in fair value of warrant liabilities after the Business Combination.

Income Tax Provision

Our provision for income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

Results of Operations

The following table sets forth our results of operations for the periods presented. The period-to-period comparisons of financial results is not necessarily indicative of future results.

(In thousands, except share and per share data)	Nine Months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Revenue	$7,230	$2,673	$4,557	170%	$3,840	$477	$3,363	705%
Cost of revenue	25,370	1,927	23,443	1217%	3,168	67	3,101	4628%
Gross profit	(18,140)	746	(18,886)	(2532)%	672	410	262	64%
Selling, general and administrative expenses	69,352	33,341	36,011	108%	42,855	42,685	170	0%
Research and development expenses	36,026	101,474	(65,448)	(64)%	137,135	150,565	(13,430)	(9)%
Operating loss	(123,518)	(134,069)	10,551	(8)%	(179,318)	(192,840)	13,522	(7)%
Interest expense, net	(19)	(3,630)	3,611	(99)%	(4,852)	(2,791)	(2,061)	74%
Other income, net	8,204	502	7,702	1534%	62,671	1,014	61,657	6081%
Loss before income taxes	(115,333)	(137,197)	21,864	(16)%	(121,499)	(194,617)	73,118	(38)%
Provision for income taxes	—	5	(5)	(100)%	5	5	—	0%
Net loss	(115,333)	(137,202)	21,869	(16)%	(121,504)	(194,622)	73,118	(38)%
Net loss attributable to non-controlling interests in VO Holdings, Inc.	9,829	2,302	7,527	327%	3,397	3,654	(257)	7%
Net loss attributable to Vieco USA, Inc.	(105,504)	(134,900)	29,396	(22)%	(118,107)	(190,968)	72,861	(38)%
Net loss per share
Basic and diluted	$(1,055,040)	$(1,349,000)	$293,960	(22)%	$(1,181,070)	$(1,909,680)	$728,610	(38)%
Weighted average shares outstanding
Basic and diluted	100	100			100	100
Other comprehensive loss
Foreign currency translation adjustment	102	(34)	136	(400)%	(93)	(41)	(52)	127%
Total comprehensive loss	$(105,402)	$(134,934)	$29,532	(22)%	$(118,200)	$(191,009)	$72,809	(38)%

Revenue

(In thousands)	Nine Months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Revenue	$7,230	$2,673	$4,557	170%	$3,840	$477	$3,363	705%

Nine months ended September 30, 2021 compared to nine months ended September 30, 2020

Revenue increased by $4.6 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to the recognition of launch services revenue of $6.0 million from our two launches in the nine months ended September 30, 2021. We did not generate any revenue from launch services during the nine months ended September 30, 2020. A $0.8 million increase in revenue from the Royal Air Force pilot training program was offset by a $0.9 million decrease in revenue from engineering services and $1.3 million decrease in revenue from bridge ventilators built to help in the fight against the COVID-19 pandemic during 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Revenue increased by $3.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to the $1.9 million increase in revenue from bridge ventilators built to help in the fight against the COVID-19 pandemic during 2020 and the $1.5 million increase in revenue from engineering services. We did not generate any revenue from launch services during the years ended December 31, 2020 and 2019.

Cost of Revenue and Gross Profit

(In thousands)	Nine months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Revenue	$7,230	$2,673	$4,557	170%	$3,840	$477	$3,363	705%
Cost of revenue	25,370	1,927	23,443	1217%	3,168	67	3,101	4628%
Gross profit	(18,140)	746	(18,886)	(2532)%	672	410	262	64%

Gross margin	(251)%	28%			18%	86%

Nine months ended September 30, 2021 compared to nine months ended September 30, 2020

Cost of revenue increased by $23.4 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to our two launches in the nine months ended September 30, 2021 and the recognition of contract losses of $11.3 million. After the launch in January 2021, we began to capitalize costs associated with the launch services. For the nine months ended September 30, 2021, we determined inventory related to certain near-term rocket builds was not recoverable and as a result, we recognized an inventory write-down of $1.6 million to its estimated net realizable value. Gross profit decreased by $18.9 million, or 2532%, and gross margin decreased by 279 percentage points for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to the shift of revenues from the development of bridge ventilators in the nine months ended September 30, 2020 to launch services with the two launches in the nine months ended September 30, 2021.

Year ended December 31, 2020 compared to year ended December 31, 2019

Cost of revenue increased by $3.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to an increase in the costs associated with producing bridge ventilators during 2020. Additionally, gross profit increased by $0.3 million, or 64%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, while gross margin decreased by 68 percentage points for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to the development of the bridge ventilators in the year ended December 31, 2020.

Selling, General and Administrative Expenses

(In thousands)	Nine months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Selling, general and administrative expenses	$69,352	$33,341	$36,011	108%	$42,855	$42,685	$170	0%

Nine months ended September 30, 2021 compared to nine months ended September 30, 2020

Selling, general and administrative expenses increased by $36.0 million, or 108%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to the increase in personnel-related expenses of $34.2 million, $1.3 million of facilities, overhead and general corporate expenses, and $0.5 million in professional and legal fees. The increase in personnel-related expenses is primarily related to sustaining the launch and production processes during the nine months ended September 30, 2021. The sustaining activities relating to launch operations and production processes support, such as required launch system maintenance, updates and documentation, increased upon LauncherOne reaching technological feasibility as a result of the launch in January 2021. The increase in personnel-related expenses also includes a $4.2 million increase in stock-based compensation expense attributed to stock options granted to a former employee.

Year ended December 31, 2020 compared to year ended December 31, 2019

Selling, general and administrative expenses decreased by $0.2 million, or 0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily attributable to the impact of COVID-19 which resulted in a decrease in facilities, overhead and general corporate expenses.

Research and Development Expenses

(In thousands)	Nine months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Research and development expenses	$36,026	$101,474	$(65,448)	(64)%	$137,135	$150,565	$(13,430)	(9)%

Nine months ended September 30, 2021 compared to nine months ended September 30, 2020

Research and development expenses decreased by $65.4 million, or 64%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to the decreases in personnel-related expenses of $53.1 million facilities, overhead and general corporate expenses of $11.4 million and professional services fees of $0.9 million due to LauncherOne reaching technical feasibility during the nine months ended September 30, 2021. LauncherOne reached technological feasibility upon the successful launch in January 2021. Since then, a portion of the research and development resources to develop the LauncherOne technology have shifted focus from technological development to sustaining launch and production processes as well as capitalized labor and overhead to inventory.

Year ended December 31, 2020 compared to year ended December 31, 2019

Research and development expenses decreased by $13.4 million, or 9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to a reduction in research and development spend due to the impact of COVID-19 which resulted in a decrease in facilities, overhead and general corporate expenses of $17.1 million, professional services of $1.0 million, partially offset by an increase in personnel-related expenses of $4.7 million.

Interest Expense, Net

(In thousands)	Nine months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Interest expense, net	$(19)	$(3,630)	$3,611	(99)%	$(4,852)	$(2,791)	$(2,061)	74%

Nine months ended September 30, 2021 compared to nine months ended September 30, 2020

Interest expense, net decreased by $3.6 million, or 99%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to a non-cash contribution by the Parent Company of the outstanding principal and accrued interest payable on the $235.1 million revolving loan facility (“RLF”). The RLF was considered extinguished because of such contribution.

Year ended December 31, 2020 compared to year ended December 31, 2019

Interest expense, net increased by $2.1 million, or 74%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to interest relating to the RLF entered with the Parent Company in October 2019.

Other Income, Net

(In thousands)	Nine months Ended September 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
	2021	2020			2020	2019
Other income, net	$8,204	$502	$7,702	1534%	$62,671	$1,014	$61,657	6081%

Nine months ended September 30, 2021 compared to nine months ended September 30, 2020

Other income increased by $7.7 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily attributable to the non-refundable deposit of $1.2 million from SAS for the termination of an LSA, the unrealized gain of $5.0 million from the equity investment in Arqit, the equity investment in SAS of $1.5 million for the initial ordinary shares of SAS issued to us of $1.7 million offset by the unrealized loss of $0.2 million.

Year ended December 31, 2020 compared to year ended December 31, 2019

Other income increased by $61.7 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the recognition of $62.2 million of non-refundable deposits historically recorded in deferred revenue as a result of the bankruptcy filing of our largest customer.

Provision for Income Taxes

Provision for income taxes was immaterial for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019. We have accumulated net operating losses at the federal and state level for the time period during we had not yet began commercial operations. We maintain a substantially full valuation allowance against net deferred tax assets. The income tax expenses are primarily related to minimum state filing fees in the states where we have operations.

Liquidity and Capital Resources

Sources of Liquidity

Our operations have historically participated in cash management and funding arrangements managed by the Parent Company. Only cash and cash equivalents held in bank accounts legally owned by our entities are reflected in the consolidated balance sheets. Cash and cash equivalents held in bank accounts legally owned by the Parent Company were not directly attributable to us for any of the periods presented. Transfers of cash, both to and from us, have been reflected as a contribution from or a distribution to the Parent Company in the consolidated balance sheets and as a financing activity on the accompanying consolidated statements of cash flows.

As of September 30, 2021, we had cash and cash equivalents of $31.2 million and restricted cash of $0.8 million. Since our inception, we have financed our operations and capital expenditures with cash primarily provided by the Parent Company. We expect our principal sources of liquidity to be our cash and cash equivalents and any additional capital that may be obtained through borrowings or additional sales of equity securities.

Revolving Loan Facility

As of December 31, 2020, we had a nine-year term $200.0 million RLF and a ten-year term $30.0 million RLF, subordinated to the $200.0 million RLF, and entered with the Parent Company. No repayments of principal balances or interest accrued have been made for the aggregate $230.0 million RLF. During the nine months ended September 30, 2021, the Parent Company contributed the outstanding principal and accrued unpaid interest payable of the RLF as a capital contribution to us, which was recorded in equity for no consideration. As a result, the RLF was considered extinguished and there are no principal balances outstanding as of September 30, 2021.

Liquidity Requirements

Overview

We expect our expenses to increase in connection with ongoing activities, particularly as we continue to advance the development of our technologies, commercialize our satellite launch operations and start to develop our space solution offerings, and continue to build and expand our production of rockets and aircraft.

Specifically, our operating expenses will increase as we:

•        scale up our facilities, manufacturing processes and capabilities to support expanding our volume of rockets;

•        pursue further research and development on our satellite launches and space solution offerings, including those related to our research and education efforts;

•        hire additional personnel in research and development, manufacturing operations, testing programs and maintenance as we increase the volume of our satellite launches and expand our space solution offerings;

•        seek regulatory approval for any changes, upgrades, or improvements to our technologies and operations in the future; and

•        hire additional personnel in management to support the expansion of our operational, financial and information technology functions as a public company.

We have several non-cancelable leases primarily related to the lease of our manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from three to ten years and require us to pay all executory costs, such as maintenance and insurance. Our total remaining lease obligation as of September 30, 2021 is $16.1 million, with $1.6 million due in less than one year. We also have non-cancelable purchase commitments as of September 30, 2021 primarily related to supply and engineering services providers. Total non-cancelable purchase commitments approximately due in the next five years is $26.0 million, with $14.2 million due in less than one year.

Additionally, we are expanding our satellite launch operations and space solution offerings since commercialization. We currently have approximately five rockets under construction and one carrier aircraft in operation. We expect to accelerate our production of rockets to reach an annual production capacity of approximately twenty rockets and we expect to acquire and modify additional carrier aircraft in the next few years. We have significantly reduced the per unit cost of producing rockets since production began. As such, we anticipate the costs to manufacture additional rockets to continue to decrease on a per unit basis as we advance and scale up our manufacturing processes and capabilities. We expect our capital investments to increase our production of rockets, modify additional carrier aircrafts, and advance and scale up our manufacturing facilities through 2026. However, the recent commercialization of our satellite launch and space solution offerings and the anticipated expansion of our rocket production have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Many of these risks and uncertainties are described in more detail in this prospectus under the heading “Risk Factors — Risks Related to our Business and Industry.” Our future capital requirements will depend on many factors, including rate of revenue growth, ability to reduce costs per unit, the expansion of research and development activities, hiring additional personnel, and investment in manufacturing operations.

After payment of transaction expenses, we received $181 million of net proceeds from the Business Combination and the PIPE Investment. In the twelve months following the Business Combination, we anticipate using the proceeds from the Business Combination and the PIPE Investment, along with expected projected customer deposits, to expand our production capabilities through additional manufacturing capacity, incremental aircraft, and launch sites, as well as investment into the evolution of our service offering; for research and development on expanding our launch vehicle product offerings, as well as developing new products and services; and for sales and marketing and other general and administrative expenses, including the expansion of headcount and support functions.

We believe that the proceeds to us from the Business Combination and PIPE Investment will be sufficient to fund our short-term liquidity needs and the execution of our business plan for at least the twelve months following the Business Combination. However, we may need additional funding due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. Additional financing may not be available to us on acceptable terms, or at all, in which case we would need to reassess our substantial planned investments to expand production and launch capabilities, develop new products and services, and establish the infrastructure to support this growth. These investments are crucial for us to capture market share in our current and future target markets.

If additional financing is not available, we would expect to implement an alternative business plan in light of reduced capital resources. This plan may result in a decrease of near-term launches or delay the development or implementation of new offerings, either of which would adversely affect our growth.

Cash Flows

Historical Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2019 and 2020:

(In thousands)	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Cash used in operating activities	$(111,696)	$(112,961)	$(143,016)	$(183,919)
Cash used in investing activities	(21,791)	(9,610)	(13,298)	(15,750)
Cash provided by (used in) financing activities	138,705	(2,423)	31,660	335,072
Net increase (decrease) in cash and cash equivalents	$5,218	$(124,994)	$(124,654)	$135,403

Net Cash Used in Operating Activities

For the nine months ended September 30, 2021, net cash used in operating activities was $111.7 million primarily consisting of $115.3 million of net loss, adjusted for $14.1 million of non-cash and cash charges, and an increase in net operating assets and liabilities of $10.5 million. Inventory increased due to capitalizing the raw materials, labor and overhead costs related to the production of our rockets after reaching technological feasibility in January 2021. Deferred revenue decreased due to recognizing revenue for our demo launch in January 2021. The non-cash charges primarily included the charges in stock-based compensation of $8.3 million, depreciation and amortization of $10.7 million, inventory write-down of $1.6 million, offset by the change in fair value of the equity investment in Arqit of $5.0 million, and the non-cash initial investment in SAS of $1.7 million, offset by the change in its fair value of $0.2 million.

For the nine months ended September 30, 2020, net cash used in operating activities was $113.0 million primarily consisting of $137.2 million of net loss, adjusted for $16.4 million of non-cash charges, and a decrease in net operating assets and liabilities of $7.8 million. The non-cash charges primarily included the charges in stock-based compensation of $2.3 million, depreciation and amortization of $10.5 million and non-cash interest on long-term debt, due to the Parent Company of $3.6 million.

For the year ended December 31, 2020, net cash used in operating activities was $143.0 million primarily consisting of $121.5 million of net loss, adjusted for $22.0 million of non-cash charges, and an increase in net operating assets and liabilities of $43.5 million. Deferred revenue decreased due to the cancellation of a launch services agreement with one of our largest customers, OneWeb, as a result of OneWeb’s bankruptcy process. The non-cash charges primarily included the charges in stock-based compensation of $3.2 million, depreciation and amortization of $14.0 million, and non-cash interest on long-term debt, due to the Parent Company of $4.8 million.

For the year ended December 31, 2019, net cash used in operating activities was $183.9 million primarily consisting of $194.6 million of net loss, adjusted for $21.8 million of non-cash charges, and an increase in net operating assets and liabilities of $11.1 million. The non-cash charges primarily included the charges in stock-based compensation of $3.5 million, depreciation and amortization of $16.5 million, and non-cash interest on long-term debt, due to the Parent Company of $1.8 million.

Net Cash Used in Investing Activities

For the nine months ended September 30, 2021, net cash used in investing activities was $16.8 million consisting of purchases of property and equipment and $5.0 million of purchases of equity investment in Arqit.

For the nine months ended September 30, 2020, net cash used in investing activities was $9.6 million consisting of purchase of property and equipment.

For the year ended December 31, 2020, net cash used in investing activities was $13.3 million consisting of purchases of property and equipment.

For the year ended December 31, 2019, net cash used in investing activities was $15.8 million consisting of purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $138.7 million for the nine months ended September 30, 2021, consisting primarily of equity contributions received from the Parent Company of $137.1 million and cash received from the sale of non-controlling interest of $1.7 million, offset by payments of finance lease obligations of $0.1 million.

Net cash used by financing activities was $2.4 million for the nine months ended September 30, 2020, consisting primarily of equity contributions distributed to the Parent Company of $118.5 million and payments of finance lease obligations of $0.1 million, offset by cash received from the sale of non-controlling interest of $0.2 million and equity contributions received from the Parent Company of $116.0 million.

Net cash provided by financing activities was $31.7 million for the year ended December 31, 2020, consisting primarily of equity contributions received from the Parent Company of $150.0 million and cash received from the sale of non-controlling interest of $0.4 million, offset by equity distributions to the Parent Company of $118.5 million and payments of finance lease obligations of $0.2 million.

Net cash provided by financing activities was $335.1 million for the year ended December 31, 2019, consisting primarily of proceeds from long-term debt due to the Parent Company of $228.5 million, equity contributions received from the Parent Company of $210.8 million and equity distributions to related party of $104.2 million.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Quantitative and Qualitative Disclosures about Market Risk

We have interest bearing demand deposit accounts and we have operations within the United States and United Kingdom. As such, we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents. We have cash and cash equivalents totaling $31.2 million as of September 30, 2021. Our cash and cash equivalents were invested in interest bearing demand deposit accounts. A hypothetical 10% change in interest rates would not have had a material impact on the value of our cash and cash equivalents as of September 30, 2021.

Foreign Currency Risk

Transaction Exposure

Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk is not material to our overall operations and results. Therefore, we are not exposed to foreign currency transaction risk.

Translation Exposure

The functional currency of our operations in the United Kingdom is the local currency (pound sterling). We translate the financial statements of the operations in the United Kingdom to United States Dollars and as such, we are exposed to foreign currency translation risk.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in its financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. Refer to Note 2 to our consolidated financial statements appearing elsewhere in this prospectus for a description of other significant accounting policies.

Revenue Recognition

Launch Services

We recognize revenue from launch services when control is transferred to our customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. A launch services agreement generally consists of multiple launches with each launch being allocated a fixed price. The revenue of a launch services agreement is recognized at a point-in-time when the performance obligation is complete, which is typically at the point of launch. However, as we are in the early stage of commercialization, the costs to provide the launch services for each contract are still subject to estimates, including labor costs, material costs, and allocated overhead and facilities and equipment costs.

When we determine it is probable that the costs to provide the services stipulated by the launch services agreement will exceed the allocated fixed price for each launch, we record a provision for the contract loss. Contract losses are recorded at the contract level and are recognized when known. To the extent the contract loss provision is less than the accumulated costs to fulfill the contract, we record the provision net of inventory and net of contract costs on the condensed consolidated balance sheet. During the nine months ended September 30, 2021, we identified certain contracts where the expected costs to fulfill the contracts were in excess of the estimated transaction price, and as such, recorded a provision for the related contract loss. The provision for contract losses outstanding as of September 30, 2021 was $11.3 million, with $11.2 million recorded net of inventory and $0.1 million net of contract costs on the condensed consolidated balance sheet.

Long-lived Asset

Long lived assets consist of property, plant and equipment, net and right-of-use assets and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group, which represents a combination of assets that produce distinguishable cash flows, may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset to the carrying amount. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds the fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. We have not recorded any impairment charges during the years presented.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining depreciation period.

Leases

We determine if a long-term contractual obligation is a lease at inception. Our leases primarily relate to manufacturing and testing facilities, offices and equipment. We utilize our incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. When the discount rate implicit in the lease cannot be readily determined, we use the applicable incremental borrowing rate available at the lease commencement date in determining the present value of lease payments. The incremental borrowing rate represents the rate of interest we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Because we do not generally borrow on a collateralized basis, we used incremental borrowing rates determined by a third-party valuation firm based on market yields for the respective lease terms.

Contingencies

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business resulting in loss contingencies. We determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, we disclose contingencies deemed to be reasonably possible and accrue loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. We review these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, our results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

Stock-Based Compensation

Prior to the Business Combination, we granted stock-based awards through our controlled subsidiary, VO Holdings, consisting of stock options to our employees, nonemployee directors, and consultants, containing a service-based vesting condition under the 2017 Plan. These options generally expire 10 years from the date of grant and are exercisable when the options vest. The stock options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each quarter over the next three years. Stock-based compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each employee stock option expected to vest. We estimate the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The unrecognized stock-based compensation as of September 30, 2021, December 31, 2020 and 2019, was approximately $2.3 million, $4.0 million and $3.0 million, respectively. The weighted average remaining amortization period as of September 30, 2021, December 31, 2020 and 2019 was 1.0 years, 1.4 years and 1.2 years, respectively.

Stock-based compensation expense related to the stock-based awards granted to our employees is measured and recognized in our consolidated financial statements based on fair value. The fair value of each stock option granted to employees is estimated on the grant date using the Black-Scholes option-pricing model. For performance-based stock options, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the risk-free interest rates over the expected option term, the expected common share price volatility over the expected option term, the expected dividend yield of our common shares over the expected option term, and the fair value of the underlying common shares.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected Term — The expected term represents the period that our stock-based awards are expected to be outstanding and is based on historical experience of similar awards, considering the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Expected Volatility — The volatility rate is determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards as we do not have sufficient history of trading in our common stock.

Dividend Yield — The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so in the near future.

Common Stock Valuation

The fair value of our common stock has historically been determined by our board of directors with the assistance of management and third-party valuation services providers. In the absence of a public trading market for our common stock, we develop an estimate of the fair value of our common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

Our common stock valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation and Internal Revenue Code 409A (“IRC 409A”). The assumptions used to determine the estimated fair value of our common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        projected financial data provided by us;

•        capital market data on interest rates, yields and rates of return for various investments;

•        the history and nature of our business, the progress of our research and development efforts, our stage of development, business strategy and outlook;

•        the material risks related to our business and industry outlook;

•        the market performance of publicly-traded companies in comparable market sectors;

•        the degree of marketability for our common stock including contractual restrictions on transfer of the common stock; and

•        the likelihood of achieving a liquidity event for our preferred and common stockholders, given prevailing market conditions.

In determining the fair value of our common stock, we established the enterprise value of our business using the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors.

As our stockholders started to seriously consider going public as an exit alternative in the second quarter of 2021, we began applying the probability-weighted expected return method (“PWERM”) to determine the fair value of our common stock. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values of our common stock, assuming various outcomes. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. During this process, we assigned probability weightings to an alternative liquidation event scenario or the Business Combination scenario. In the first scenario, the enterprise valuation was based on our alternative liquidation event to be completed in approximately one year with a valuation approach continued to be based on an income approach analysis with an option pricing model to determine the amount of aggregate equity value allocated to our common stock. In the second scenario, the enterprise valuation was based on the conversations held with external parties related to the expected Business Combination assumed to be consummated in less than one year.

In all valuation methods and scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact our valuations as of each relevant valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, it will not be necessary to determine the fair value of our business as the common stock will be traded in a public market.

Income Taxes

We adopted the separate return approach for the purpose of presenting the consolidated financial statements, including the income tax provisions and the related deferred tax assets and liabilities. Our historic operations reflect a separate return approach for each jurisdiction in which we had a presence and Parent Company filed a tax return.

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. Our assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing our future taxable income on a jurisdictional basis, we consider the effect of our transfer pricing policies on that income. We have placed a valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As we grow, we will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. We adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on our financial condition and operating results. The income tax expense includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

Since our inception, we have been accumulating significant net operating losses at the federal and state levels, which are reflected in the income tax provision section of the balance sheet. The presented income tax expenses in these statements are primarily related to minimum state filing fees in the states where we have operations.

Recently Issued and Adopted Accounting Pronouncements

Please refer to Note 3 to our consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of sufficient personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for the proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment IT and application controls in our financial reporting.

We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include several actions:

•        we are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;

•        we are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate;

•        we are designing and implementing IT and application controls in our financially significant systems to address our relative information processing objectives; and

•        we are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

Finally, we are designing and implementing additional integration in our financially significant systems to provide the IT processes alongside efforts in business processes, which are supporting our internal control over financial reporting. While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. NextGen is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.

Virgin Orbit will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Virgin Orbit (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Virgin Orbit’s emerging growth company status may make it difficult or impossible to compare Virgin Orbit’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 of our consolidated financial statements included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the nine months ended September 30, 2021, and the years ended December 31, 2020 and 2019.

Virgin Orbit will remain an “emerging growth company” under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of Virgin Orbit’s fiscal year in which Virgin Orbit has total annual gross revenue of at least $1.07 billion, (c) the last date of Virgin Orbit’s fiscal year in which Virgin Orbit is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Virgin Orbit has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

BUSINESS

Company Overview

We are a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Our philosophy is to operate a mobile launch system that can “launch at any time, from any place, to any orbit.” Our vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives and the next generation of world-changing space technology.

Since our founding in 2017, we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers.

We believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. Indeed, there are numerous private small-satellite launch companies, but just three that are able to boast a successful launch to orbit — SpaceX, Rocket Lab and Vieco USA. As one of the few proven small satellite launch providers, we believe we are well-positioned to benefit from these attractive industry tailwinds. So far, we successfully completed three orbital launches in 2021 and early 2022, each at the beginning of our targeted launch window, which demonstrates the efficacy of our launch system. To date, we have delivered 26 satellites to their desired orbits with high precision.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, we offer the agility, flexibility and responsiveness that small satellite customers need to achieve their mission objectives. Our launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, we have been able to secure active contracts representing approximately $280 million of potential revenue, including $80 million of signed, binding LSAs and $200 million of signed, non-binding MOUs and LOIs, alongside an additional $1.3 billion of identified active proposals. Active proposals are identified sales opportunities currently being pursued.

We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the art manufacturing capabilities, including automation and additive manufacturing technologies, we believe we have the necessary infrastructure in-place to meet the medium-term demand for our launch business.

Our diverse portfolio is organized across three core offerings:

•        Commercial & Civil:    We provide dedicated launch services for commercial and civil customers, both from the United States and internationally. This offering also includes civil spaceports, where we utilize our mobile launch system to provide foreign nations in-country launch capabilities, allowing these countries to become spacefaring through existing airport infrastructure.

•        National Security and Defense:    We provide national security launch services to U.S. Government customers, including the Space Force, Air Force and other agencies within the DoD and the intelligence community. We also intend to offer government squadrons services wherein the entire air-launch system will be sold to government customers who will own and operate the system directly, providing enhanced flexibility and responsiveness. Additionally, due to the distinct features of LauncherOne, which is itself a hypersonic system, we can also provide solutions for missile defense target applications and other key hypersonic research and development activities.

•        Space Solutions:    Leveraging existing launch capabilities and our track record as a systems integrator, we seek to provide end-to-end value-added services for IoT and EO applications through the combination of agreements with satellite operators and a satellite constellation we will own and operate. Using a satellite-as-a-service model, we plan to deploy our own satellites beginning in late 2023 to serve government and commercial customers, both domestically and internationally.

Industry Overview

We operate within the large and growing space economy, with the total addressable market for Virgin Orbit’s services expected to be $75 billion by 2030. This rapid growth is being driven by various factors, the most significant being the reduced costs for both launch and satellite manufacturing due to technological advancements. As a result, space solutions have proliferated across multiple end markets, including communications, maritime, logistics, and importantly, national security and defense.

Over the last decade, space technology has advanced on multiple fronts, including increases in satellite bandwidth and throughput, which allows for high-rate data transfer, miniaturization of satellite components, which reduces satellite developmental costs, advances in consumer electronics and chip technology, which increases overall system efficiencies and expanded reach and global coverage from satellites in LEO. The private sector has played a meaningful role in the evolution of space technology, whereas historically innovation was almost entirely government-driven.

According to management estimates based on Prophesy Market Insights, the small satellite launch market is expected to grow from approximately $8 billion in 2019 to approximately $25 billion in 2029. Additionally, 2020 marked a record year for the number of commercial satellites launched, a significant increase from prior years, with small satellites representing around 95% of the market per Euroconsult Research.

Space is viewed as crucial to national security and defense, as nations rely on space solutions for critical communications, precise location information, navigation capabilities and broader global monitoring. The U.S. Government and its allies are focused on maintaining and evolving space capabilities, while also thwarting anti-satellite rocket technologies that are being developed and tested by adversaries. According to Euroconsult’s Government Space Programs 2020 report, world governments are expected to spend approximately $80 billion by 2024 on space programs to maintain existing systems and to invest significantly in research and development initiatives across advanced military technologies. In addition, the hypersonics segment is the fastest growing part of the DoD budget, with a 21% compound annual growth rate from 2021 through 2025, highlighting the increasing focus on technology advancement within the sector according to the National Defense Magazine, Nov 2020.

Our Products & Services Overview

We have a diverse portfolio of space offerings, spanning various end markets and applications. Our portfolio is organized into three main offerings, each leveraging our underlying launch technology and core capabilities.

•        Commercial & Civil

•        Commercial & Civil Launch:    Caters to the launch demands of commercial and civil customers both in the United States and international markets, including customers such as Arqit and SatRevolution, and civil customers, such as NASA. We offer these customers dedicated satellite launch to any orbit with both timing and launch location flexibility given the mobility of our system. We provide customers with the ability to inject payloads directly into their desired orbits without the time loss associated with traveling from one orbit to another as in rideshare launches, thereby providing them the option to an earlier revenue stream. Moreover, the architecture of the air-launch system is designed for a more reliable and agile launch cadence than the traditional ground-launch rideshare system adopted by many of our competitors such as SpaceX or Rocket Lab. The responsiveness of our systems is also critical for supporting the operation and maintenance of satellite constellations in instances where a satellite malfunctions and needs urgent replacement.

•        Civil Spaceports:    The unique modularity of the LauncherOne system permits launches from any government licensed horizontal spaceport with a runway long enough to support a Boeing 747-400 aircraft. We leverage fully transportable GSE (ground-based systems required for launch operations) to eliminate the need for extensive infrastructure investments traditionally associated with ground launch applications. We are also in the process of bringing flexible launch for small satellites to a global network of spaceports and countries across the world. Currently, we are seeking to commence LauncherOne operations from both Spaceport Cornwall at Cornwall Airport Newquay (NQY) in the UK and at Oita Airport (OIT) in Japan in the coming years. We are also in discussions with various other countries on the prospects of leveraging their existing aircraft runway infrastructure to adopt our spaceport product offering and develop in-country launch capabilities.

•        National Security

•        National Security Launch and Squadron Services:    Provides launch services for national security and defense customers such as the U.S. Government and its allies. We believe our launch system is particularly attractive to these customers because of its capability for anonymity; our ability to fly Cosmic Girl to, and launch from, different locations makes it difficult for our adversaries to predict timing and location of launch, relative to a static ground-based launch pad, making it highly attractive for National Security customers that prioritize operation covertness. Moreover, the resiliency and responsiveness of the system is especially important should there be a need to replace critical satellites that go out of operation. We believe that our squadron services offering, in which we expect to deliver turnkey capability through the sale of equipment as well as services to the U.S. Government, is of increased interest as it facilitates the necessary capabilities for the Space Force to responsively and independently deploy appropriate assets against the U.S. Government’s adversaries, a previously non-existent capability.

•        Missile Defense Targets and Hypersonic Applications:    Hypersonics (high-speed systems or devices that travel at speeds over Mach 5) are a growing area of focus for the DoD, especially as several foreign nations race to build military capabilities in this area for offensive purposes. With our system’s ability to achieve hypersonic speeds and our deep connectivity within the DoD, we believe we are well-positioned to support and complement the various Hypersonic Training, Testing and Exercising (“TT&E”) activities and develop advanced defense mechanisms for the U.S. Government. As missile defense is a core part of the U.S. defense strategy, we believe LauncherOne is able to serve as a cost-effective alternative to expensive targets that are currently in use for research and development efforts by the Missile Defense Agency (“MDA”).

•        Space Solutions

•        IoT Solutions:    Currently under development, this solution seeks to provide end-to-end value-added services for the smart mobility and smart logistics sectors of the IoT market. Key areas of focus include:

•        Connected ship management: expected to track and monitor shipping assets across the globe in real-time and provide improved connectivity at sea;

•        Connected aircraft management: expected to track and monitor aircrafts across the globe in real-time and provide improved connectivity in air;

•        Pipeline monitoring: expected to monitor pipeline status and potential leaks in real-time providing customers the opportunity to mitigate losses by proactively addressing issues in the system; and

•        Smart agriculture: expected to track and monitor weather and soil data for precision farming applications.

•        EO Solutions:    Also under development, this solution seeks to develop multi-modal imaging offerings in an integrated suite including data collection methodologies such as Synthetic Aperture Radar (SAR), infrared-hyperspectral and electro-optical techniques. We believe applications for this offering include public safety, insurance, agriculture, oil and gas.

Our Launch System

Through years of research and development, we have in place a proprietary system that enables us to provide key launch capabilities. This is comprised of:

•        Cosmic Girl:    Cosmic Girl is a modified Boeing 747-400 aircraft that serves as a reusable mobile launch pad. This allows the launch system to be fully mobile and to launch payloads into orbit with an unprecedented level of flexibility. The interior of the aircraft has been modified to ensure minimal maintenance requirements. The aircraft also permits onboard launch operations with just two pilots and two launch engineers. One of the most important modifications is the pylon, which is used to carry the

LauncherOne rocket up to a height of approximately 35,000 feet prior to launch. The system efficiency is significantly improved with the use of this technique, due to the reusability of Cosmic Girl as the mobile launch pad and the aerodynamics of launching a rocket from the altitude and speed that Cosmic Girl reaches as compared to ground launch. We expect our future research and development efforts in this area will include the modification of a cargo Boeing 747 aircraft that would be a fully transportable, self-contained launch system that can carry the entire GSE to anywhere in the world.

•        LauncherOne:    LauncherOne is a two-stage rocket used to launch satellites into orbit. It is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. It is engineered for optimal performance in conjunction with Cosmic Girl and has the lowest launch cost per kilogram among small rocket ground launchers. The rocket, designed for simplicity, has an all-carbon composite design with linerless tanks, thereby increasing system reliability and increasing production efficiency. With its one engine per stage design, the system has enhanced resilience. Our nearest competitor, Rocket Lab, has 11 engines versus our two. This is a key advantage for our system since engines have the highest risk of failure in a rocket. Our on-board autonomous range safety systems further enhance system reliability and eliminates the need for extensive ground safety infrastructure. LauncherOne is designed to carry payloads of approximately 300 kilograms, with expected future modifications allowing for potential payloads of up to 500 kilograms.

Our Competitive Strengths

Our competitive strengths include:

•        Unique Launch Technology:    By launching our rockets from a modified Boeing 747-400 aircraft flying at nearly Mach 1 speeds, we believe that we have disrupted the paradigm of ground-based launch, which has been largely unchanged for 60 years. Our technology provides a more flexible, responsive platform, which we estimate to be approximately 30% more efficient than ground-based systems. We have the lowest launch cost per kilogram among small rocket launchers. The mobility of the system offers the capacity to launch from any government-licensed horizontal spaceport that can support a Boeing 747-400 aircraft, which enables our rocket to achieve any desired orbit. The anonymity, responsiveness and resiliency of our system is also particularly unique and enhances the value proposition to our defense sector customers.

•        Balanced, End-to-end Portfolio of Space Offerings:    Our portfolio mix is well-balanced across customer type, geographic reach, and product and solution offerings. With an established launch system, we are able to cater to a wide range of customers, including civil, commercial and national security, both within the US and internationally. It has also provided us a great platform to expand into military offerings such as defensive hypersonics and missile defense systems. We also expect to operate and maintain our own satellite constellation systems to develop IoT and EO applications.

•        Vertically-integrated, Well-invested and Scalable Manufacturing Facility:    We are over 90% vertically integrated, with an approximately 195,000 square foot factory and payload processing center in Long Beach, California and propulsion, test and launch operation facilities in Mojave, California. Our factory leverages advanced manufacturing techniques and our production lines are highly scalable, with specially designed work-flow cells that are constructed to be efficiently replicated with ease as our production demands increase.

•        Deep Government Relationships Across the U.S. Government and Allies:    We have a demonstrated track record with government and national security contracts, with contracts from the Space Force, Air Force and others, in addition to being selected for the Orbital Services Program-4 (“OSP-4”) IDIQ and participating in the Advanced Battle Management System (ABMS-2) exercise with USSPACECOM in September 2020. We have and expect to continue to leverage the extensive reach of the U.S. Government and alignment with allies to expand our engagement internationally.

•        International Reach:    We have launched satellites for multiple international customers, including the Royal Netherlands Air Force (in 2021) and SatRevolution, a Polish commercial company (in 2021 and 2022), and we have future launches planned for multiple additional international customers. Through our mobile system, we have a unique ability to also serve international customers from their own soil, as demonstrated by our announced plans to launch from foreign civil spaceports including the United Kingdom, Japan and

Brazil. Our first international launch is expected from Cornwall, United Kingdom in 2022. In 2021, we were invited to Cornwall for the G7 summit where we met with The Prime Minister of the UK and The Prime Minister of Australia. In addition, a pilot from the UK’s Royal Air Force has been assigned on loan to us, for a period of up to five years, to learn to conduct launches from Cosmic Girl.

•        Environmentally Responsible Technology Offering:    Most traditional ground launch bases are protected wildlife reserves (for example, Astra’s Kodiak Island in Alaska, and SpaceX’s Cape Canaveral in Florida), selected due to the need to have launch facilities away from areas of human population. Ground-based launch systems are typically a significant contributor to air, ground and noise pollution because of the smoke and soot that gets released, along with the sound of the actual blast that takes place at ground level upon rocket ignition. All of these factors have significant impacts to the otherwise pristine areas of natural beauty that our competitors use for launch operations. Our air-launch system, on the other hand, provides an advantage to ground-based systems by minimizing impact to the local environment. The environmental and noise pollution of our air-launch system occurs at an altitude of approximately 35,000 feet, significantly reducing the sound and carbon emissions to the local area and the impact to local wildlife.

•        Virgin Brand:    The Virgin brand brings a proven track record of innovation, reliability and delivering exceptional customer experiences as well as a proven flight track record. Virgin’s reach has been instrumental in developing key customer relationships across civil, commercial and national security and defense markets. In our space solutions business, Virgin Group’s family of companies has also provided key potential anchor partners for our targeted applications, including the potential for us to provide connected ship management capabilities to Virgin Voyages and connected aircraft management capabilities to Virgin Atlantic, for example.

•        Highly Experienced Management Team:    Our team has extensive experience leading successful space companies. Our CEO, Dan Hart has over three decades of experience at Boeing, where he most recently served as Vice President of Government Satellite Systems. Our senior engineering and manufacturing teams have experience from legacy space companies such as Raytheon Technologies, Boeing and Lockheed Martin to new space companies such as SpaceX and OneWeb. Additionally, our teams have worked on a significant number of industry-defining space programs, including Delta II, IV, SpaceX Falcon 9 and GMD, among others.

Our Growth Strategy

We are pursuing several strategies to drive growth:

•        Leveraging our success from the most recent launches to capture a greater share of the launch market from our competitors, especially targeting customers who are looking for dedicated launch opportunities;

•        Becoming the key launch provider, through both our own launch services as well as squadron sales, for our national security and defense sector customers, given our unique air-launch system;

•        Expanding the engagement with our national security and defense sector customers to include missile defense targets and hypersonic applications, given the differentiated technical specifications of LauncherOne;

•        Expanding our offerings internationally by leveraging our spaceport franchise;

•        Expanding our manufacturing capabilities to accommodate the growing demands of our customers;

•        Establishing our space solutions segment to become an end-to-end provider of value-added services in specific EO and IoT applications where we believe we are best positioned; and

•        Securing additional anchor customers for our space solutions offering by leveraging our existing relationships with Virgin Group and Mubadala.

Our space solutions business will focus on IoT connectivity and EO applications, specifically in the areas of Electro Optics, Synthetic Aperture Radar, and Hyperspectral Short-Wave and Mid-Wave Infrared multi-intelligence. We will seek to acquire capacity for our space solutions business through some of our customers. To that end, we have invested in Hypersat, SAS, and Arqit and are looking at other candidates. In parallel, we are also developing our own satellites working with a major industry supplier, which we believe will enable us to launch four satellites in 2023. Our objective is to fuse data that we gather and provide data analytics services tailored for customers.

On the national security and defense front, missile defense target and hypersonics segments are fast growing sections of the DoD budget, with the hypersonic segments expected to grow at a 21% compound annual growth rate from 2021 through 2025, highlighting the increasing focus on technological advancement within the sector according to the National Defense Magazine in November 2020.

Our first international launch is expected from Spaceport Cornwall in 2022. In 2021, we were invited to Cornwall for the G7 summit where we met with the Prime Minister of the U.K. and the Prime Minister of Australia. In addition to our activities at Cornwall, the Brazilian Government has invited us to provide air-launch services at Alcantara Space Center with launches expected to commence as early as 2023. We have also completed the first phase of a program at Spaceport Japan in Oita, which was established in collaboration with the Space Port Japan Association and ANA Japan to provide an air-launch service commencing in 2023. We are also engaged in discussions with several other countries.

Additionally, our launch system benefits from transportability, mobility and weather avoidance, which makes it ideal for a tactically responsive space launch. We currently have contracts with the U.S. Space Force and the intelligence community that are taking advantage of these attributes and we are also in discussions with the U.S. Government to provide operationally responsive space capabilities to enable new options for military leaders and a deterrence to those wishing to bring aggression to low earth orbit. Rapid and responsive reconstitution, augmentation, and replenishment of space assets will enable the United States to counter or deter aggressive behavior through quick characterization and attribution of threats and rapid response options to mitigate them. This capability does not currently exist within the U.S. Space Command and represents an emergent operational need.

Customers

Through our last three launches, we have been able to cater to domestic and international customers from each of our core focus sectors. Our commercial customers include satellite and constellation providers such as Arqit and SatRevolution. Our civil customers mostly fall within our spaceport offering and our launch offerings for civil space agencies, including NASA. We have announced plans to launch from several spaceports including:

•        United Kingdom:    Spaceport in Cornwall, which was established in collaboration with the U.K. Space Agency and the U.K. Ministry of Defense.

•        Japan:    Spaceport in Oita, which will be established in collaboration with Space Port Japan Association and ANA Japan; and

•        Brazil:    Spaceport at Alcantara Space Center, which will be established with the support of Brazilian Space Agency & Brazil’s Air Force.

Outside of Spaceports, we provide dedicated launch services for space agencies. To-date, we have established a track record of successful launches for NASA and intend to expand to other national civil space agencies. In particular, we intend to work with governments that have space agencies but lack their own infrastructure for domestic space launch. We have also established relationships with numerous customers in the national security and defense sector, including the Space Force, the U.S. Air Force, the National Reconnaissance Office (“NRO”) and the MDA. Our current customer pipeline includes parties that have signed binding LSAs or nonbinding MOUs and LOIs, or with whom there are proposals and contracts under negotiation with an internally calculated high Pwin rate. This pipeline has significant diversity, with over 100 unique customers identified. We are not dependent on any major customer or customers given our current diverse customer pipeline.

Sales & Marketing

We sell our commercial and civil, and national security and defense launch services through a high-quality business development team with deep connectivity across the orbital launch customer base. We market our services through two distinct organizations, one devoted to commercial and civil applications, and one devoted to U.S. Government applications. We believe this distinction is advantageous as it provides the necessary safeguards to handle classified information and to deliver against sensitive governmental mission briefs.

We boast a global organization for commercial and civil applications, focusing on non-national security customers, commercial customers, as well as civil agencies both in the United States and internationally, such as NASA, the U.K. Space Agency, and the Space Port Japan Association.

Our organization for U.S. Government applications is based entirely in the United States, focusing exclusively on U.S. Government customers such as the DoD, Air Force, Space Force, and the MDA, as well as other national security-focused U.S. Government agencies.

These business development teams work closely with our broader corporate organization, in particular our engineers and flight technicians, to develop and deliver optimal solutions for our customers. The team benefits from a depth of experience, with many having served in senior leadership positions for government agencies, and leading space and aerospace companies. We believe their prior experience not only benefits the products and services that we offer, but also provides deep connectivity to our customers.

In order to build brand awareness and disseminate information regarding our products and services, we have established a broad marketing effort, including:

•        Conferences and industry events at which we participate, sponsor, exhibit and speak;

•        Press releases and media engagement;

•        Social media postings;

•        Merchandising;

•        Cooperative marketing efforts with customers; and

•        General marketing collateral such as our website, user guides, data sheets, presentations, live streams and videos.

Moreover, we believe we benefit from the strength of the Virgin brand and being part of the wider family of more than 40 Virgin-branded businesses, which employ over 60,000 people in more than 30 countries and span multiple sectors: travel and leisure, health and wellness, music and entertainment, telecoms and media, financial services and space.

Manufacturing, Assembly and Launch Operations

Virgin Orbit’s headquarters is a 150,701 square foot facility in Long Beach, California, housing office space and a large manufacturing floor. Since moving in to the facility, we have invested significantly in our production facilities, which will allow us to scale rapidly over the next few years. The vast majority of our design, engineering, manufacturing, integration, assembly and test activities occur in this facility. Our engineering team works directly adjacent to the LauncherOne production and assembly line, which features state-of-the-art manufacturing equipment and custom-built test rigs. Our automated composites fabrication process enables us to build rocket tanks in days versus months. We also have a relationship with DMG MORI that allows us to leverage their advanced manufacturing technology which has helped reduce cycle time by over 10 times. Our operations are highly integrated, with over 90% of each rocket built in-house. There are currently four rockets in production and our facility has a production capacity of approximately 20 rockets annually. The factory is highly scalable with easy expansion of production capabilities by the addition of new work cells.

Our payload processing facility is located near our headquarters in Long Beach. The payload processing facility is where our customers’ payloads are encapsulated after spacecraft unpacking and testing are completed. The Virgin Orbit team conducts high-energy testing near the Mojave Air and Space Port in Mojave, California, where there are multiple custom-built test stands for liquid propulsion, composite tank, component, and overall stage testing. Acceptance testing for LauncherOne’s Newton family of engines occurs at our horizontal test stands, and stage tests are performed on vertical test stands.

Supply Chain

Our ability to manufacture and operate our rockets is dependent upon sufficient availability of raw materials and supplied components, including RP-1 (which is our rocket fuel) and hydrogen, helium, liquid oxygen and nitrogen, which are the gases used in our rockets.

We obtain raw materials and components from suppliers that we believe to be reputable and reliable. We have established and follow internal quality control processes to source suppliers, considering quality, cost, delivery and lead-time. We have a quality management team that is responsible for managing and ensuring that supplied raw materials and components meet quality standards. While we largely source raw materials and components from multiple sources, in some cases raw materials and components are sourced from a limited number of suppliers. In these situations, as we endeavor to diversify our supply chain, we manage this risk through using material requirements planning, including material forecasting and planning, safety stock, and bulk and advance buying with focused efforts on long-lead items.

Competition

Our main competitors fall into four categories:

•        Established air-launch providers, with proof of delivering payloads into orbit, of which there is one known operational competitor, Northrop Grumman;

•        Established vertical ground launch providers, with proof of delivering payloads into orbit, including SpaceX, International Launch Services (ILS) and Rocket Lab, as well as foreign space agencies such as Roscosmos (GK Launch Services), ISC Kosmotras, the Indian Space Research Organisation’s PSLV, and the European Space Agency’s Vega;

•        Companies that are reported to have plans to provide launch vehicles that are capable of regularly delivering payloads into orbit, but that have only reached orbit once (Astra) or have yet to reach orbit, including ABL, Relativity Space, Firefly Aerospace, Southern Launch and LandSpace; and

•        Space solutions providers offering IoT and EO services, as well as a range of on-orbit services, such as BlackSky, Spire, Planet Labs, Momentus, StarLink, OneWeb and China Spacesat.

We believe that our ability to compete successfully as a commercial provider of satellite launch services does and will depend on a number of factors, including:

•        Flight track record, reliability and simplicity of launches;

•        Launch technical performance;

•        Responsiveness and ability to launch on demand;

•        Environmental responsibility and reusability of the system;

•        Ability to quickly grow market share and scale;

•        Customer experience; and

•        Price competitiveness and advantage.

We believe that we compete favorably on the basis of these factors.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees, and we seek to control access to and distribution of our proprietary information through non-disclosure agreements with our supplier and business partners. Unpatented research, development and engineering skills make an important contribution to our business, and we will pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

Trademark License Agreement

Since 2017, Virgin Orbit, LLC has possessed certain exclusive and non-exclusive rights to use the name and brand “Virgin Orbit” and the Virgin signature logo. On August 22, 2021 and in connection with the execution of the Merger Agreement, Virgin Orbit, LLC, VEL and NextGen agreed that the trademark license agreement with VEL would, effective on the consummation of the Business Combination, be amended and restated and novated to Virgin Orbit in order for us to continue to have these certain rights to the “Virgin Orbit” name and brand and the Virgin signature logo following consummation of the Business Combination. Our rights under the amended and restated trademark license are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Board, such as Vieco 10’s right to designate directors to the Board under the Stockholders’ Agreement, under the Amended TMLA, we have agreed to provide VEL with the right to appoint one director to the Board (provided the designee is qualified to serve on the Board under all applicable corporate governance policies and regulatory and Nasdaq requirements).

Unless terminated earlier, the Amended TMLA has an initial term of 10 years from Closing, subject to up to two additional 10-year renewals at VEL’s option. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:

•        we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);

•        our use of the Virgin brand or our conduct has been or is likely to be damaging to the Virgin brand;

•        we use the brand name “Virgin Orbit” outside of the scope of the activities licensed under the Amended TMLA without VEL’s prior written consent;

•        we become insolvent;

•        we undergo a change of control;

•        we fail to make use of the “Virgin Orbit” brand to conduct our business;

•        we challenge the validity of, or entitlement of VEL to use or license, the “Virgin” brand;

•        if we fail to undertake any satellite launch services for paying customers for a specified period (other than in connection with addressing a launch failure);

•        any catastrophic failure or accident occurs involving any of our rockets, air-borne vehicles or launch systems that leads to death; or

•        our operation of our rockets, air-borne vehicles or launch systems gives rise to any material safety issues.

Upon any termination or expiration of the Amended TMLA, we will (unless otherwise agreed with VEL) have 20 business days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.

Pursuant to the terms of the Amended TMLA, we are obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our and our subsidiaries’ gross sales and (b)(i) for each of the first four quarters after our commercial launch, a mid-six figure amount in dollars; (ii) for each of the next four quarters (i.e the fifth through eighth quarter after our commercial launch), a high-six figure amount in dollars; (iii) for each of the next four quarters (i.e. the ninth through twelfth quarter after our commercial launch), a low-seven figure amount in dollars; and (iv) thereafter, for each subsequent quarter, a slightly higher low-seven figure amount in dollars, which will increase in correlation with the consumer price index on each anniversary of our commercial launch, beginning with the fourth anniversary. In relation to certain sponsorship opportunities, a higher, low-double-digit percentage royalty on related gross sales applies.

The Amended TMLA also contains, among other things, customary indemnification provisions in favor of VEL, representations and warranties made by us, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any intellectual property similar to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the protection, maintenance and enforcement of the licensed intellectual property, including the Virgin brand.

All Virgin and Virgin-related trademarks are owned by VEL and our use of such trademarks will be subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.

Facilities

We operate primarily at two locations in California (Long Beach and Mojave). We have one location in Guam. All of our facilities are located on land that is leased from third parties. We believe that such facilities meet our current and future anticipated needs.

In Long Beach, we maintain approximately 150,000 square feet of testing and operations facilities at our facility on Conant St, and approximately 44,000 square feet of operations space at our facility on McGowan St. We maintain approximately 44,000 square feet of testing and operations space at the Mojave Air and Space Port in Mojave, California. In addition, we maintain approximately 14,000 square feet of warehouse and operations facilities in Guam.

The Long Beach campus consists of two main operational buildings under separate lease agreements that collectively house fabrication, assembly, warehouse, office and test operations. The leases on the Long Beach facilities are coterminous, with an option to extend the lease term to 2030. The Mojave campus consists of testing areas, launch operations areas, storage and office space. These facilities are leased pursuant to several agreements, which generally have five-year initial terms coupled with renewal options. The leases are currently in the renewal periods and are set to end in 2025. The Guam facility will consist of launch operations areas, storage and office space. It is leased pursuant to a lease agreement which may be extended until 2025.

Human Capital

Our employees are critical to our success. As of November 19, 2021, we had 632 employees and 27 contractors. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good. Our employees are not subject to collective bargaining agreements.

Governmental Regulation

Federal Aviation Administration

The regulations, policies and guidance issued by the FAA apply to the use and operation of the LauncherOne system. Once a notification of intent to launch is transmitted to FAA, the FAA’s commercial space transportation requirements apply. Operators of launch vehicles are required to have proper licenses, permits and authorizations from the FAA and comply with the FAA’s insurance requirements for third-party liability and government property. While Cosmic Girl is currently registered with the FAA, in the event of a change in ownership, the FAA license will be updated with current information. In that instance, once any such new vehicle registration applications are filed, the applications will serve as registrations until the FAA issues the new vehicle registrations, which will allow operations to continue during that period.

When not operating in a launch mode (Cosmic Girl and a fully-loaded LauncherOne), Cosmic Girl is regulated under an Experimental Airworthiness Certificate by the FAA. The FAA is responsible for the regulation and oversight of matters relating to experimental aircraft, the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA aircraft certification and maintenance, and other matters affecting air safety and operations.

Failure to comply with the FAA’s aviation or space transportation regulations may result in civil penalties or private lawsuits, or the suspension or revocation of licenses or permits, which would prevent operating the LauncherOne system.

Informed Consent and Waiver

Commercial spaceflight operations and any third-party claims that arise from operation of spaceflights are subject to federal laws governing informed consents and waivers of claims.

Our launch system utilizes pilots and launch engineers on Cosmic Girl during a launch operation. Per federal regulation 14 CFR §460.9, Virgin Orbit is required to have all flight crew members (pilots and launch engineers) sign an informed consent stating that “The United States Government has not certified the launch vehicle and any reentry vehicle as safe for carrying flight crew or space flight participants.” Virgin Orbit holds these consent forms and transmits them to FAA-AST.

Per federal regulation 14 CFR §440 Appendix B, Virgin Orbit is also required to obtain a Waiver of Claims from the payload provider and U.S. Government. This form will waive and release claims between Virgin Orbit, the payload provider, and the U.S. Government. All operators with an FAA-license for commercial launches and reentries are covered by this federal indemnification and are required to carry insurance in amounts up to the maximum probable loss level likely to occur in an accident subject to a cap. In the instance of a catastrophic loss, U.S. law provides that the federal government will pay up to $3.0 billion to indemnify the operator above the levels covered by insurance.

International Traffic in Arms Regulations and Export Controls

Our launch services business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and the EAR. The ITAR generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

The U.S. Government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. Government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.

Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. Government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our launch services business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our launch services business as planned. Any changes in the export control regulations or U.S. Government licensing policy, such as that necessary to implement U.S. Government commitments to multilateral control regimes, may restrict our operations.

Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. Government.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

MANAGEMENT

Board of Directors and Management

The following is a list of our directors and executive officers.

Name	Age	Position
Dan Hart	60	Chief Executive Officer, Director
Jim Simpson	61	Chief Strategy Officer
Tony Gingiss	52	Chief Operating Officer
Brita O’Rear	56	Vice President & Chief Financial Officer
Derrick Boston	57	Chief Legal Officer
Susan Helms	63	Director
Evan Lovell	51	Director
George N. Mattson	55	Director
Katharina McFarland	62	Director
Abdulla Shadid	38	Director
Gregory L. Summe	65	Director

Dan Hart.    Mr. Hart joined Virgin Orbit, LLC as its President in March 2017, and has served as President and Chief Executive Officer of Virgin Orbit, LLC since June 2017. Mr. Hart is a member of our Board. From 1983 until he joined Virgin Orbit, LLC, Mr. Hart held various aerospace leadership roles at Boeing, where he most recently served as Vice President of Government Satellite Systems. In that position, he oversaw Boeing’s government satellite programs, while developing and managing missions for the DoD, NASA, NOAA, and other national programs. Mr. Hart’s portfolio included marquee programs such as Global Positioning System (“GPS”), Wideband Global SATCOM, the Tracking and Data Relay Satellites (TDRS) system, and the X-37 spaceplane. Mr. Hart holds a Bachelor of Science degree in physics from the State University of New York at Albany and attended the Harvard Business School Advanced Management Program. We believe that Mr. Hart is qualified to serve as a member of our Board because of his experience and track record of success as Chief Executive Officer at Virgin Orbit, LLC and elsewhere in the aerospace industry, as well as his knowledge and extensive experience in the aerospace industry and with satellite programs.

Jim Simpson.    Mr. Simpson has served as Chief Strategy Officer of Virgin Orbit, LLC since November 2020 and is responsible for defining our strategy and leading business development efforts across all end markets. Prior to joining Virgin Orbit, LLC full-time, he served as a board member of VO Holdings, Inc. from May 2019 through November 2020. Mr. Simpson previously served as Chief Executive Officer of Saturn Satellite Networks, Inc., a manufacturer of GEO communications satellites, from May 2019 to November 2020, and of ABS Corporation, a satellite connectivity and service provider, from December 2017 to August 2018. From September 2015 to December 2017, Mr. Simpson served as Senior Vice President for Strategy & Business Development at Aerojet Rocketdyne, where he led the company’s new business capture and strategic alignment initiatives. Prior to these roles, Mr. Simpson spent 35 years at Boeing in various leadership roles within the Satellite & Launch Business. Mr. Simpson holds Bachelor of Science and Master of Science degrees in Materials Engineering from University of California Los Angeles and a Master of Business Administration degree from University of Southern California Marshall School of Business.

Tony Gingiss.    Mr. Gingiss has served as Chief Operating Officer of Virgin Orbit, LLC since February 2021 and is responsible for leading the development of Vieco USA’s space launch program. Prior to joining Virgin Orbit, LLC, from September 2017 to January 2021, Mr. Gingiss served as the Chief Executive Officer of OneWeb Satellites, a joint venture between OneWeb and Airbus. Prior to leading this joint venture, he served as Vice President of the Space Segment at OneWeb, where he was responsible for satellite and launch vehicle procurement. Prior to joining OneWeb, Mr. Gingiss served as the Director of Strategic Integration for Boeing’s Satellite Systems, where he was responsible for leading strategy and innovation efforts across government and commercial end markets. From 2011 to 2016, Mr. Gingiss was the Program Director of National Space Communications Programs (NSCP) and Advanced Systems Programs (ASP). From 2007 to 2011, Mr. Gingiss led the Systems Engineering organization for Boeing’s GPS IIF through its first two launches in May 2010 and July 2011. Mr. Gingiss holds a Bachelor of Science degree in Aerospace Engineering from Purdue University and a Master of Science degree in Aeronautics & Astronautics from MIT.

Brita O’Rear.    Ms. O’Rear has served as Vice President and Chief Financial Officer of Virgin Orbit, LLC since July 2017 and is responsible for leading all corporate finance, budgeting, and accounting efforts across the business. Prior to joining Virgin Orbit, LLC, from July 2016 to May 2017, Ms. O’Rear led the finance and accounting team at Astronics Test Systems. From 2013 to mid-2016, Ms. O’Rear served as the Vice President of Finance at Thales Avionics InFlyt Experience and Thales North America. From 1997 to 2013, Ms. O’Rear served as the Deputy CFO and Senior Director of Finance at Thales Avionics In-Flight Entertainment. Prior to Thales Avionics, Ms. O’Rear held finance roles at B/E Aerospace and Lockheed Martin. Ms. O’Rear holds a Bachelor of Science degree in Accounting and Finance from California State University of Fullerton and a Master of Business Administration degree from the University of Redlands.

Derrick Boston.    Mr. Boston has served as Chief Administrative Officer and General Counsel of Virgin Orbit, LLC since April 2017 and is responsible for leading the legal team and supervising the information technology, facilities and security teams. Prior to joining Virgin Orbit, LLC, from March 2008 to January 2017, he served as Executive Vice President, Business Development and General Counsel of Panavision Inc., where he oversaw all legal matters across the business and led strategic business development projects. He also served from 2010 to 2013 as President of Panavision’s Advanced Imaging Group, through which he led three of its subsidiaries. Mr. Boston is a corporate securities lawyer and has been a partner at Irell & Manella and Guth | Christopher, both based in Los Angeles, California. Mr. Boston holds a Bachelor of Arts degree in Government from Harvard University and a Juris Doctor degree from Harvard Law School, where he was an editor of the Harvard Law Review.

Susan Helms.    Ms. Helms is a member of our Board. Ms. Helms was commissioned from the U.S. Air Force Academy in 1980 and served in the United States Air Force until her retirement in April 2014 with the rank of Lt. General. During her tenure in the United States Air Force, Ms. Helms held a variety of positions of increasing responsibility before ultimately retiring as the Commander, 14th Air Force (Air Forces Strategic), Air Force Space Command, and Commander, Joint Functional Component Command for Space, US Strategic Command, Vandenberg Air Force Base, California. In addition, Ms. Helms is a former NASA astronaut and veteran of five spaceflights. Ms. Helms is the principal and owner of Orbital Visions, LLC, a consulting company established in 2015. Additionally, Ms. Helms currently serves on the NASA Aerospace Safety Advisory Panel and is a member of the Board of Trustees for the Aerospace Corporation. Ms. Helms has also been elected as a member of the National Academy of Engineering. Ms. Helms was previously a board member for Concho Resources Inc. and the Association of Space Explorers (USA) and, in 2016 she completed a two year term as a trustee for the Woodrow Wilson International Center in Washington, D.C. Ms. Helms earned a Bachelor of Science degree in Aeronautical Engineering from the U.S. Air Force Academy and a Master’s of Science degree in Aeronautics/Astronautics from Stanford University.

We believe that Ms. Helms is qualified to serve on our Board because of her expertise in technology, risk management and organizational efficiency as a result of her long tenure with the United States Air Force, as well as her experience serving as a director for various public companies.

Evan Lovell.    Mr. Lovell is the Chairman of our Board. Since 2012, Mr. Lovell has served as the Chief Investment Officer of the Virgin Group, where he has been responsible for managing the Virgin Group’s portfolio and investments in North America. From 2008 to 2012, Mr. Lovell was the Founding Partner of Virgin Green Fund, a private equity fund investing in the renewable energy and resource efficiency sectors. From 1998 to 2008, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the board of directors of a number of TPG portfolio companies. Mr. Lovell currently serves on the boards of several companies including Virgin Hotels since 2012, Virgin Voyages since 2014, BMR Energy since 2016, Virgin Galactic since 2017, 23andMe Holding Co. since 2020, Virgin Orbit since 2017 and Virgin Group Acquisition Corp. II since 2020. Mr. Lovell previously served on the board of Virgin America (NASDAQ: VA) from 2013 until its acquisition by Alaska Air in 2016. Mr. Lovell holds a Bachelor’s Degree from the University of Vermont.

We believe that Mr. Lovell is qualified to serve on our Board because of his extensive experience as a seasoned investor and operator.

George N. Mattson.    Mr. Mattson is a member of our Board. Mr. Mattson served as Co-Chairman of NextGen from January 18, 2021 until the closing of the Business Combination. Mr. Mattson has served as a director of the Board of Directors of Xos, Inc. (f/k/a NextGen Acquisition Corporation (“NGAC I”)) since July 2020 and served as Co-Chairman of NGAC I from September 2020 until August 2021. Mr. Mattson served as a Partner and Co-Head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from November 2002 through August 2012. Mr. Mattson joined Goldman Sachs in 1994 and served in a variety of positions before becoming Partner and Co-Head of the Global Industrials Group. Mr. Mattson serves as a director of Delta Air Lines, Inc. (NYSE: DAL), and Virgin Galactic Holdings, Inc. Mr. Mattson also served as a director of Air France-KLM S.A. (PAR: AF) from 2017 until February 2021. Mr. Mattson holds a B.S. degree in Electrical Engineering from Duke University and an M.B.A. from the Wharton School of the University of Pennsylvania.

We believe that Mr. Mattson is qualified to serve on our Board due to his substantial strategic, financial and transactional experience and deep expertise in the industrial sector and his experience serving as a director for various public and private companies.

Katharina McFarland.    Ms. McFarland is a member of our Board. With over 30 years of government service, Ms. McFarland is widely recognized as a leading subject-matter expert on government procurement. She serves as Chairman of the Board of Army Research and Development at the National Academies of Science, and as a Director on the Boards of SAIC and Transphorm, She was previously the Assistant Secretary of Defense for Acquisition from 2012 to 2017 and acting Assistant Secretary of the Army (Acquisition, Logistics & Technology) from 2016 to 2017. She was President of the Defense Acquisition University from 2010 to 2012. From 2006 to 2010, Ms. McFarland was the Director of Acquisition, Missile Defense Agency. She is an accredited Materials, Mechanical, Civil and Electronics Engineer. She has received an Honorary Doctoral of Engineering degree from the University of Cranfield, United Kingdom; the Presidential Meritorious Executive Rank Award, the Secretary of Defense Medal for Meritorious Civilian Service Award, the Department of the Navy Civilian Tester of the Year Award, and the Navy and United States Marine Corps Commendation Medal for Meritorious Civilian Service.

We believe that Ms. McFarland is qualified to serve on our Board because of her experience serving as a director for various public companies, as well as her substantial experience with the U.S. Department of Defense, Department of Army, and Intelligence Community procurement with focus on Space applications, Artificial Intelligence, Cyber, and IT technologies.in defense acquisition, program management, logistics and technology.

Gregory L. Summe.    Mr. Summe is a member of our Board. Mr. Summe served as Co-Chairman of NextGen from January 18, 2021 until the closing of the Business Combination. Mr. Summe served as a director of the Board of Directors of NGAC I and Co-Chairman of NGAC I from July 2020 and September 2020, respectively, until August 2021. Mr. Summe is the Founder and Managing Partner of Glen Capital Partners LLC, a value-oriented investment fund. From 2009 to 2014, Mr. Summe was the Managing Director and Vice Chairman of Global Buyout at the Carlyle Group. Prior to joining Carlyle, Mr. Summe was the Chairman, CEO and President of PerkinElmer, Inc. which he led from 1998 to 2009. He also served as a Senior Advisor to Goldman Sachs Capital Partners from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving successively as the President of General Aviation Avionics, President of the Aerospace Engines Group, and President of the Automotive Products Group. Before joining AlliedSignal, he was the General Manager of Commercial Motors at General Electric and was a Partner with the consulting firm McKinsey & Company, Inc. Mr. Summe serves as a director of NXP Semiconductors N.V. (Nasdaq: NXPI), the State Street Corporation (NYSE: STT), Avantor Inc. (NYSE: AVTR), and the Pella Corporation. He was previously the chairman of the board of directors of Freescale Semiconductor and Euromax International, and a director of Biomet Inc., TRW Inc., LMI Aerospace, Veyance, and Automatic Data Processing, Inc. (Nasdaq: ADP). Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is in the Hall of Distinction at the University of Kentucky.

We believe that Mr. Summe is qualified to serve on our Board due to his extensive operational and business transformation experience in the aerospace sector and his experience serving as a director for various public and private companies.

Abdulla Shadid.    Mr. Shadid is a member of our Board. Mr. Shadid is an Executive Director in the Growth and M&A unit in Mubadala’s Direct Investments Platform. In his role, he is responsible for managing Mubadala’s direct investments in select growth segments such as the space industry, as well as supporting the platform in realizing shareholder value through acquisitions, corporate restructurings, M&A and divestitures. Before this, Mr. Shadid served as the Managing Director, Cargo & Logistics Services at Etihad Aviation Group. At Etihad, he played an active role in evolving Etihad Cargo’s business strategy and rolling out its ambitious transformation program. Prior to Etihad, Mr. Shadid spent 13 years at Mubadala in various roles. He was a member of the team that developed Mubadala’s first comprehensive Aerospace strategy for Abu Dhabi in 2006 and was subsequently engaged in its implementation and execution. He worked on the creation of foundational partnerships with leading global aerospace players, including GE Aviation, Rolls-Royce, International Aero-Engines and Hamilton Sundstrand (now UTC Aerospace). Most

recently he served as Head of Aerospace, managing Mubadala’s portfolio of aerospace investments in the UAE and internationally. Mr. Shadid joined Mubadala in 2005 from the Tawazun Economic Council. Mr. Shadid currently serves as a member of the Board of Directors of Sociedad Minera de Santander S.A.S. (Minesa) in Colombia, Strata Manufacturing PJSC in the UAE and Cosmo Energy Holdings Company Ltd (TYO:5021) in Japan. He previously served as Chairman of Sanad Aero Solutions LLC, Aerospace Turbine Services and Solutions LLC and Armaguard Valuables Management LLC; and was also a member of the Boards of Directors of Abu Dhabi Ship Building PJSC, Safwa Marine LLC and SR Technics Switzerland AG. Mr. Shadid holds a Bachelor of Engineering degree in Electronic and Electrical Engineering from University College London (UCL) in the United Kingdom.

We believe that Mr. Shadid is qualified to serve on our Board because of his extensive experience in the aerospace industry.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board. As of the date of this prospectus our Board consists of seven directors. Subject to the terms of the Stockholders’ Agreement, our organizational documents provide that the number of directors on our Board are fixed by our Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of its business and structure, our Board focuses primarily on each person’s background and experience in order to provide an appropriate mix of experience and skills relevant to the size and nature of the business.

Pursuant to our Stockholders’ Agreement with Vieco 10 (together with any individuals or entities that thereafter become party to the agreement, the “Voting Parties”), the Voting Parties agreed to take all necessary action to cause the Board to be comprised of seven directors, four of whom (the “VO designees”) are Susan Helms, Evan Lovell, Katharina McFarland and Abdulla Shadid, and will be designated by Vieco 10 for as long as Vieco 10 (or its permitted transferees) beneficially owns a number of shares of our Common Stock representing at least 50% of the number of shares beneficially owned by Vieco 10 immediately following the effective time of the Merger (provided that if such percentage falls below (w) 50%, Vieco 10 will have the right to designate only three directors, (x) 25%, Vieco 10 will have the right to designate only two directors, (y) 10%, Vieco 10 will have the right to designate only one director, and (z) 5%, Vieco 10 will not have the right to designate any directors). Following the post-Closing Distribution of our common stock by Vieco 10 to VIL and Fifteenth, VIL and Fifteenth entered into a joinder to the Stockholders’ Agreement, whereby Fifteenth became a Voting Party and VIL assumed the designation and consent rights granted to Vieco 10 pursuant to the Stockholders’ Agreement, except that, so long as Fifteenth continues to own at least 7.5% of the outstanding shares of our common stock, it will have the right to designate one director.

Upon any decrease in the number of directors that VIL is entitled to designate for nomination to the Board, VIL shall take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of our stockholders. If as a result of changes in ownership by VIL of common stock such that there are any seats on the Board for which VIL does not have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with our organizational documents then in effect.

VIL has the exclusive right to remove one or more of the VO designees from the Board and VIL has the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of VO designees (in each case, so long as VIL retains its right to designate a director to such seat on the Board by virtue of its ownership levels of common stock).

In addition, pursuant to the Stockholders’ Agreement, each of Virgin Orbit and the Voting Parties agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of the Board as therein stated. Each Voting Party, to the extent not prohibited by our certificate of incorporation, will vote all of its shares of common stock held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with the Stockholders’ Agreement and to otherwise effect the intent of the provisions of the Stockholders’ Agreement.

In addition, under the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Board, such as VIL’s right to designate directors to the Board under the Stockholders’ Agreement, we have agreed to provide VEL with the right to appoint one director to the Board (provided the designee is qualified to serve on the Board under all applicable corporate governance policies and regulatory and Nasdaq requirements).

Classified Board of Directors

In accordance with the terms of our Certificate of Incorporation, the Board consists of seven directors divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:

•        the Class I directors, which are Dan Hart and George N. Mattson, and their initial terms will expire at the first annual meeting of stockholders;

•        the Class II directors, which are Evan Lovell and Abdulla Shadid, and their initial terms will expire at the second annual meeting of stockholders; and

•        the Class III directors, which are Susan Helms, Katharina McFarland and Gregory L. Summe, and their initial terms will expire at the third annual meeting of stockholders.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in our control.

Director Independence

As a result of our common stock being listed on the Nasdaq, we are required to comply with the applicable rules of the exchange in determining whether a director is independent. We believe that each of Susan Helms, George N. Mattson, Katharina McFarland, Abdulla Shadid and Gregory L. Summe qualifies as “independent” as defined under the applicable Nasdaq rules.

Controlled Company Exemption

The Voting Parties collectively beneficially own more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•        that a majority of our board of directors consist of directors who qualify as “independent” as defined under the rules of the Nasdaq;

•        that we have a nominating and corporate governance committee and, if we have such a committee, that it is composed entirely of independent directors; and

•        that we have a compensation committee and, if we have such a committee, that it is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We qualify as a “controlled company” within the meaning of the Nasdaq rules. For so long as we remain a controlled company, we may, in our sole discretion, elect to utilize one or more of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — We are a controlled company within the meaning of the Nasdaq listing standards, and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Committees of the Board of Directors

The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a written charter which satisfies applicable rules of the SEC and Nasdaq listing standards.

In addition, from time to time, special committees may be established under the direction of the Board when it deems it necessary or advisable to address specific issues. Copies of the charters for each committee are available on Virgin Orbit’s website, www.virginorbit.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

The audit committee’s responsibilities include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing with our independent registered public accounting firm the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•        reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•        reviewing related person transactions.

The Board has appointed George N. Mattson, Katharina McFarland and Gregory L. Summe to the Audit Committee with Gregory L. Summe appointed as Chair of the Audit Committee. Each of these individuals meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and applicable Nasdaq rules. Each member of the audit committee also meets the requirements for financial literacy under the applicable Nasdaq rules.

The Board has also identified Gregory L. Summe as an audit committee financial expert within the meaning of SEC regulations and who meets applicable financial sophistication requirements. In making this determination, the Board considered Mr. Summe’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with the audit committee.

Compensation Committee

The functions of the compensation committee of the Board include:

•        reviewing and approving, or recommending that the Board approve, the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other executive officers;

•        reviewing and recommending to the Board the compensation of our directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans;

•        establishing our overall compensation philosophy; and

•        retaining or obtaining advice from any compensation consultants.

The composition and function of the compensation committee complies with all applicable SEC rules and regulations, subject to exemptions available to “controlled companies” within the meaning of the corporate governance standards of the Nasdaq, for so long as we qualify as a “controlled company.” We will comply with future requirements to the extent they become applicable.

Our compensation committee is comprised of Susan Helms, Evan Lovell, Abdulla Shadid and Gregory L. Summe, with Evan Lovell serving as the chair.

Nominating and Governance Committee

The functions of the nominating and governance committee of the Board include:

•        identifying and recommending candidates for membership on the Board;

•        recommending directors to serve on board committees;

•        oversight of our governance initiatives;

•        reviewing and recommending to the Board any changes to its corporate governance principles;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of the Board; and

•        advising the Board on corporate governance matters.

The composition and function of the nominating and governance committee complies with all applicable SEC rules and regulations, subject to exemptions available to “controlled companies” within the meaning of the corporate governance standards of the Nasdaq, for so long as we qualify as a “controlled company.” We will comply with future requirements to the extent they become applicable.

Our nominating and governance committee is comprised of George N. Mattson and Katharina McFarland, with George N. Mattson serving as the chair.

Safety Committee

The functions of the safety committee of the Board include:

•        to review our policies, practices and programs with respect to the management of safety affairs;

•        to monitor our compliance with safety laws and regulations, and our policies relating thereto; and

•        to receive reports from management regarding significant legislation or regulations, judicial decisions, treaties, protocols, conventions or other agreements, public policies or medical or other scientific developments involving safety issues that will or may have an effect on our business.

The composition and function of the safety committee complies with all applicable SEC rules and regulations, subject to exemptions available to “controlled companies” within the meaning of the corporate governance standards of the Nasdaq, for so long as we qualify as a “controlled company.” We will comply with future requirements to the extent they become applicable.

Our safety committee is comprised of Susan Helms, Evan Lovell and Abdulla Shadid, with Susan Helms serving as the chair.

Code of Ethics

We have a written code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on Virgin Orbit’s website, www.virginorbit.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Compensation of Directors and Executive Officers

Non-Employee Director Compensation

Two of our non-employee directors, Katharina McFarland and Susan Helms, received compensation for services performed as members of the board of directors in 2021 as reflected in the table below. None of our other non-employee directors received compensation for services performed as members of the board of directors in 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Susan Helms	750	750
Evan Lovell	—	—
George N. Mattson	—	—
Patrick McCall	—	—
Katharina McFarland	865	865
Abdulla Shadid	—	—
Gregory L. Summe	—	—

____________

(1)      Amounts represent the pro-rated annual retainer earned by each of Susan Helms and Katharina McFarland pursuant to the Director Compensation Program (defined below) for service on our board in 2021 following the Closing and paid in 2022.

In connection with the Business Combination, we adopted and implemented a compensation program for our non-employee directors who are determined to not be affiliated with Virgin Orbit that consists of annual retainer fees and long-term equity awards (the “Director Compensation Program”).

The initial eligible directors participating in the Director Compensation Program are Susan Helms and Katharina McFarland. In connection with the Closing and under the Director Compensation Program, we approved the grant to each eligible non-employee director of a restricted stock unit award covering shares of Virgin Orbit common stock with an aggregate value of $75,000, which will be granted effective when our Form S-8 is effective, and will vest as to one-third of the shares subject to the award on each anniversary of the Closing, subject to continued service.

The Director Compensation Program consists of the following components:

Cash Compensation

•        Annual Retainer: $60,000

•        Annual Committee Chair Retainer:

•        Audit: $20,000

•        Compensation: $10,000

•        Nominating and Corporate Governance: $10,000

•        Annual Committee Member (Non-Chair) Retainer:

•        Audit: $10,000

•        Compensation: $5,000

•        Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears, and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

•        Initial Grant to each eligible director who is initially elected or appointed to serve on our board of directors after the Closing:    restricted stock unit award with an aggregate grant date value of $75,000, which will vest as to one-third of the shares subject to the award on each anniversary of the grant date, subject to continued service.

•        Annual Grant to each eligible director who is serving on our board of directors as of the date of the annual stockholders’ meeting beginning with calendar year 2022:    restricted stock unit award with an aggregate grant date value of $100,000, which will vest in full on the earlier of the one-year anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

In addition, each equity award granted to the eligible directors under the Director Compensation Program will vest in full immediately prior to the occurrence of a change in control (as defined in the Virgin Orbit Holdings, Inc., 2021 Incentive Award Plan (the “2021 Plan”)).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2021, the “named executive officers” and their positions were as follows:

•        Dan Hart, Chief Executive Officer;

•        Jim Simpson, Chief Strategy Officer; and

•        Tony Gingiss, Chief Operating Officer.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dan Hart	2021	503,000	—	2,093,921	300,000	44,552	2,941,473
Chief Executive Officer	2020	449,401	—	—	328,950	45,528	823,879
Jim Simpson	2021	390,750	—	223,575	__	10,186	624,511
Chief Strategy Officer
Tony Gingiss	2021	335,077	75,000	182,208	—	15,042	607,327
Chief Operating Officer

____________

(1)      With respect to 2021, amount represents a one-time cash signing bonus for Mr. Gingiss, paid in a lump sum subject to repayment in the event that Mr. Gingiss resigns for any reason or his employment is terminated by his employer for cause, in each case prior to the one year anniversary of January 28, 2021 (his employment start date).

(2)      With respect to 2021, amounts reflect the aggregate grant date fair value of stock options to purchase shares granted under the 2017 Plan (as defined below) to the named executive officer during the applicable year, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation using the Black-Scholes option-pricing model. For the year ended December 31, 2021, the weighted average assumptions used in calculating the grant date fair values were as follows: (i) expected life/term (3.45 years), (ii) expected volatility (60%), (iii) risk-free interest rate (0.61%), and (iv) dividend yield (zero).

(3)      With respect to 2021, the amount for Mr. Hart represents a one-time cash bonus in an amount equal to $300,000 earned upon the occurrence of the first commercial launch date (as defined below), paid in a lump sum subject to repayment in the event that Mr. Hart resigns without “good reason” or his employment is terminated by his employer with “cause” (each as defined in the employment agreement) prior to the first anniversary of the payment date. The amount of compensation payable to each named executive officer under the 2021 annual bonus program based on the attainment of pre-determined individual and company performance metrics as determined by the board of directors of VO Holdings in its discretion has not yet been determined; it is anticipated that any compensation under the 2021 annual bonus program will be determined in the first quarter of 2022 and payable in cash shortly thereafter.

(4)      Amounts for 2021 in this column include the amounts set forth in the table below:

Named Executive Officer	401(k) Plan Matching Contributions ($)	Health Insurance Premiums	Life Insurance Premiums ($)	Charitable Contribution to the California Science Center ($)
Dan Hart	16,918	—	2,604	25,000
Jim Simpson	8,700	—	1,486	—
Tony Gingiss	13,741	—	1,302	—

2021 Salaries

In 2021, the named executive officers received annual base salaries to compensate them for services rendered to VO Holdings and Vieco USA prior to the Business Combination and the Company following the Closing. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for the named executive officers were $500,000, $390,000 and $360,000 for Messrs. Hart, Simpson and Gingiss, respectively.

In connection with the Closing, the base salary payable to Mr. Gingiss increased to $390,000, effective as of the Closing. Messrs. Hart’ and Simpson’s base salaries were not increased in 2021.

2021 Bonuses

In fiscal year 2021, Messrs. Hart, Simpson and Gingiss were eligible to earn annual cash bonuses targeted at 75%, 50% and 50%, respectively, of their respective base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of pre-determined company and individual performance metrics, which were comprised of company key performance indicators (weighted 65% of the executive’s bonus opportunity) including safety, financial, flight, production, diversity representation and growth goals, and individual goals (weighted 35% of the executive’s bonus opportunity). Bonus payouts in respect of individual performance will be based on achievement of individual goals and be subject to a performance multiplier ranging from 0% – 120% of target.

The amount of the bonuses payable under the 2021 bonus program have not yet been determined; it is anticipated that the amount of such bonuses will be determined in the first quarter of 2022.

In connection with the Business Combination, Mr. Hart’s target bonus opportunity was increased to 100% of his base salary for 2022.

Equity Compensation

Each of our named executive officers currently hold stock options granted under the 2017 Stock Incentive Plan, or the 2017 Plan, which was terminated in connection with the Closing. In 2021, VO Holdings granted each of our named executive officers a stock option as set forth below.

Stock options granted to Messrs. Simpson and Gingiss under the 2017 Plan generally vest and become exercisable as to 25% of the underlying shares on the first anniversary of the vesting commencement date and thereafter as to 1/12th of the underlying shares on each quarterly anniversary of the vesting commencement date, subject to continued service through the applicable vesting date.

The stock option granted to Mr. Hart under the 2017 Plan in 2021 vested and became exercisable as to 33.3% of the underlying shares upon his continued employment through the last day of the calendar year in which a successful revenue-generating deployment of a satellite by Virgin Orbit’s small satellite launch system into its intended orbit (excluding “test” or “qualification” launches) was achieved (the date of such achievement the “first commercial launch”) and the remaining 66.7% of the underlying shares will vest and become exercisable on the last day of the first calendar year in which Virgin Orbit has conducted five successful revenue-generating deployment launches of satellites into their respective intended orbits (based on the number of such launches rather than the number of satellites launched in such calendar year (the last day of such calendar year the “multiple launch success date”), subject to continued service through the applicable vesting date. We achieved the first commercial launch on June 30, 2021.

The vesting of stock options under the 2017 Plan will accelerate in full in the event of a termination of employment by the Company without “cause” within 24 months following a “change in control” (each such term as defined in the 2017 Plan). The consummation of the Business Combination did not constitute a change in control for purposes of any outstanding equity awards under the 2017 Plan.

In connection with the Business Combination, we adopted the 2021 Plan in order to facilitate the grant of cash and equity incentives to our directors, employees (including the named executive officers) and consultants of the Company, employees of its subsidiaries and other eligible consultants and to enable us and certain of our subsidiaries and affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan became effective on the date immediately preceding the consummation of the Business Combination.

In addition, in connection with the Business Combination our board of directors approved the grant of stock options to each of our named executive officers covering 820,349 shares (Mr. Hart) and 164,070 shares (Messrs. Simpson and Gingiss), effective as of January 4, 2022.

Mr. Hart’s stock option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the Closing, and thereafter as to the remaining 75% of the underlying shares in six substantially equal installments on each successive six-month anniversary of the Closing, subject to continued employment. In addition, Mr. Hart’s stock option will vest and become exercisable in full upon a termination of employment without “cause” or for “good reason”, each as defined in his existing employment agreement, subject to his timely execution and non-revocation of a general release of claims.

The stock options granted to Messrs. Simpson and Gingiss vest and become exercisable as to 25% of the underlying shares on the first anniversary of the grant date (January 4, 2022) and thereafter as to 1/12th of the underlying shares on each quarterly anniversary of the grant date, subject to continued employment.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) for our employees, including the named executive officers, who satisfy certain eligibility requirements. Our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2021, we made safe harbor and discretionary matching contributions, in respect of contributions made by participants in the 401(k) plan, up to a specified percentage of employee contributions, including on behalf of the named executive officers. These safe harbor and discretionary matching contributions are fully vested as of the date on which the contribution is made.

Employee Benefits and Perquisites

Health/Welfare Plans.    In 2021, the named executive officers participated in our health and welfare plans, including:

•        medical, dental and vision benefits;

•        medical and dependent care flexible spending accounts;

•        health savings accounts;

•        short-term and long-term disability insurance;

•        life insurance; and

•        vacation and paid holidays.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to the named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

		Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Dan Hart	N/A	281,490	—	563,826	(2)	4.41	November 20, 2027
	May 23, 2019	236,868	142,121	—		4.01	May 23, 2029
	N/A	378,988		378,990	(3)	3.85	November 20, 2027
	March 13, 2017(4)	1,768,617	—	—		3.85	November 20, 2027
Jim Simpson	November 2, 2020	23,443	70,329	—		4.41	November 2, 2030
Tony Gingiss	January 28, 2021	—	75,018	—		4.41	January 1, 2028

____________

(1)      Except as otherwise noted, each stock option vests and becomes exercisable as to 25% of the shares underlying the stock option on the one year anniversary of the vesting commencement date and thereafter as to 1/12th of the shares underlying the stock option on each quarterly anniversary of the vesting commencement date, subject to continued service through the applicable vesting date; provided that the stock option will vest in full upon a termination by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan).

(2)      This stock option vested as to 33.3% of the shares underlying the stock option on December 31, 2021 and the remaining 66.7% of the shares underlying the stock option will vest on the multiple launch success date (as defined above), subject to continued service through the applicable vesting date; provided that the stock option award will vest in full upon a termination of service by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan).

(3)      This stock option vested as to 50% of the shares underlying the stock option upon the first commercial launch (as defined above) and the remaining 50% of the shares underlying the stock option will vest on the multiple launch success date (as defined above), subject to continued service through the applicable vesting date; provided that the stock option award will vest in full upon a termination of service by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan).

(4)      This stock option vests and becomes exercisable as to 25% of the shares underlying the stock option on the one year anniversary of the vesting commencement date and thereafter as to 1/8th of the shares underlying the stock option on each six-month anniversary of the vesting commencement date, subject to continued service through the applicable vesting date; provided that the stock option will vest in full upon a termination of service by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan).

Executive Compensation Arrangements

Dan Hart Employment Agreement

On February 13, 2017, Dan Hart entered into an employment agreement, which was amended effective June 1, 2021 to serve as President. Mr. Hart was appointed as Chief Executive Officer on July 3, 2017. Mr. Hart’s employment pursuant to the agreement will continue until terminated in accordance with the terms of the agreement.

Pursuant to the employment agreement, Mr. Hart’s initial base salary was $380,000 per year (in 2021, it was $500,000); in addition, he is eligible to receive an annual performance bonus targeted at a percentage of his base salary (initially Mr. Hart’s annual performance bonus was targeted at up to 50% of his base salary; in 2020 Mr. Hart’s annual performance bonus was targeted at 75% of his base salary and, in connection with the Closing, it was increased to 100% for 2022), to be paid based on the achievement of company and individual performance goals, subject to Mr. Hart’s employment through the payment date.

Mr. Hart was paid a one-time cash bonus equal to $300,000 following the first commercial launch date (as defined above), subject to repayment in the event that Mr. Hart resigns without “good reason” or his employment is terminated by his employer with “cause” (each as defined in the employment agreement) prior to the first anniversary of such payment date. The employment agreement, as amended, provides that Mr. Hart will be eligible to receive a one-time cash bonus equal to $500,000 following the fifth successful revenue generating deployment of a satellite by the company’s small satellite launch system into its intended orbit, subject to his continued employment.

The employment agreement also provides that Mr. Hart is eligible to participate in the health and welfare benefit plans and programs maintained for the benefit of our senior level executives or employees and that Mr. Hart will be entitled to 25 days of paid vacation annually, subject to applicable company policy. Pursuant to the employment agreement, during each year in which Mr. Hart is actively serving on the board of the California Science Center, the Company will make an annual contribution of $25,000 to the California Science Center; Mr. Hart continues to serve on the board of California Science Center as of the date hereof.

Under his employment agreement, if Mr. Hart’s employment is terminated by us without “cause” or due to his resignation for “good reason”, then, subject to his timely execution and non-revocation of a general release of claims, return of Company materials and continued compliance with restrictive covenants, he will be entitled to receive (i) continued payment of his base salary for a period of (a) 12 months, if such termination occurs prior to the multiple launch success date (as defined above), or (b) six months, if such termination occurs following the multiple launch success date, and (ii) provided that he timely elects COBRA, an amount equal to his COBRA premiums until the earlier to occur of (a) the 6-month anniversary of his termination date or (b) the date on which he receives health benefits from another employer.

Mr. Hart’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

None of our other named executive officers are employed or compensated pursuant to any employment arrangements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeds or will exceed $120,000; and

•        any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

NextGen Acquisition Corp. II

Founder Shares

In January 2021, the Sponsor purchased 11,500,000 NextGen Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0022 per share (the “founder shares”). The Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. The Sponsor also agreed to forfeit up to an aggregate of 1,312,500 founder shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters of NextGen’s initial public offering, so that the founder shares will represent 20% of NextGen’s issued and outstanding shares after NextGen’s initial public offering. On April 13, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,259,457 NextGen units and forfeited the remaining option; thus, an aggregate of 497,636 shares of founder shares were forfeited accordingly.

These founder shares are identical to the NextGen Class A ordinary shares included in the units sold in NextGen’s initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination, (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 25, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if NextGen fails to complete a business combination by March 25, 2023, (iv) the founder shares are automatically convertible into NextGen Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 8,799,864 founder shares converted automatically, on a one-for-one basis, into shares of our common stock, after giving effect to the forfeiture of 765,000 Class B ordinary shares of NextGen by the Sponsor in connection with the Closing.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of NextGen, the Sponsor purchased 6,333,333 warrants to purchase one NextGen Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $1.50 per warrant, or $9.5 million in the aggregate, in a private placement. On April 9, 2021, the underwriters partially exercised the over-allotment option and on April 13, 2021, simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 434,594 private placement warrants by the Sponsor, generating gross proceeds to the Company of $651,891. Each private placement warrant entitles the holder to purchase one NextGen Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of NextGen. The private placement warrants may not be redeemed by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of NextGen. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The private placement warrants are identical to the warrants included in the units sold in the initial public offering of NextGen except that the private placement warrants: (i) are not redeemable by NextGen, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the NextGen Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of NextGen’s initial business combination.

In connection with the Business Combination, upon the Domestication, each of the 6,767,927 private placement warrants converted automatically into a warrant to acquire one share of our common stock pursuant to the Warrant Agreement.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, NextGen entered into a sponsor support agreement, with the Sponsor, the Sponsor Parties and Vieco USA, a copy of which is included as Exhibit 10.5 to this prospectus. Pursuant to the Sponsor Support Agreement, the Sponsor and the Sponsor Parties agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor and the Sponsor Parties also agreed not to (a) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any shares of Virgin Orbit common stock or other capital stock of Virgin Orbit or any shares of Virgin Orbit common stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Virgin Orbit common stock (“Lock-up Shares”) held by the Sponsor and the Sponsor Parties immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), for the Lock-up Period, subject to certain exceptions. The “Lock-up Period” means (x) for 25% of the Lock-up Shares, 180 days after the Closing (the “180 Day Lock-up Period”), (y) for 25% of the Lock-up Shares, 18 months after the Closing and (z) for 50% of the Lock-up Shares, 24 months after the Closing. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions. The Sponsor Support Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement, (ii) a change of control of Virgin Orbit following the Closing and (iii) the latest to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence of an Earnback Triggering Event during the Earnback Period and (II) the fifth anniversary of the Closing Date.

In addition, the Sponsor has agreed that the Sponsor Earnback Shares and the Sponsor Earnback Warrants (together, the “Sponsor Earnback Securities”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the Earnback Period, (i) Earnback Triggering Event I occurs, (ii) Earnback Triggering Event II occurs or (iii) there is a change of control of Virgin Orbit that results in the holders of Virgin Orbit common stock receiving a price per share equal to, or in excess of, the applicable vesting price per share for the Earnback Triggering Events. Any Sponsor Earnback Securities that remain unvested after the fifth anniversary of the Closing will be forfeited.

Registration Rights Agreement

On December 29, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Virgin Orbit, the Sponsor and certain former stockholders of Vieco USA entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Following the post-Closing Distribution of Virgin Orbit common stock by Vieco 10 to VIL and Fifteenth, VIL and Fifteenth entered into joinders to the Registration Rights Agreement, each as a VO Holder and a Holder (each as defined in the Registration Rights Agreement) thereunder.

PIPE Subscription Agreements

Concurrently with the execution of the Merger Agreement, NextGen entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of common stock at $10.00 per share for an aggregate commitment amount of $100,000,000 (the “Initial PIPE Investment”).

Pursuant to the terms of the Merger Agreement, if, after the deadline for Acquiror Share Redemptions (as defined in the Merger Agreement) had passed in connection with the Acquiror Shareholders’ Meeting (as defined in the Merger Agreement), the sum of (x) the amount of cash available in (i) the trust account into which substantially all of the proceeds of the registrant’s initial public offering and private placements of its warrants were deposited for the benefit of the registrant, certain of its public shareholders and the underwriters of the registrant’s initial public offering (the “Trust Account”), after deducting the amount required to satisfy the registrant’s obligations to its shareholders that exercised their rights to redeem their Class A Ordinary Shares of the registrant pursuant to NextGen’s constitutional documents, transaction expenses of the registrant or its affiliates, and any deferred underwriting commissions being held in the Trust Account (the “Trust Amount”) plus (y) the PIPE Investment Amount (as defined in the Merger Agreement), was expected to be less than $200,000,000, then, at or prior to the closing of the Transactions, VIL and its affiliates had the right (but not the obligation) to purchase up to $100,000,000 of additional shares of Acquiror Common Stock at a price per share of $10.00.

Pursuant to this right, on December 28, 2021, VIL entered into a subscription agreement pursuant to which VIL agreed to subscribe for 5,820,000 shares of the Acquiror Common Stock in connection with the closing of the Transactions for an aggregate cash purchase price of $58,200,000. On December 28, 2021, George N. Mattson and Gregory L. Summe, the co-chairmen of NextGen’s board of directors prior to the consummation of the Transactions, also each entered into a subscription agreement pursuant to which each of Mr. Mattson and Mr. Summe agreed to subscribe for 100,000 shares of the Acquiror Common Stock in connection with the closing of the Transactions for an aggregate cash purchase price of $1,000,000 (collectively, with VIL’s additional PIPE Investment, the “Additional PIPE Investments,” and together with the Initial PIPE Investments, the “PIPE Investments”).

Related Party Note and Advances

On January 18, 2021, NextGen issued an unsecured promissory note to the Sponsor, pursuant to which NextGen borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the completion of the initial public offering. The borrowings outstanding under the note in the amount of $160,000 were repaid upon the closing of the initial public offering.

On August 12, 2021, NextGen issued an unsecured promissory note to the Sponsor, pursuant to which NextGen may borrow up to an aggregate principal amount of $1,500,000. The promissory note is non-interest bearing and payable on the earlier of (i) March 25, 2023 and (ii) the completion of our initial business combination. On December 1, 2021, there was $1,308,000 outstanding under the promissory note.

Prior to NextGen’s initial business combination, NextGen’s audit committee will review on a quarterly basis all payments made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses will be reimbursed. There is no individual cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on NextGen’s behalf; provided, however, that the sum total of such reimbursements shall not exceed the value of the loans provided to NextGen (as described herein) to fund working capital deficiencies or finance transaction costs in connection with a business combination. No such reimbursements will be made from the proceeds of NextGen’s initial public offering held in the trust account prior to the completion of NextGen’s initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of NextGen’s officers and directors may, but are not obligated to, loan NextGen funds as may be required. In the event that NextGen’s initial business combination does not close, NextGen may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account may be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. Pursuant to the Merger Agreement, it is contemplated that no such conversion feature will be exercised, and instead the working capital loans provided to NextGen by the Sponsor in the amount of up to $1.5 million in a form of a promissory note will be repaid at the completion of NextGen’s initial business combination. NextGen does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as NextGen does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

NextGen is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or NextGen’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or NextGen’s officers or directors. In the event NextGen seeks to complete a business combination with a target that is affiliated with the Sponsor, or NextGen’s officers or directors, NextGen, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to NextGen from a financial point of view. Although NextGen is not required to obtain such an opinion in any other context, the board of directors of NextGen received an opinion dated August 22, 2021, of Rothschild & Co that as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in Rothschild & Co’s written opinion, the Aggregate Consideration payable pursuant to the Merger Agreement was fair, from a financial point of view, to NextGen.

“Aggregate Consideration” means (i) the number of shares of Virgin Orbit common stock equal to the Exchange Ratio multiplied by the number of Vieco USA common stock, other than Treasury Shares (as defined in the Merger Agreement) and shares of Vieco USA common stock subject to Company Options (as defined in the Merger Agreement) or (ii) the sum of (A) the number of Virgin Orbit common stock equal to the Maximum Implied Stock Consideration minus a number of Virgin Orbit common stock equal to the Cash Consideration divided by $10.00, divided by the number of Aggregate Fully Diluted Vieco USA Common Shares multiplied by the number of shares of Vieco USA common stock, other than Treasury Shares and shares of Vieco USA common stock subject to Company Options and (B) the amount in cash equal to the Cash Consideration divided by the number of Aggregate Fully Diluted Vieco USA Common Shares multiplied by the number of shares of Vieco USA common stock, other than Treasury Shares and shares of Vieco USA common stock subject to Company Options, as applicable.

Administrative Services Agreement

NextGen entered into an agreement whereby, commencing on March 23, 2021 through the earlier of the consummation of a business combination or NextGen’s liquidation, NextGen agreed to pay the Sponsor a monthly fee of $20,000 for office space, administrative, financial and support services. NextGen incurred approximately $140,000 in administrative expenses under the agreement for nine months ended September 30, 2021. As of September 30, 2021, there was no outstanding balance under the administrative services agreement.

Virgin Orbit

Trademark License Agreement

On August 22, 2021, and in connection with the execution of the Merger Agreement, Virgin Orbit, LLC, VEL and NextGen agreed that the trademark license agreement with VEL would, effective on the consummation of the Business Combination, be amended and restated and novated to Virgin Orbit, in order for Virgin Orbit to continue to have these rights following consummation of the Business Combination. Pursuant to the Amended TMLA, Virgin Orbit will have certain exclusive and non-exclusive rights to use the “Virgin Orbit” name and brand and the Virgin signature logo. The rights of Virgin Orbit under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Virgin Orbit Board, such as Vieco 10’s right to designate directors to the Virgin Orbit Board under the Stockholders’ Agreement, under the Amended TMLA, Virgin Orbit has agreed to provide VEL with the right to appoint one director to the Virgin Orbit Board (provided the designee is qualified to serve on the Virgin Orbit Board under all applicable corporate governance policies and regulatory and Nasdaq requirements).

Monthly Cash Contributions

Prior to Closing, Vieco USA received monthly cash contributions from Vieco 10, and Vieco USA contributed that cash to VO Holdings for the purpose of funding VO Holdings’ operations. In consideration of such funding, VO Holdings issued VO Holdings common stock each month to Vieco USA at fair value at the time of such contributions. Vieco USA received approximately $137 million, $166 million and $201 million in cash contributions from Vieco 10 for the nine-months ended September 30, 2021 and in the years ended December 31, 2020 and 2019, respectively.

Non-Binding Term Sheet with Virgin Atlantic

In addition, Vieco USA entered into a non-binding Term Sheet with Virgin Atlantic Airways Limited and Virgin Atlantic International Limited to explore such companies’ need for, and benefits of, receiving IoT services from Vieco USA. Such services could include connected sensors in aircraft to track their location and status, as well as in-flight Internet connectivity.

Director and Officer Indemnification

Our Certificate of Incorporation provides for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. In connection with the Closing, we entered into indemnification agreements with each director and executive officer of Virgin Orbit Holdings, Inc.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is, subject to certain exceptions, a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Virgin Orbit or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or such other amount as may be applicable while Virgin Orbit qualifies as a “smaller reporting company”), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of Virgin Orbit’s executive officers or one of Virgin Orbit’s directors or director nominees;

•        any person who is known by the post-combination company to be the beneficial owner of more than 5% of Virgin Orbit’s voting stock; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, director nominee, executive officer or beneficial owner and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock by:

•        each person who is known to be the beneficial owner of more than 5% of shares of common stock;

•        each of Virgin Orbit’s current named executive officers and directors; and

•        all current executive officers and directors of Virgin Orbit as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of January 21, 2022.

Unless otherwise indicated, Virgin Orbit believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares	%
5% Holders
Virgin Investments Limited(2)	252,126,308	75.3
Fifteenth Investment Company LLC(3)	60,175,111	18.0

Directors and Executive Officers
Dan Hart(4)	2,687,113	*
Jim Simpson(5)	29,303	*
Tony Gingiss(6)	18,754	*
Brita O’Rear(7)	125,898	*
Derrick Boston(8)	124,861	*
Susan Helms	—	—
Evan Lovell	—	—
George N. Mattson(9)	6,845,111	2.0
Katharina McFarland	—	—
Abdulla Shadid	—	—
Gregory L. Summe(10)	6,845,111	2.0
All directors and executive officers as a group (11 individuals)(11)	16,676,151	5.0

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of those listed in the table above is 4022 East Conant Street, Long Beach, CA 90808, United States.

(2)      Virgin Investments Limited (“VIL”) is wholly owned by Corvina Holdings Limited, which is wholly owned by Virgin Group. Virgin Group is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group and, as such, may indirectly control the decisions of Virgin Group, regarding the voting and disposition of securities held by Virgin Group. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group. The address of VIL, Corvina Holdings Limited and Virgin Group is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. The address of Sir Richard Branson is Branson Villa, Necker Beach Estate, Necker Island, VG1150, British Virgin Islands.

(3)      Fifteenth Investment Company LLC (“Fifteenth”) is directly or indirectly wholly-owned by Mamoura Diversified Global Holding PJSC (“Mamoura”), a public joint stock company established under the laws of the Emirate of Abu Dhabi. Mamoura is a wholly-owned subsidiary of Mubadala Investment Company PJSC (“Mubadala”), which is a public joint stock company established under the laws of the Emirate of Abu Dhabi and which is wholly-owned by the Government of Abu Dhabi. The address of the principal office of Fifteenth is Mamoura A, Muroor Street, Abu Dhabi, United Arab Emirates. The address of the principal office of Mamoura and Mubadala is P.O. Box 45005, Abu Dhabi, United Arab Emirates.

(4)      Consists of 2,687,113 shares of common stock issuable pursuant to outstanding stock options held by Mr. Hart that are exercisable or vested within 60 days of January 21, 2022.

(5)      Consists of 29,303 shares of common stock issuable pursuant to outstanding stock options held by Mr. Simpson that are exercisable or vested within 60 days of January 21, 2022.

(6)      Consists of 18,754 of shares of common stock issuable pursuant to outstanding stock options held by Mr. Gingiss that are exercisable or vested within 60 days of January 21, 2022.

(7)      Consists of 125,898 of shares of common stock issuable pursuant to outstanding stock options held by Mrs. O’Rear that are exercisable or vested within 60 days of January 21, 2022.

(8)      Consists of (i) 22,556 shares of common stock held and (ii) 102,305 shares of common stock issuable pursuant to outstanding stock options held by Mr. Boston that are exercisable or vested within 60 days of January 21, 2022.

(9)      Includes (i) 3,646,840 shares of common stock and (ii) 2,804,763 Warrants held by NGAC GNM Feeder II LLC. Mr. Mattson may be deemed to beneficially own securities held by NGAC GNM Feeder II LLC by virtue of his control over NGAC GNM Feeder II LLC. Other than Mr. Mattson, no member of NGAC GNM Feeder II LLC exercises voting or dispositive control over any of the common stock or Warrants held by NGAC GNM Feeder II LLC. The address of the entities and individuals mentioned in this footnote is 2255 Glades Road, Suite 324A, Boca Raton, FL 33431, United States.

(10)    Includes (i) 3,648,823 shares of common stock and (ii) 2,806,288 Warrants held by the Gregory L. Summe Irrevocable Trust 2008. Mr. Summe may be deemed to beneficially own securities held by the Gregory L. Summe Irrevocable Trust 2008 by virtue of Susan Summe’s control over the Gregory L. Summe Irrevocable Trust 2008. Mrs. Summe is Mr. Summe’s spouse. Other than Mrs. Summe, no member of the Gregory L. Summe Irrevocable Trust 2008 exercises voting or dispositive control over any of the common stock or Warrants held by the Gregory L. Summe Irrevocable Trust 2008. The address of the entities and individuals mentioned in this footnote is 2255 Glades Road, Suite 324A, Boca Raton, FL 33431, United States.

(11)    Consists of (i) 8,100,202 shares of common stock, (ii) 5,612,576 Warrants and (iii) 2,963,373 shares of common stock issuable pursuant to outstanding stock options that are exercisable or vested within 60 days of January 21, 2022.

REGISTERED HOLDERS

The Registered Holders listed in the table below may from time to time offer and sell any or all of the shares of common stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Registered Holders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Registered Holders’ interest in the common stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Registered Holders concerning the common stock and Warrants that may be offered from time to time by each Registered Holder pursuant to this prospectus. The Registered Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Registered Holders. Any changed or new information given to us by the Registered Holders, including regarding the identity of, and the securities held by, each Registered Holder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Registered Holder may sell all, some or none of such securities in this offering. See “Plan of Distribution.” For information regarding transactions between us and the Registered Holders, see the section entitled “Certain Relationships and Related Person Transactions.”

Other than as described below or elsewhere in this prospectus, none of the Registered Holders has any material relationship with us or any of our predecessors or affiliates.

Names and Addresses(1)	Securities Beneficially Owned Prior to the Effectiveness of the Registration Statement of Which This Prospectus Forms a Part		Securities Being Registered
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants
Virgin Investments Limited(2)	252,126,308	—	252,126,308	—
Fifteenth Investment Company LLC(3)	60,175,111	—	60,175,111	—
AE RED Aggregator, LP(4)(5)	400,000	—	400,000	—
AE BBAI Aggregator, LP(4)(6)	1,600,000	—	1,600,000	—
Alverstoke Holdings LLC(7)	22,754	17,500	22,754	17,500
Brent LLC(7)	227,540	175,002	227,540	175,002
Gregory A. Mattson 2007 Trust(7)	88,678	68,200	88,678	68,200
Gregory L. Summe Irrevocable Trust 2008(7)	3,648,823	2,806,288	3,648,823	2,806,288
Goldman Valeriote Family Trust(7)	46,005	19,998	46,005	19,998
NGAC GNM Feeder II LLC(7)	3,646,840	2,804,763	3,646,840	2,804,763
Omega Capital Partners, LP(8)	500,000	—	500,000	—
Park West Investors Master Fund, Limited(9)	910,000	—	910,000	—
Park West Partners International, Limited(9)	90,000	—	90,000	—
PFMO4 LLC(10)	153,427	118,001	153,427	118,001
Sterling Lane LLC(7)(11)	352,540	175,002	352,540	175,002
Sustainable Capital LLC(7)	252,540	175,002	252,540	175,002
The Boeing Company(12)	1,500,000	—	1,500,000	—
The Melina E. Higgins 2008 Family Trust(7)	45,508	35,000	45,508	35,000
Brita O’ Rear(13)	125,898	—	125,898	—
Dan Hart(14)	2,687,113	—	2,687,113	—
Derrick Boston(15)	124,861	—	124,861	—
George N. Mattson(7)(16)	391,983	1,525	391,983	1,525
Gregory L. Summe(7)(17)	390,000	—	390,000	—
Jim Simpson(18)	29,303	—	29,303	—
Josef von Rickenbach(7)(19)	125,000	—	125,000	—
Kristin M. Lynch(7)	24,633	18,943	24,633	18,943
Leon G. Cooperman(7)	210,637	162,002	210,637	162,002
Melina E. Higgins(7)(20)	284,278	122,501	284,278	122,501
Patrick T. Ford(7)(21)	88,678	68,200	88,678	68,200
Tony Gingiss(22)	18,754	—	18,754	—

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the Registered Holders listed in the table above is 4022 East Conant Street, Long Beach, CA 90808, United States.

(2)      Virgin Investments Limited (“VIL”) is wholly owned by Corvina Holdings Limited, which is wholly owned by Virgin Group. Virgin Group is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group and, as such, may indirectly control the decisions of Virgin Group, regarding the voting and disposition of securities held by Virgin Group. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group. The address of VIL, Corvina Holdings Limited and Virgin Group is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. The address of Sir Richard Branson is Branson Villa, Necker Beach Estate, Necker Island, VG1150, British Virgin Islands.

(3)      Fifteenth Investment Company LLC (“Fifteenth”) is directly or indirectly wholly-owned by Mamoura Diversified Global Holding PJSC (“Mamoura”), a public joint stock company established under the laws of the Emirate of Abu Dhabi. Mamoura is a wholly-owned subsidiary of Mubadala Investment Company PJSC (“Mubadala”), which is a public joint stock company established under the laws of the Emirate of Abu Dhabi and which is wholly-owned by the Government of Abu Dhabi. The address of the principal office of Fifteenth is Mamoura A, Muroor Street, Abu Dhabi, United Arab Emirates. The address of the principal office of Mamoura and Mubadala is P.O. Box 45005, Abu Dhabi, United Arab Emirates.

(4)      The principal business address of AE RED Aggregator, LP and AE BBAI Aggregator, LP is 2500 N. Military Trail, Suite 470, Boca Raton, FL 33431, United States.

(5)      Voting and dispositive power with respect to the shares of common stock held of record by AE RED Aggregator, LP is exercised by Michael R. Greene and David H. Rowe, the managing members and control persons of AeroEquity GP, LLC , which is the general partner of AE Industrial Partners Fund II GP, LP (“AE Fund II GP). AE Industrial Partners Fund II-B, LP (“AE Fund II-B”), AE Industrial Partners Fund II, LP (“AE Fund II LP”) and AE Industrial Partners Fund II-A, LP (“AE Fund II-A” and together with AE Fund II-B and AE Fund II LP, the “AE Funds”) are the controlling equityholders of AE RED Aggregator, LP. AE Fund II GP is the general partner of each of the AE Funds. AE BBRED GP, LLC is the general partner of AE RED Aggregator, LP.

(6)      Voting and dispositive power with respect to the shares of common stock held of record by AE BBAI Aggregator, LP is exercised by Michael R. Greene and David H. Rowe, the managing members and control persons of AeroEquity GP, LLC , which is the general partner of AE Industrial Partners Fund II GP, LP (“AE Fund II GP). AE Industrial Partners Fund II-B, LP (“AE Fund II-B”), AE Industrial Partners Fund II, LP (“AE Fund II LP”) and AE Industrial Partners Fund II-A, LP (“AE Fund II-A” and together with AE Fund II-B and AE Fund II LP, the “AE Funds”) are the controlling equityholders of AE BBAI Aggregator, LP. AE Fund II GP is the general partner of each of the AE Funds. AE BBRED GP, LLC is the general partner of AE BBAI Aggregator, LP.

(7)      The principal business address of (i) Alverstoke Holdings LLC, (ii) Brent LLC, (iii) Goldman-Valeriote Family Trust, (iv) the Gregory A. Mattson 2007 Trust, (v) the Gregory L. Summe Irrevocable Trust 2008, (vi) NGAC GNM Feeder II LLC, (vii) Sterling Lane LLC, (viii) Sustainable Capital LLC, (ix) The Melina E. Higgins 2008 Family Trust, (x) George N. Mattson, (xi) Gregory L. Summe, (xii) Josef von Rickenbach, (xiii) Kristin M. Lynch, (xiv) Leon G. Cooperman, (xv) Melina E. Higgins and (xvi) Patrick T. Ford is 2255 Glades Road, Suite 324A, Boca Raton, FL 33431, United States.

(8)      Omega Capital Partners, LP is managed by Leon G. Cooperman. The principal business address of Omega Capital Partners, LP is 810 Seventh Avenue, New York, NY 10019, United States.

(9)      The principal business address of Park West Investors Master Fund, Limited and Park West Partners International is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.

(10)    The principal business address of PFMO4 LLC is c/o 2912 Advisors LP, 405 Lexington Avenue, 34th Floor, New York, NY 10174, United States.

(11)    The manager of Sterling Lane LLC is Jeffrey Moslow, who was a director of NextGen prior to the Business Combination.

(12)    Number of shares includes (i) 500,000 shares of common stock underlying a warrant to purchase 500,000 shares of common stock at $10.00 per share purchased in connection with the closing of the Business Combination and (ii) 1,000,000 shares of common stock purchased in the Initial PIPE Investment. The Boeing Company, through its board of directors, has the power to vote or dispose of the securities and beneficially owns the securities. The members of the board of directors of The Boeing Company disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any. The principal business address for The Boeing Company is 100 N. Riverside Plaza, Chicago, Illinois 60606.

(13)    Brita O’Rear is the Chief Financial Officer of the Company.

(14)    Dan Hart is the Chief Executive Officer and a director of the Company.

(15)    Derrick Boston is the Chief Legal Officer of the Company.

(16)    George N. Mattson was a director of NextGen prior to the Business Combination and is a director of the Company. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

(17)    Gregory L. Summe was a director of NextGen prior to the Business Combination and is a director of the Company. These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

(18)    Jim Simpson is the Chief Strategy Officer of the Company.

(19)    Josef von Rickenbach was a director of NextGen prior to the Business Combination.

(20)    Melina E. Higgins was a director of NextGen prior to the Business Combination.

(21)    Patrick T. Ford was the Chief Financial Officer and Secretary of NextGen prior to the Business Combination.

(22)    Tony Gingiss is the Chief Operating Officer of the Company.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete and is subject to our Certificate of Incorporation, the Bylaws, the Warrant Agreement and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws and the Warrant Agreement are attached as exhibits to the registration statement of which this prospectus is a part.

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of shares of capital stock, each with a par value of $0.0001, consisting of (a) 2,000,000,000 shares of common stock and (b) 25,000,000 shares of preferred stock.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Certificate of Incorporation, the holders of common stock possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of common stock will at all times vote together as one class on all matters submitted to a vote of common stock under the Certificate of Incorporation.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Certificate of Incorporation, holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Virgin Orbit, the holders of common stock will be entitled to receive all the remaining assets of Virgin Orbit available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by them, after the rights of creditors of Virgin Orbit and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the initial election of directors at the special meeting in connection with the Business Combination, Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors, subject to the Stockholders’ Agreement.

Preferred Stock

The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Subject to the Stockholders Agreement, the Board is authorized to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our management.

Redeemable Warrants

Public Shareholders’ Warrants

Each whole warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of NextGen’s initial public offering on March 25, 2021, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on December 29, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of shares of common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

During any period in which shares of our common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of warrants when the price per share of common stock equals or exceeds $18.00.    Once the public warrants become exercisable, we may redeem the public warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of common stock equals or exceeds $10.00.    Once the public warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of common stock (as defined below) except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of common stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

In the event that we elect to redeem your warrants, we will fix a date for the redemption then a notice of redemption will then be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption. If you do not exercise your warrants in connection with a redemption, including because you are unaware that such warrants are being redeemed, you would only receive the nominal redemption price for your warrants.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the public warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when the shares of common stock are trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer common stock than they would have received if they had chosen to wait to exercise their warrants for common stock if and when such common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of common stock to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than shares of common stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in the Business Combination), the public warrants may be exercised for such security. At such time as the public warrants become exercisable for a security other than shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the public warrants.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding common stock is increased by a capitalization or share dividend payable in common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of common stock equal to the product of (1) the number of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (2) one minus the quotient of (x) the price per common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of common stock during the 10 trading day period ending on the trading day prior to the first date on which the common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay to all or substantially all of the holders of NextGen Class A Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each common stock in respect of such event.

If the number of issued and outstanding shares of common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of capital stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants are issued in registered form under a Warrant Agreement between the Warrant Agent and us. The Warrant Agreement provides that (a) the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the Warrant Agreement with respect to the private placement warrants, forward purchase warrants or working capital warrants, at least 65% of the then outstanding private placement warrants or working capital warrants, respectively. You should review a copy of the Warrant Agreement, which is filed as an exhibit to this prospectus, for a complete description of the terms and conditions applicable to the public warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

So long as they are held by our Sponsor or its permitted transferees, the private placement warrants will not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “— Redeemable Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “— Redeemable Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the public warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) Board, (b) the chairperson of the Board, (c) the chief executive officer or president of Virgin Orbit or (c) for so long as Virgin Orbit qualifies as a “controlled company” within the meaning of the Nasdaq listing standards, by the secretary of Virgin Orbit upon the request, in writing, of any holder of record of at least 25% of the issued and outstanding shares of Virgin Orbit, provided that the Board may postpone, reschedule or cancel such special meeting.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Stockholders’ Agreement, for so long as Virgin Orbit qualifies as a “controlled company”, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Stockholders’ Agreement, prior to the expiration of the Lock-up Period, VIL will first consult and discuss with the Board before taking such action by written consent.

Removal of Directors and Filling Vacancies

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Certificate of Incorporation, the Board or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote at an election of directors.

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Certificate of Incorporation, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled (i) so long as Virgin Orbit does not qualify as a “controlled company”, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and, (ii) so long as Virgin Orbit qualifies as a “controlled company”, only by the affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote at an election of directors.

VIL Approval Rights

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate of Incorporation and Bylaws generally require the affirmative vote of 66⅔% of the then outstanding shares entitled to vote thereon in order to approve an amendment. The Bylaws may be further amended or repealed by the Board. However, pursuant to the Stockholders’ Agreement, no amendment to the Certificate of Incorporation or Bylaws may be made, for so long as VIL has the right to designate two directors to the Board under the Stockholders’ Agreement, without VIL’s prior written consent.

Operational Matters

VIL has expansive rights to approval material operational and other material matters of Virgin Orbit, including:

(A) For so long as VIL is entitled to designate two directors to the Board under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or the Board as required by law, Virgin Orbit and its subsidiaries must obtain the prior written consent of VIL to engage in:

•        any business combination or similar transaction;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or related transaction; or

•        an issuance of capital stock in excess of 5% of the then issued and outstanding shares of Virgin Orbit or its subsidiaries, other than issuances upon the exercise of options in accordance with their respective terms;

(B) For so long as VIL is entitled to designate three directors to the Board under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or the Board as required by law, Virgin Orbit and its subsidiaries must obtain the prior written consent of VIL to engage in:

•        a business combination or similar transaction having a FMV of $10.0 million or more;

•        a non-ordinary course sale of assets or equity interest having a FMV of $10.0 million or more;

•        a non-ordinary course acquisition of any business or assets having a FMV of $10.0 million or more;

•        an acquisition of equity interests having a FMV of $10.0 million or more;

•        approval of any non-ordinary course investment having a FMV of $10.0 million or more, other than any investment expressly contemplated by the annual operating budget of Virgin Orbit then in effect;

•        an issuance or sale of any capital stock of Virgin Orbit or its subsidiaries, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of capital stock of Virgin Orbit;

•        making any dividends or distribution to the stockholders of Virgin Orbit other than redemptions and those made in connection with the cessation of services of employees;

•        incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or similar transaction;

•        transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;

•        increasing or decreasing the size of the Board; or

•        engaging of any professional advisors for any of the foregoing matters listed in this section (B).

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that we are to indemnify our directors to the fullest extent authorized or permitted by applicable law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under our Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Certificate of Incorporation and (b) service of process on such stockholder’s counsel.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Warrants is American Stock Transfer & Trust Company (“AST”).

PLAN OF DISTRIBUTION

The Registered Holders will pay all incremental selling expenses relating to the sale of their shares of common stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Registered Holders, except that we will pay the reasonable fees and expenses of one legal counsel for the Registered Holders, in the event of an underwritten offering of their shares of common stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of common stock and Warrants beneficially owned by the Registered Holders covered by this prospectus may be offered and sold from time to time by the Registered Holders. The term “Registered Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Registered Holder as a gift, pledge, partnership distribution or other transfer. The Registered Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Registered Holders may sell their shares of common stock and Warrants by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        to or through underwriters or broker-dealers;

•        settlement of short sales entered into after the date of this prospectus;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Registered Holder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Registered Holders. The Registered Holders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Registered Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Registered Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Registered Holder or borrowed from any Registered Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Registered Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Registered Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Registered Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Registered Holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Registered Holders and any broker-dealers who execute sales for the Registered Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Registered Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Registered Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Registered Holders and their affiliates. In addition, we will make copies of this prospectus available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Registered Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant agent, AST, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the Registration Rights Agreement, we have agreed to indemnify, to the extent permitted by law, each Registered Holder, its officers, directors, employees, advisors, representatives, members and agents and each person or entity who controls such Registered Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to us by such Registered Holder expressly for use therein. We have also agreed to indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Registered Holder.

We have also agreed, pursuant to the Registration Rights Agreement, to maintain a registration of securities pursuant to a registration statement filed with the SEC and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such registration continuously effective, available for use to permit the Registered Holders named therein to sell their securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any registrable securities.

LEGAL MATTERS

The validity of the shares of common stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Vieco USA, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, have been included herein and in the Registration Statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of NextGen Acquisition Corp. II as of January 18, 2021, and for the period from January 11, 2021 (inception) through January 18, 2021, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of NextGen Acquisition Corp. II to continue as going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of common stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

NEXTGEN ACQUISITION CORP. II

Page
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2021 (Unaudited)	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2021 and for the Period from January 11, 2021 (Inception) Through September 30, 2021	F-3

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Three Months Ended September 30, 2021 and for the Period from January 11, 2021 (Inception) Through September 30, 2021

F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the Period from January 11, 2021 (Inception) Through September 30, 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

VIECO USA, INC. AND SUBSIDIARIES

NEXTGEN ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2021 (UNAUDITED)

Assets:
Current assets:
Cash	$3,152
Prepaid expenses	782,790
Total current assets	785,942
Investments held in Trust Account	382,614,309
Total Assets	$383,400,251

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$192,353
Accrued expenses	194,868
Due to related party	708
Note payable	770,000
Total current liabilities	1,157,929
Derivative warrant liabilities	24,225,300
Deferred underwriting commissions	13,390,810
Total liabilities	38,774,039

Commitments and Contingencies

Class A ordinary shares subject to possible redemption: 38,259,457 shares at $10.00 per share	382,594,570

Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,564,864 shares issued and outstanding	956
Additional paid-in capital	—
Accumulated deficit	(37,969,314)
Total shareholders’ deficit	(37,968,358)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$383,400,251

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEXTGEN ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2021 and
for the Period from January 11, 2021 (Inception) Through September 30, 2021

	For The Three Months Ended September 30, 2021	For the Period From January 11, 2021 (Inception) Through September 30, 2021
General and administrative expenses	$1,235,728	$2,492,441
General and administrative expenses – related party	60,000	140,000
Total operating expenses	(1,295,728)	(2,632,441)
Other income (expenses):
Loss upon issuance of private placement warrants	—	(8,689)
Change in fair value of derivative warrant liabilities	12,545,230	(3,531,550)
Offering costs – derivative warrant liabilities	—	(605,594)
Net gain from investments held in Trust Account	4,924	19,739
Net income (loss)	$11,254,426	$(6,758,535)

Weighted average shares outstanding of Class A ordinary shares	38,259,457	28,153,778
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.24	$(0.18)
Weighted average shares outstanding of Class B ordinary shares	9,564,864	9,294,304
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.24	$(0.18)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEXTGEN ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the Three Months Ended September 30, 2021 and
for the Period from January 11, 2021 (Inception) Through September 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 11, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Excess cash received over the fair value of the private warrants	—	—	—	—	221,890	—	221,890
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(245,884)	(28,481,756)	(28,727,640)
Net loss	—	—	—	—	—	(664,970)	(664,970)
Balance – March 31, 2021 (unaudited), as restated	—	—	10,062,500	1,006	—	(29,146,726)	(29,145,720)
Forfeiture of Class B ordinary shares	—	—	(497,636)	(50)	50	—	—
Accretion of Class A ordinary shares subject to possible redemption amount (over-allotment)	—	—	—	—	(50)	(2,729,023)	(2,729,073)
Net loss	—	—	—	—	—	(17,347,991)	(17,347,991)
Balance – June 30, 2021 (unaudited), as restated	—	—	9,564,864	956	—	(49,223,740)	(49,222,784)
Net income	—	—	—	—	—	11,254,426	11,254,426
Balance – September 30, 2021 (unaudited)	—	$—	9,564,864	$956	$—	$(37,969,314)	$(37,968,358)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEXTGEN ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from January 11, 2021(Inception) Through September 30, 2021

Cash Flows from Operating Activities:
Net loss	$(6,758,535)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
Net gain from investments held in Trust Account	(19,739)
Change in fair value of derivative warrant liabilities	3,531,550
Offering costs – derivative warrant liabilities	605,594
Changes in operating assets and liabilities:
Prepaid expenses	(782,790)
Accounts payable	192,353
Accrued expenses	124,868
Due to related party	708
Net cash used in operating activities	(3,080,991)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(382,594,570)
Net cash used in investing activities	(382,594,570)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	855,500
Repayment of note payable to related party	(160,000)
Proceeds received from initial public offering, gross	382,594,570
Proceeds received from private placement	10,160,580
Offering costs paid	(7,771,937)
Net cash provided by financing activities	385,678,713

Net increase in cash	3,152

Cash – beginning of the period	—
Cash – end of the period	$3,152

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$70,000
Offering costs paid by related party under promissory note	$74,500
Deferred underwriting commissions	$13,390,810

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

NextGen Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of September 30, 2021, the Company had not yet commenced operations. All activity for the period from January 11, 2021 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

As of September 30, 2021, the Company’s wholly owned subsidiary, Pulsar Merger Sub, Inc., had not commenced operations and had no (or nominal) assets or liabilities.

The Company’s sponsor is NextGen Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 22, 2021. On March 25, 2021, the Company consummated its Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350.0 million (see Note 3), and incurring offering costs of approximately $19.7 million, of which approximately $12.3 million was for deferred underwriting commissions (see Note 6). The Company granted the underwriters a 45-day option to purchase up to an additional 5,250,000 Units at the Initial Public Offering price to cover over-allotments, if any. On April 9, 2021, the Underwriters partially exercised the over-allotment option and on April 13, 2021, purchased an additional 3,259,457 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $32,594,570, and forfeited the remainder of the option.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.5 million (see Note 4). In connection with the Underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 434,594 Private Placement Warrants (the “Additional Private Placement Warrants”), generating gross proceeds to the Company of approximately $651,891.

Upon the closing of the Initial Public Offering and the Private Placement, $350.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In connection with the closing and sale of the Over-Allotment Units and the Additional Private Placement Warrants (together, the “Over-Allotment Closing”), a total of $32,594,570 in proceeds from the Over-Allotment Closing (which amount includes $1,140,810 of the Underwriters’ deferred discount) was placed in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 25, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Virgin Orbit Business Combination

On August 22, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Vieco USA, Inc., a Delaware corporation (“Vieco USA”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Virgin Orbit Business Combination”):

(i)     at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Vieco USA, the separate corporate existence of Merger Sub will cease and Vieco USA will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”);

(ii)    in the event that the Vieco Cash Election (as defined below) is not exercised, as a result of the Merger, among other things, each share of common stock of Vieco USA that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than in respect of Excluded Shares (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Virgin Orbit Holdings, Inc. (“Virgin Orbit Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement) (the “Stock Consideration”);

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

(iii)   in the event the amount of cash available in the Trust Account (as defined below), after deducting any redemptions by the Company’s shareholders, plus the PIPE Investment Amount (as defined in the Merger Agreement) exceeds $500,000,000 (such excess amount, the “Available Cash Consideration Amount”), then Vieco USA may, prior to the Election Deadline (as defined in the Merger Agreement), elect that holders of common stock of Vieco USA receive in exchange for shares of common stock of Vieco USA a portion of the consideration payable under the Merger Agreement in cash, in lieu of shares of Virgin Orbit Common Stock, up to the amount of the Available Cash Consideration Amount (the “Vieco Cash Election” and, such amount of cash consideration, the “Cash Consideration”). If the Vieco Cash Election is exercised by Vieco USA prior to the Election Deadline, then at the Effective Time, each share of common stock of Vieco USA that is issued and outstanding immediately prior to the Effective Time (other than in respect of Excluded Shares) will be cancelled and converted into the right to receive (a) the applicable portion of the Cash Consideration and (b) the applicable portion of the Stock Consideration, as reduced to account for the Cash Consideration;

(iv)   the Company will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and change its name to “Virgin Orbit Holdings, Inc.”

The board of directors of the Company has unanimously (i) approved and declared advisable the Merger Agreement, the Virgin Orbit Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the shareholders of the Company.

Concurrently with the execution of the Merger Agreement, the Company entered into initial subscription agreements (the “Initial Subscription Agreements”) with certain investors (collectively, the “Initial PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 10,000,000 shares of the Virgin Orbit Common Stock for an aggregate purchase price equal to $100,000,000 (the “Initial PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of the Sponsor and certain additional investors (which may include mutual funds and existing shareholders of the Company). Under the Merger Agreement, the Company may enter into subsequent subscription agreements (together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain investors (collectively with the Initial PIPE Investors, the “PIPE Investors”) on substantially similar terms to the Initial Subscription Agreements, subject to the consent of Vieco USA (any such subsequent investments, together with the Initial PIPE Investment, the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.

The consummation of the proposed Virgin Orbit Business Combination is subject to certain conditions as further described in the Merger Agreement.

For further details on the contemplated merger, please see the Form 8-K filed with the SEC on August 23, 2021, and the prospectus/proxy statement included in the Registration Statement on Form S-4 that the Company has filed with the SEC relating to the proposed Virgin Orbit Business Combination (the “Virgin Orbit Disclosure Statement”). Unless specifically stated, this Quarterly Report does not give effect to the proposed Virgin Orbit Business Combination and does not contain the risks associated with the proposed Virgin Orbit Business Combination. Such risks and effects relating to the proposed Virgin Orbit Business Combination is included in the Virgin Orbit Disclosure Statement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Liquidity and Going Concern

As of September 30, 2021, the Company had approximately $3,000 in its operating bank account and a working capital deficit of approximately $372,000.

To date, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares (as defined below), the loan under the promissory note from the Sponsor of $300,000 (see Note 5) to the Company and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the promissory note upon closing of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).

On August 12, 2021, the Company issued a promissory note, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The promissory note is non-interest bearing and payable on the earlier of (i) March 25, 2023 and (ii) the effective date of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. As of September 30, 2021, there was $770,000 outstanding under the promissory note.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the Company does not have sufficient liquidity to meet its obligations in the next twelve months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended September 30, 2021 and for the period from January 11, 2021 (inception) through September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the prospectus filed by the Company with the SEC on March 25, 2021.

Restatement of Previously Issued Financial Statements

In preparation of the Company’s unaudited condensed consolidated financial statements as of and for quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

and its staff’s guidance on redeemable equity instruments, ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its amended and stated memorandum and articles of association currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. As a result, the Company restated its previously filed financial statements to present all redeemable Class A ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering (including exercise of the over-allotment option). The Company’s previously filed financial statements that contained the error were reported in the Company’s Form 8-K filed with the SEC on March 31, 2021 (the “Post-IPO Balance Sheet”) and the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Quarterly Periods”).

The impact of the restatement to the Post-IPO Balance Sheet is an increase to Class A ordinary shares subject to possible redemption of approximately $34.3 million, a decrease to additional paid-in capital of $5.6 million, an increase to the accumulated deficit of $28.7 million, and the reclassification of par value of 3,433,013 Class A ordinary shares from permanent equity to Class A ordinary shares subject to possible redemption.
As of March 25, 2021	As Restated	Adjustment	As Restated
Total assets	$353,411,664	—	$353,411,664
Total liabilities	$32,741,792	—	$32,741,792
Class A ordinary shares subject to possible redemption	315,669,870	34,330,130	350,000,000
Preferred shares	—	—	—
Class A ordinary shares	343	(343)	—
Class B ordinary shares	1,006	—	1,006
Additional paid-in capital	5,632,580	(5,632,580)	—
Accumulated deficit	(633,927)	(28,697,207)	(29,331,134)
Total shareholders’ equity (deficit)	$5,000,002	$(34,330,130)	$(29,330,128)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$353,411,664	$—	$353,411,664

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

Form 10-Q (March 31, 2021) — for the period from January 11, 2021 (inception) through March 31, 2021
As of March 31, 2021	As Reported	Adjustment	As Restated
Total assets	$352,238,041	—	$352,238,041
Total liabilities	$31,383,762	—	$31,383,762
Class A ordinary shares subject to possible redemption	315,854,270	34,145,730	350,000,000
Preferred shares	—	—	—
Class A ordinary shares	341	(341)	—
Class B ordinary shares	1,006	—	1,006
Additional paid-in capital	5,663,632	(5,663,632)	—
Accumulated deficit	(664,970)	(28,481,757)	(29,146,727)
Total shareholders’ equity (deficit)	$5,000,009	$(34,145,730)	$(29,145,721)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$352,238,041	$—	$352,238,041

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from January 11, 2021 (inception) through March 31, 2021:

Form 10-Q (March 31, 2021) — for the period from January 11, 2021 (inception) through March 31, 2021
	As Reported	Adjustment	As Restated
Cash Flow from Operating Activities	$(1,148,996)	$—	$(1,148,996)
Cash Flows from Investing Activities	$(350,000,000)	$—	$(350,000,000)
Cash Flows from Financing Activities	$352,305,454	$—	$352,305,454
Supplemental Disclosure of Noncash Financing Activities:
Offering costs included in accrued expenses	$70,000	$—	$70,000
Offering costs paid by related party under promissory note	$74,500	$—	$74,500
Deferred underwriting commissions	$12,250,000	$—	$12,250,000
Initial value of Class A ordinary shares subject to possible redemption	$315,854,270	$(315,854,270)	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

Form 10-Q (June 30, 2021) — for the period from January 11, 2021 (inception) through June 30, 2021
As of June 30, 2021	As Reported	Adjustment	As Restated
Total assets	$383,961,447	—	$383,961,447
Total liabilities	$50,589,661	—	$50,589,661
Class A ordinary shares subject to possible redemption	328,371,780	54,222,790	382,594,570
Preferred shares	—	—	—
Class A ordinary shares	543	(543)	—
Class B ordinary shares	956	—	956
Additional paid-in capital	23,011,468	(23,011,468)	—
Accumulated deficit	(18,012,961)	(31,210,779)	(49,223,740)
Total shareholders’ equity (deficit)	$5,000,006	$(54,222,790)	$(49,222,784)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$383,961,447	$—	$383,961,447

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from January 11, 2021 (inception) through June 30, 2021:

Form 10-Q (June 30, 2021) — for the period from January 11, 2021 (inception) through June 30, 2021
	As Reported	Adjustment	As Restated
Cash Flow from Operating Activities	$(1,879,536)	$—	$(1,879,536)
Cash Flows from Investing Activities	$(382,594,570)	$—	$(382,594,570)
Cash Flows from Financing Activities	$384,908,713	$—	$384,908,713
Supplemental Disclosure of Noncash Financing Activities:
Offering costs included in accrued expenses	$70,000	$—	$70,000
Offering costs paid by related party under promissory note	$74,500	$—	$74,500
Deferred underwriting commissions	$13,390,810	$—	$13,390,810
Initial value of Class A ordinary shares subject to possible redemption	$334,712,170	$(334,712,170)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(6,340,391)	$6,340,391	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of shareholders’ equity for the period from January 11, 2021 (inception) through June 30, 2021

For the Three Months Ended June 30, 2021 and for the Period From January 11, 2021
(Inception) through June 30, 2021
	Total Shareholders’ Equity (Deficit), As Reported	Adjustment	Total Shareholders’ Equity (Deficit), As Restated
Balance – January 11, 2021 (inception)	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	25,000	—	25,000
Sale of units in initial public offering, less fair value of derivative liabilities for public warrants	340,235,810	(340,235,810)	—
Excess cash received over the fair value of the private warrants	221,890	—	221,890
Offering costs	(18,963,451)	18,963,451	—
Shares subject to possible redemption	(315,854,270)	315,854,270	—
Accretion of Class A ordinary shares subject to possible redemption amount	—	(28,727,640)	(28,727,640)
Net loss	(664,970)	—	(664,970)
Balance – March 31, 2021 (Unaudited)	$5,000,009	$(34,145,729)	$(29,145,720)
Sale of units in initial public offering, less fair value of derivative liabilities for public warrants	31,603,700	$(31,603,700)	—
Offering costs	(1,738,203)	1,738,203	—
Forfeiture of Class B ordinary shares	—	—	—
Shares subject to possible redemption	(12,517,509)	12,517,509	—
Accretion of Class A ordinary shares subject to possible redemption amount	—	(2,729,073)	(2,729,073)
Net loss	(17,347,991)	—	(17,347,991)
Balance – June 30, 2021 (Unaudited)	$5,000,006	$(54,222,790)	$(49,222,784)

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per ordinary share is presented below for the Affected Quarterly Periods:
	EPS for Class A ordinary shares
	As Reported	Adjustment	As Adjusted
Form 10-Q (March 31, 2021) – for the period from January 11, 2021 (inception) through March 31, 2021
Net loss	$(664,970)	$—	$(664,970)
Weighted average shares outstanding	33,156,919	(29,800,755)	3,356,164
Basic and diluted earnings per share	$—	$(0.05)	$(0.05)
Form 10-Q (June 30, 2021) – three months ended June 30, 2021
Net loss	$(17,347,991)	$—	$(17,347,991)
Weighted average shares outstanding	31,599,183	6,230,455	37,829,638
Basic and diluted earnings per share	$—	$(0.37)	$(0.37)
Form 10-Q (June 30, 2021) – for the period from January 11, 2021 (inception) through June 30, 2021
Net loss	$(18,012,961)	$—	$(18,012,961)
Weighted average shares outstanding	31,713,657	(9,228,919)	22,484,738
Basic and diluted earnings per share	$—	$(0.57)	$(0.57)
	EPS for Class B ordinary shares
	As Reported	Adjustment	As Adjusted
Form 10-Q (March 31, 2021) – for the period from January 11, 2021 (inception) through March 31, 2021
Net loss	$(664,970)	$—	$(664,970)
Weighted average shares outstanding	8,922,428	(172,428)	8,750,000
Basic and diluted earnings per share	$0.07	$(0.12)	$(0.05)
Form 10-Q (June 30, 2021) – three months ended June 30, 2021
Net loss	$(17,347,991)	$—	$(17,347,991)
Weighted average shares outstanding	15,687,865	(6,230,456)	9,457,409
Basic and diluted earnings per share	$(1.11)	$0.74	$(0.37)
Form 10-Q (June 30, 2021) – for the period from January 11, 2021 (inception) through June 30, 2021
Net loss	$(18,012,961)	$—	$(18,012,961)
Weighted average shares outstanding	12,676,421	(3,533,895)	9,142,526
Basic and diluted earnings per share	$(1.42)	$0.85	$(0.57)

Emerging growth company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000, and investments held in Trust Account. At September 30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Investments held in trust account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from cash equivalents held in Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for 7,651,891 warrants issued in connection with its Initial Public Offering including over-allotment (“Public Warrants”) and 6,767,927 Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued by the Company in connection with the Initial Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Offering costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of the Initial Public Offering (including exercise of the over-allotment option), 38,259,457 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 14,419,818 Class A ordinary shares because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three months ended September 30, 2021 and for the period from January 11, 2021 (inception) through September 30, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
	For the Three Months Ended September 30, 2021		For the Period From January 11, 2021 (Inception) Through September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary shares:
Numerator:
Allocation of net income (loss)	$9,003,541	$2,250,885	$(5,081,123)	$(1,677,412)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	38,259,457	9,564,864	28,153,778	9,294,304

Basic and diluted net income (loss) per ordinary share	$0.24	$0.24	$(0.18)	$(0.18)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 11, 2021 (inception). Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On March 25, 2021, the Company consummated its Initial Public Offering of 35,000,000 Units, at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.7 million, of which approximately $12.3 million was for deferred underwriting commissions.

On April 9, 2021, the Underwriters partially exercised the over-allotment option and on April 13, 2021, purchased an additional 3,259,457 Units from the Company, generating gross proceeds of $32,594,570, and forfeited the remainder of the option.

Each Unit consists of one Class A ordinary share and one-fifth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On January 18, 2021, the Sponsor subscribed for an aggregate of 11,500,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), for an aggregate purchase price of $25,000. On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. The holders of the Founder

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

Shares agreed to forfeit up to an aggregate of 1,312,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units is not exercised in full by the underwriters. On April 13, 2021, the underwriters partially exercised the over-allotment, thus, 497,636 Class B ordinary shares were forfeited.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,333,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.5 million. In connection with the Underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 434,594 Private Placement Warrants, generating gross proceeds to the Company of approximately $651,891.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 18, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $160,000 under the promissory note and repaid the promissory note in full upon closing of the Initial Public Offering.

On August 12, 2021, the Company issued a promissory note to Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The promissory note is non-interest bearing and payable on the earlier of (i) March 25, 2023 and (ii) the completion of the Business Combination. As of September 30, 2021, there was $770,000 outstanding under the promissory note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

Due to Related Party

During the period from January 11, 2021 through September 30, 2021, the Sponsor paid approximately $3,000 expenses on behalf of the Company. As of September 30, 2021, outstanding balance for such expenses were approximately $1,000, included in due to related party in current liabilities, on the accompanying condensed consolidated balance sheets.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq, the Company agreed to pay the Sponsor a total of $20,000 per month for office space, administrative, financial and support services. Upon the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $60,000 and $140,000 in administrative expenses under the agreement, which is recognized in the accompanying unaudited condensed consolidated statements of operations for the three months ended September 30, 2021 and for the period from January 11, 2021 (inception) through September 30, 2021 within General and administrative expenses — related party, respectively. As of September 30, 2021, there was no outstanding balance under the administrative services agreement.

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, directors, officers or any of their respective affiliates.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $7.7 million in the aggregate, paid upon the closing of the Initial Public Offering (including the closing of over-allotment). In addition, $0.35 per unit, or approximately $13.4 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company’s legal counsel agreed to defer their fees in excess of $250,000 until the consummation of the Company’s initial Business Combination. In the event, either (x) the initial Business Combination is not consummated within two years of the Initial Public Offering and the proceeds of the Initial Public Offering are returned to investors, or (y) the legal counsel declined to represent the Company in the initial Business Combination due to a conflict, the legal counsel will write off such deferred amounts.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS AND CONTINGENCIES (cont.)

The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of September 30, 2021. As of September 30, 2021, there was approximately $4.5 million in deferred legal fees.

Note 6. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 38,259,457 Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheet.

The Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheet is reconciled on the following table:
Gross proceeds	$382,594,570
Less:
Fair value of Public Warrants at issuance	(10,755,060)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(20,701,653)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	31,456,713
Class A ordinary shares subject to possible redemption	$382,594,570

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 38,259,457 Class A ordinary shares issued and outstanding subject to possible redemption in the accompanying unaudited condensed consolidated balance sheets (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2021, there were 9,564,864 Class B ordinary shares issued and outstanding (see Note 4).

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. WARRANTS (cont.)

Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of September 30, 2021
	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account – mutual fund	$382,614,309	$—	$—
Liabilities:
Derivative warrant liabilities – Public warrants	$12,855,180	$—	$—
Derivative warrant liabilities – Private warrants	$—	$—	$11,370,120

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in May 2021. There were no other transfers to/from Levels 1, 2, and 3 during the three and nine months ended September 30, 2021.

Level 1 assets include investments in mutual fund that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

For periods where no observable traded price is available, the fair value of the Public and Private Placement Warrants has been estimated using a Monte-Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Public and Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly. For the three months ended September 30, 2021, the Company recognized a gain of approximately $12.5 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations. For the period from January 11, 2021 (inception) through September 30, 2021, the Company recognized a loss of approximately $3.5 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the period from January 11, 2021 (inception) through September 30, 2021 is summarized as follows:
Derivative warrant liabilities at March 25, 2021 (inception)	$—
Issuance of Public and Private Warrants	19,042,300
Change in fair value of derivative warrant liabilities	(314,250)
Derivative warrant liabilities at March 31, 2021	18,728,050
Issuance of Public and Private Warrants – over-allotment	1,651,460
Transfer of Public Warrants to Level 1 Measurement	(10,607,720)
Change in fair value of derivative warrant liabilities	7,486,420
Derivative warrant liabilities at June 30, 2021	$17,258,210
Change in fair value of derivative warrant liabilities	(5,888,090)
Derivative warrant liabilities at September 30, 2021	$11,370,120

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	At initial issuance	As of September 30, 2021
Exercise price	$11.50	$11.50
Stock Price	$9.72	$9.91
Option term (in years)	6.67	5.25
Volatility	20%	23.5%
Risk-free interest rate	1.21%	1.14%

NOTE 10. SUBSEQUENT EVENTS

Subsequent to September 30, 2021, the Company borrowed $338,000 pursuant to the Working Capital Loans. As of November 19, 2021, there was $1,108,000 of outstanding borrowings under the Working Capital Loans.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
NextGen Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of NextGen Acquisition Corp. II (the “Company”) as of January 18, 2021, the related statements of operations, shareholders’ equity and cash flows for the period from January 11, 2021 (inception) through January 18, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 18, 2021, and the results of its operations and its cash flows for the period from January 11, 2021 (inception) through January 18, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of January 18, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Houston, Texas

February 10, 2021, except for the effects of proposed initial public offering discussed in Notes 1 and 3, the Private Placement Warrants discussed in Note 4 and the surrender of Class B ordinary shares discussed in Note 8 as to which the date is March 24, 2021

NEXTGEN ACQUISITION CORP. II

BALANCE SHEET
January 18, 2021

Assets:
Current assets:
Prepaid expenses	$14,768
Total current assets	14,768
Deferred offering costs associated with proposed public offering	80,000
Total Assets	$94,768

Liabilities and Shareholder’s Equity:
Current liabilities:
Accrued expenses	$80,000
Total current liabilities	80,000

Commitments and Contingencies

Shareholder’s Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding(1)(2)	1,006
Additional paid-in capital	23,994
Accumulated deficit	(10,232)
Total shareholder’s equity	14,768
Total Liabilities and Shareholder’s Equity	$94,768

____________

(1)      This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

STATEMENT OF OPERATIONS
For the period from January 11, 2021 (inception) through January 18, 2021

General and administrative expenses	$10,232
Net loss	$(10,232)

Weighted average ordinary shares outstanding, basic and diluted(1)	8,750,000

Basic and diluted net loss per ordinary share	$(0.00)

____________

(1)      This number excludes an aggregate of up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
For the period from January 11, 2021 (inception) through January 18, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 11, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(10,232)	(10,232)
Balance – January 18, 2021	—	$—	10,062,500	$1,006	$23,994	$(10,232)	$14,768

____________

(1)      This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

STATEMENT OF CASH FLOWS
For the period from January 11, 2021 (inception) through January 18, 2021

Cash Flows from Operating Activities:
Net loss	$(10,232)
Changes in operating assets and liabilities:
Prepaid expenses	10,232
Net cash used in operating activities	—

Net increase in cash	—

Cash – beginning of the period	—
Cash – ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued expenses	$80,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

Notes to Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION, GOING CONCERN AND BUSINESS OPERATIONS

NextGen Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of January 18, 2021, the Company had not yet commenced operations. All activity for the period from January 11, 2021 (inception) through January 18, 2021 relates to the Company’s formation and the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 35,000,000 units at $10.00 per unit (or 40,250,000 units if the underwriters’ option to purchase additional units is exercised in full) (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”) and the sale of 6,333,333 warrants (or 7,033,334 warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $1.50 per warrant (“Private Placement Warrants”) in a private placement (the “Private Placement”) to the Company’s sponsor, NextGen Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Upon the closing of the Proposed Public Offering, management will agree that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, GOING CONCERN AND BUSINESS OPERATIONS (cont.)

(“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Shareholders”) will agree to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Shareholders will agree to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company will agree not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors will agree not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders will agree to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters will agree to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, GOING CONCERN AND BUSINESS OPERATIONS (cont.)

in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of January 18, 2021, the Company had no cash and a working capital deficiency of approximately $65,000. Further, the Company has incurred and is expected to continue to incur significant costs in pursuit of its financing and acquisition plans. Management plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic on the industry and effect on the Company’s financial position, results of its operations and/or search for a target company.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Deferred offering costs

Deferred offering costs consist of legal fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at January 18, 2021 were reduced for the effect of an aggregate of 1,312,500 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At January 18, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of January 18, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 35,000,000 Units (or 40,250,000 Units if the underwriters’ option to purchase additional units is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor will agree to purchase an aggregate of 6,333,333 Private Placement Warrants (or 7,033,334 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($9.5 million in the aggregate, or approximately $10.6 million if the underwriters’ over-allotment option is exercised in full) in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering. In the event that the Sponsor, or an affiliate of the Sponsor, purchases any such units, the number of Private Placement Warrants to be purchased by the Sponsor will be reduced to account for the corresponding reduction in underwriting discounts payable upon completion the Proposed Public Offering.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT (cont.)

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 18, 2021, the Sponsor paid an aggregate of $25,000 to cover for certain expenses on behalf of the Company in exchange for issuance of 11,500,000 ordinary shares (the “Founder Shares”). On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender. The holders of the Founder Shares will agree to forfeit up to an aggregate of 1,312,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering.

The Initial Shareholders will agree not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On January 18, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Proposed Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2021 or the closing of the Proposed Public Offering. The Company intends to repay the Note from the proceeds of the Proposed Public Offering not being placed in the Trust Account. As of January 18, 2021, the Company had not borrowed any amount under the Note. Subsequent to January 18, 2021, the Company borrowed $160,000 under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities are first listed on Nasdaq, the Company will agree to pay the Sponsor a total of $20,000 per month for office space, administrative and support. Upon the Company’s liquidation, the Company will cease paying these monthly fees.

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, directors, officers or any of their respective affiliates.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 5,250,000 additional Units at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $7.0 million in the aggregate (or approximately $8.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or approximately $12.3 million in the aggregate (or approximately $14.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At January 18, 2021, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 18, 2021, the Company issued 11,500,000 Class B ordinary shares. On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 10,062,500 Class B ordinary shares outstanding, up to 1,312,500 Class B ordinary shares are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At January 18, 2021, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company will agree that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the

Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

VIECO USA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of September 30, 2021 and December 31, 2020
(In thousands, except per share data)

	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$31,176	$22,433
Restricted cash	828	4,353
Accounts receivable, net	1,323	3,358
Contract costs, net	2,668	—
Inventory	22,841	66
Prepayments	8,913	6,421
Total current assets	67,749	36,631
Property, plant and equipment, net	56,172	49,103
Right-of-use assets	15,046	14,466
Investments	11,558	—
Deferred transaction costs	6,300	—
Other noncurrent assets	388	356
Total assets	$157,213	$100,556

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$9,712	$3,303
Current portion of lease obligation	1,617	1,154
Accrued liabilities	24,816	18,419
Deferred revenue	828	4,119
Due to related party	34	117
Total current liabilities	37,007	27,112
Lease obligation, net of current portion	14,450	14,179
Deferred revenue, net of current portion	38,492	23,520
Long-term debt due to Parent Company	—	235,108
Other long-term liabilities	290	306
Total liabilities	90,239	300,225
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit)
Common stock (par value $0.0001 – 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	815,444	443,195
Accumulated deficit	(777,973)	(662,640)
Accumulated other comprehensive income	32	134
Total stockholders’ equity (deficit) of Vieco USA, Inc.	37,503	(219,311)
Non-controlling interests in VO Holdings, Inc.	29,471	19,642
Total stockholders’ equity (deficit)	66,974	(199,669)
Total liabilities and stockholders’ equity (deficit)	$157,213	$100,556

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except for per share data)

	Nine Months Ended September 30,
	2021	2020
Revenue	$7,230	$2,673
Cost of revenue	25,370	1,927
Gross profit	(18,140)	746
Selling, general and administrative expenses	69,352	33,341
Research and development expenses	36,026	101,474
Operating loss	(123,518)	(134,069)
Interest expense, net	(19)	(3,630)
Other income, net	8,204	502
Loss before income taxes	(115,333)	(137,197)
Provision for income taxes	—	5
Net loss	(115,333)	(137,202)
Net loss attributable to non-controlling interests in VO Holdings, Inc.	9,829	2,302
Net loss attributable to Vieco USA, Inc.	(105,504)	(134,900)

Net loss per share
Basic and diluted	$(1,055,040)	$(1,349,000)
Weighted average shares outstanding
Basic and diluted	100	100
Other comprehensive loss
Foreign currency translation adjustment	102	(34)
Total comprehensive loss	$(105,402)	$(134,934)

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
Nine months ended September 30, 2021 and 2020
(In thousands, except per share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Non - controlling Interests in VO Holdings, Inc.	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance as of December 31, 2019	100	$—	$411,683	$16,245	$41	$(541,136)	$(113,167)
Net loss	—	—	—	—	—	(137,202)	(137,202)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(168)	—	—	(168)
Vesting of subsidiary stock options	—	—	—	2,250	—	—	2,250
Subsidiary stock options exercised	—	—	—	220	—	—	220
Other comprehensive loss	—	—	—	—	35	—	35
Parent Company contributions	—	—	116,000	—	—	—	116,000
Parent Company distributions	—	—	(118,488)	—	—	—	(118,488)
Balance as of September 30, 2020	100	$—	$409,195	$18,547	$76	$(678,338)	$(250,520)
	Common Stock		Additional Paid-in Capital	Non - controlling Interests in VO Holdings, Inc.	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance as of December 31, 2020	100	$—	$443,195	$19,642	$134	$(662,640)	$(199,669)
Net loss	—	—	—	—	—	(115,333)	(115,333)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(230)	—	—	(230)
Vesting of subsidiary stock options	—	—	—	8,308	—	—	8,308
Subsidiary stock options exercised	—	—	—	1,733	—	—	1,733
Advances to non-controlling stockholders	—	—	—	18	—	—	18
Other comprehensive loss	—	—	—	—	(102)	—	(102)
Parent Company contributions			137,141	—	—	—	137,141
Conversion of long-term debt due to Parent Company to Parent Company non-cash contributions	—	—	235,108	—	—	—	235,108
Balance as of September 30, 2021	100	$—	$815,444	$29,471	$32	$(777,973)	$66,974

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2021 and 2020
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(115,333)	$(137,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	8,308	2,250
Depreciation and amortization	10,783	10,514
Inventory write-down	1,569	—
Non-cash interest on long-term debt, due to Parent Company	—	3,614
Non-cash investment in Sky and Space	(1,706)	—
Change in fair value of equity investment in Sky and Space	183	—
Change in fair value of equity investment in Arqit	(5,035)	—
Changes in operating assets and liabilities:
Accounts receivable	2,035	553
Contract costs, net	(2,668)	—
Inventory	(24,345)	(1,183)
Prepayments	(2,492)	778
Deferred transaction costs	(230)	—
Other noncurrent assets	(31)	(109)
Due (to) from related party, net	(83)	935
Accounts payable	5,129	4,128
Other long-term liabilities	(727)	(245)
Accrued liabilities	1,607	2,709
Deferred revenue	11,681	479
Other, net	(341)	(182)
Net cash used in operating activities	(111,696)	(112,961)
Cash flows from investing activities:
Purchase of property and equipment	(16,791)	(9,649)
Purchase of investment in Arqit	(5,000)	—
Proceeds from sale of property and equipment	—	39
Net cash used in investing activities	(21,791)	(9,610)
Cash flows from financing activities:
Payments of finance lease obligations	(187)	(155)
Cash received from the sale of non-controlling interest	1,733	220
Advances to non-controlling stockholders	18	—
Parent Company contributions	137,141	116,000
Parent Company distributions	—	(118,488)
Net cash provided by (used in) financing activities	138,705	(2,423)
Net increase (decrease) in cash and cash equivalents and restricted cash	5,218	(124,994)
Cash and cash equivalents and restricted cash at the beginning of the period	26,786	151,440
Cash and cash equivalents and restricted cash at the end of the period	$32,004	$26,446
Cash and cash equivalents	$31,176	$23,973
Restricted cash	828	2,473
Cash and cash equivalents and restricted cash	$32,004	$26,446
Supplemental disclosures
Schedule for non-cash investing activities and financing activities
Conversion of long-term debt due to Parent Company to Parent Company non-cash contributions	$235,108	$—
Deferred transaction costs in accounts payable and accrued liabilities	$6,070	$—
Unpaid property, plant and equipment received	$105	$31

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(1)    Organization and Business Operations

Vieco USA, Inc. (the “Company”) is the holding company of the Virgin Orbit business, focused on the development, manufacture and related technologies of rockets for the purpose of conducting mission launch operations to place payloads into orbit. The Company is a vertically integrated aerospace company pioneering commercial space orbital air pad launch solutions for small satellites across various industries including government, research and education. The development and manufacturing activities are located in Long Beach, California, with a testing facility in Mojave, California. The Company had a successful demo launch in January 2021 and its first successful commercial launch in June 2021 out of Mojave, California. The Company plans to conduct future commercial launches out of Guam and Cornwall.

The Company’s consolidated subsidiaries include VO Holdings, Inc. (“VOH”), Virgin Orbit, LLC, (“Virgin Orbit”), Virgin Orbit UK Limited (“VOUK”), JACM Holdings, Inc. (“JACM”), Ground Station Mexico, S.A. de C.V. (“GSM”), and VOX Space, LLC (“VOX Space”), which is incorporated in the United States. The Company is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (the “Parent Company”).

As of December 31, 2019, the Company owned common stock representing a 51% ownership in Virgin Galactic Holdings, Inc. (“VGH”), a publicly listed company. The Company subsequently distributed its 51% ownership in VGH to the Parent Company, such that the Company does not have any ownership in VGH as of December 31, 2020. The Company did not receive any consideration from the Parent Company for distributing the 51% ownership in VGH.

On January 13, 2021, Galactic Ventures, LLC (“GV LLC”), a subsidiary of the Company, merged with and into the Company with the Company being the surviving entity which directly controls VOH (collectively, with the distribution of the Company’s ownership in VGH to the Parent Company, the “Restructuring”). The assets and liabilities and results of operations of VGH have been excluded from these condensed consolidated financial statements. Refer to Note 2 — Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 (“Annual Report”) for further information.

Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable under a revolving loan facility (“RLF”) that GV LLC had owed prior to the Restructuring as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there was no outstanding principal and accrued unpaid interest as of September 30, 2021. Refer to Note 9 — Long-Term Debt.

Liquidity and Going Concern

The Company’s cash and cash equivalents were $31.2 million and $22.4 million as of September 30, 2021 and December 31, 2020, respectively. While the Company began generating revenues related to launch services in 2021, it is still dependent on Corvina Holdings Limited (“Corvina”), the intermediate holding company of the Parent Company, for continued support to fund operations, without which the Company would not be able to pay its liabilities and obligations as they come due, and would need to curtail its operations.

On November 8, 2021, Corvina agreed to provide financial support to the Company sufficient for it to satisfy its liabilities and obligations as they come due, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due, up to an amount of $226 million (being the amount required under the current business plan over and above cash already held in the Company in the amount of $20.2 million as of November 6, 2021 until the earlier of 1) November 30, 2022, and 2) the date on which the Company obtains adequate third-party funding required to satisfy the above obligations through November 30, 2022 (including, without limitation, through a merger or similar transaction that results in a direct or indirect parent company of the Company having funds required to satisfy the above through November 30, 2022).

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(1)    Organization and Business Operations (cont.)

On April 21, 2021, the Parent Company’s board of directors unanimously approved the pursuit of a merger transaction involving the Company and NextGen Acquisition Corp. II (“NextGen”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of NextGen (the “Transaction”).

On August 22, 2021, the Company and the SPAC entered into an agreement and plan of merger (the “Merger Agreement”) for the Transaction. In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. The Company is also expected to receive between approximately $175 million to $425 million of net proceeds from NextGen and a private investment in a public entity (“PIPE”) transaction (“PIPE Financing”) upon the closing of the Transaction. The amount of cash that will ultimately be available to the Company upon consummation of the Transaction and the PIPE Financing will depend upon the amount of cash that NextGen will be required to expend from its trust account in connection with the closing of the Transaction in order to redeem shares held by NextGen’s public shareholders.

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California and District of Columbia, where most of the Company’s workforce is located, the Company has taken steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, the Company initially reduced and then temporarily suspended on-site operations for one week at its facilities in Long Beach, California in late March 2020. Starting late March 2020, approximately two-thirds of the Company’s workforce and contractors were able to complete their duties from home. As government authorities had classified the Company’s business as part of the nation’s critical infrastructure, the remaining one-third of the Company’s workforce was able to resume on-site operations, under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools, and regular testing of the Company’s employees and contractors for COVID-19 on a regular basis.

The COVID-19 pandemic and the continuing precautionary measures taken have adversely impacted the Company’s operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should the Company experience sustained impact from the pandemic, additional actions such as cost reduction measures, may need to be implemented.

As of the date of the issuance of these condensed consolidated financial statements, most of the Company’s employees whose work requires them to be in its facilities are now back on-site, but the Company experienced, and expects to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies

(a)    Basis of Presentation

These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission. All intercompany transactions and balances between the various legal entities comprising the Company have been eliminated in consolidation. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

(b)    Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the condensed consolidated financial statements include, but are not limited to, useful lives of property, plant and equipment, net, leases, income taxes including deferred tax assets and liabilities and impairment valuation, assumptions included in the valuation of the stock-based awards, assumptions included in the valuation of the Company’s common stock, and contingencies.

(c)     Deferred Transaction Costs

Deferred transaction costs primarily consist of legal and other costs incurred that are directly related to the Transaction which is to be accounted for as a reverse recapitalization. These costs will be charged to stockholders’ equity (deficit) upon the completion of the Transaction. During the nine months ended September 30, 2021, the Company recorded $6.3 million of deferred transaction costs in the condensed consolidated balance sheets.

(d)    Inventory

As of December 31, 2020, inventory consisted entirely of spare parts from bridge ventilators the Company built to help in the fight against the COVID-19 pandemic (refer to Note 2 — Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020). Given the Company’s raw materials and work in process used for the production of the Company’s rockets did not have alternative use and technological feasibility had not yet been attained as of December 31, 2020, materials, labor and overhead costs used for the production of the Company’s rockets were recorded to research and development expenses.

On January 18, 2021, the Company determined technological feasibility was reached given this was the Company’s first successful delivery of a customer payload into orbit. The Company began capitalizing the raw materials, labor, and overhead costs for the production of the Company’s rockets during the nine months ended September 30, 2021 within inventory. Inventory is stated at the lower of cost or net realizable value.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Since technological feasibility has been achieved, the determination of net realizable of long-term contract costs is based upon quarterly contract reviews that determine an estimate of costs to be incurred to complete all contract requirements. When actual contract costs and the estimate to complete exceed total estimated contract revenues, a loss provision will be recorded.

If events or changes in circumstances indicate that the utility of inventory has diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. The Company determines the costs of other product and supply inventory by using the first-in first-out or average cost methods.

(e)     Revenue

The Company recognizes revenue when control of the promised goods and services is transferred to its customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company’s launch service revenue contracts have been fixed-price contracts. To the extent actual costs vary from the cost upon which the price was negotiated, the Company will generate variable levels of profit or could incur a loss.

Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Launch Services

Small satellite launch operations revenue is recognized for providing customer launch services. The Company’s launch service contracts generally consisting of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. When the Company determines it is probable that costs to provide the services stipulated by the launch services agreement will exceed the allocated fixed price for each launch, the Company records a provision for the contract loss. Contract losses are recorded at the contract level and are recognized when known. To the extent the contract loss provision is less than the accumulated costs to fulfill the contracts, the Company records the provision net of inventory and net of contract assets in the condensed consolidated balance sheets. Launch service revenue was $6.0 million and $0 for the nine months ended September 30, 2021 and 2020, respectively. Of the launch service revenue for the nine months ended September 30, 2021, $4.6 million was related to a single customer.

Engineering Services

Engineering services revenue contracts obligate the Company to provide primarily research and studies services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the “as-invoiced” practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer. Engineering services revenue was $1.2 million and $1.4 million for the nine months ended September 30, 2021 and 2020, respectively.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. Amounts are generally billed as work progresses in accordance with agreed-upon milestones. The Company records accounts receivable when it has an unconditional right to consideration. Contract assets are classified as current if the invoice will be delivered to the customer within the succeeding 12-month period with the remaining recorded as long-term.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Contract liabilities primarily relate to small satellite launch operations and are recorded when cash payments are received or due in advance of performance. Cash payments for small satellite launch services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as non-current deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Non-current deferred revenue was $38.5 million and $23.5 million as of September 30, 2021 and December 31, 2020, respectively. Current deferred revenue was $0.8 million and $4.1 million as of September 30, 2021 and December 31, 2020, respectively.

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

Remaining performance obligations are committed and represent non-cancellable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. Some contracts allow customers to cancel the contracts without a significant penalty if the Company’s launches are delayed beyond a specified period or if the Company does not achieve certain milestones, and the cancellable amount of contract value is not included in the remaining performance obligations.

As of September 30, 2021, the Company has four launch services and two engineering services revenue contracts for which it expects to transfer all remaining performance obligations to the customer by the fiscal year ending December 31, 2024 and December 31, 2022, respectively. The Company does not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which it has the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations. The remaining performance obligations of the three launch services and two engineering services revenue contracts met these exemptions.

Contract Costs

The Company has not incurred incremental costs of obtaining its contracts with customers.

The Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered.

The Company began capitalizing contract costs associated with specific launch services contracts with customers as the Company determined technological feasibility was reached upon the Company’s successful demo launch in January 2021. As of September 30, 2021, the Company recorded $2.7 million of contract costs, net in the condensed consolidated balance sheets.

(f)     Cost of Revenue

Cost of revenue related to launch services, engineering services and bridge ventilators consists of expenses related to materials and human capital, such as payroll and benefits. As the Company determined technological feasibility was reached upon the Company’s successful demo launch in January 2021, the Company began capitalizing costs for the production of the Company’s rockets for the nine months ended September 30, 2021, and has subsequently charged to cost of revenue the cost for rocket manufacturing including materials, labor and related mission launch costs including fuel, payroll and benefits for its launch and flight operations as well as the depreciation of the Company’s uniquely portable and reusable

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

launch stage, Cosmic Girl (“Cosmic Girl”), facilities and equipment and other allocated overhead expenses. The costs of revenue were $25.4 million and $1.9 million for the nine months ended September 30, 2021 and 2020, respectively. During the nine months ended September 30, 2021, the depreciation expense of Cosmic Girl was charged to selling, general and administrative expense upon reaching technological feasibility.

(g)    Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses related to general corporate functions, primarily including executive management and administration, finance and accounting, legal, business development, and government affairs, as well as certain allocated costs. Personnel-related expenses primarily include salaries and benefits. Allocated costs include costs related to information technology, facilities, human resources and safety. Personnel-related expenses also include allocated sustaining activities relating to launch operations and production processes support, including required launch system maintenance, updates and documentation.

(h)    Research and Development

The Company conducts research and development activities to develop existing and future technologies that advance its LauncherOne rocket systems for small satellite launch services towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing its rockets primarily include equipment, material, and labor. Costs incurred for performing test flights primarily include rocket engines and fuel. Research and development costs also include rent, maintenance, and depreciation of Cosmic Girl, facilities and equipment and other allocated overhead expenses. Upon reaching technological feasibility, the cost for the rocket manufacturing including materials, labor and related mission launch costs including fuel, payroll and benefits for its launch and flight operations as well as the depreciation of Cosmic Girl, will no longer be charged to research and development. The Company expensed all research and development costs as incurred of $36.0 million and $101.5 million for the nine months ended September 30, 2021 and 2020, respectively.

(i)     Other Income, net

Other income, net consists of income that are not related to the Company’s primary operations, including interest income and miscellaneous non-operating items, such as income recognized from non-refundable deposits as a result of customer contract terminations, employee store merchandising and legal settlements. Other income, net also consists of changes in fair value of the Company’s equity investments. Refer to Note 14 — Investments in Noncontrolled Entity.

(j)     Investments

Investments in which the Company has no significant influence (generally less than a 20% ownership interest) or does not have the ability to exercise significant influence are accounted as financial assets. Equity securities with readily determinable fair market value are accounted for at fair value based on quoted market prices. Equity securities without readily determinable fair values are accounted for either at fair value or using the measurement alternative which is at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. All gains and losses on investments in equity securities are included in other income in the condensed consolidated statement of operations and comprehensive loss. Refer to Note 14 — Investments in Noncontrolled Entity.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

(k)    Fair Value of Common Stock

The fair value of the Company’s common stock has historically been determined by its board of directors with the assistance of management and third-party valuation service providers. In the absence of a public trading market for its common stock, the Company develops an estimate of the fair value of its common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

The Company’s common stock valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation and Internal Revenue Code 409A (“IRC 409A”). The assumptions used to determine the estimated fair value of the Company’s common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        projected financial data provided by the Company;

•        capital market data on interest rates, yields and rates of return for various investments;

•        the history and nature of the Company’s business, the progress of the Company’s research and development efforts, the Company’s stage of development, business strategy and outlook;

•        the material risks related to the Company’s business and industry outlook;

•        the market performance of publicly-traded companies in comparable market sectors;

•        the degree of marketability for the Company’s common stock including contractual restrictions on transfer of the common stock; and

•        the likelihood of achieving a liquidity event for the Company’s preferred and common stockholders, given prevailing market conditions.

In determining the fair value of the Company’s common stock, the Company established the enterprise value of its business using the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by the Company’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors.

As the Company’s stockholders started to seriously consider going public as an exit alternative in the second quarter of 2021, the Company began applying the probability-weighted expected return method (“PWERM”) to determine the fair value of its common stock. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values of the Company’s common stock, assuming various outcomes. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. During this process, the Company assigned probability weightings to an alternative liquidation event scenario or the Transaction scenario. In the first scenario, the enterprise valuation was based on the Company’s alternative liquidation event to be completed in approximately one year with a valuation approach continued to be based on an income approach analysis with an option pricing model to determine the amount of aggregate equity value allocated to the Company’s common stock. In the second scenario, the enterprise valuation was based on the conversations held with external parties related to the expected Transaction assumed to be consummated in less than one year.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

In all valuation methods and scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding the Company’s expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each relevant valuation date and may have a material impact on the valuation of the Company’s common stock. Following the Transaction, it will not be necessary to determine the fair value of the Company’s business as the common stock will be traded in a public market.

(l)     Other Summary of Significant Accounting Policies

There have been no significant changes from the significant accounting policies disclosed in Note 2 — Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

(3)    Recently Issued and Adopted Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”), in the form of Accounting Standards Updates (“ASU”).

If the Company, or its prospective parent company becomes public or is public, the Company expects such public company to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. The Company removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intra-period tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, situates all disclosure guidance in the appropriate disclosure section of the Codification, and makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently assessing the potential impact of ASU 2020-10 on its consolidated financial statements.

Refer to Note 3 — Recently Issued and Adopted Accounting Pronouncements of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 for further information.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(4)    Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprise Limited (“VEL”), a company incorporated in England. VEL is an affiliate of the Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Orbit” within the United States, Australia, South Africa, and the European Union. Royalties payable for the use of license are the greater of 1% of revenue or $60 thousand per quarter, after the Company’s first commercial launch, Tubular Bells, Part One, in June 2021. Prior to the date of the Company’s first commercial launch, royalties payable for the use of license was the greater of 1% of revenue or $20 thousand per quarter.

On October 16, 2019, the Company withdrew $104.2 million from the RLF the Company entered with the Parent Company (refer to Note 9 — Long-Term Debt) and distributed the amount to VGH to finance the operations of VGH. VGH was not obligated to repay the outstanding principal and accrued unpaid interest related to the amount withdrawn. As such, the amount has been reflected in the condensed consolidated balance sheets as a distribution to related party within additional paid-in capital, a component of stockholders’ equity (deficit), as December 31, 2020.

On October 25, 2019, the Company entered into a transition services agreement (“TSA”) with VGH primarily for certain operating and administrative services that expires in October 2021. VGH provided pilot utilization services, finance and accounting services and insurance advisory services to the Company. The Company provides propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage services, as well as business development and regulatory affairs services to VGH. Costs incurred for the TSA are not material for the nine months ended September 30, 2021 and September 30, 2020, respectively.

In addition to the TSA, the Company records direct charges from VGH for other general administrative expenses. There were $96 thousand reimbursements for the nine months ended September 30, 2021 and $246 thousand charges for the nine months ended September 30, 2020, which were recorded as a reduction of selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

The Company has a payable of $34 thousand and $154 thousand as of September 30, 2021 and September 30, 2020, respectively, due to VGH.

(5)    Inventory

As of September 30, 2021, inventory is comprised of raw materials, labor, and overhead costs incurred for the production of the Company’s rockets and bridge ventilator spare parts. As of December 31, 2020, inventory was comprised entirely of bridge ventilator spare parts given technological feasibility was not reached until January 2021. Inventory consists of the following as of September 30, 2021 and December 21, 2020:
	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Raw materials	$15,015	$66
Work in process	$19,178	—
Inventories, gross	$34,193	66
Provision for contract losses	$(11,192)	—
Reserve for inventory excess and obsolescence	$(160)	—
Inventory	$22,841	$66

For the nine-months ended September 30, 2021, the Company determined inventory related to certain near-term rocket builds was not recoverable. As a result, the Company recognized an expense of $1.6 million to write-down inventory to its estimated net realizable value.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(6)    Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following as of September 30, 2021 and December 31, 2020:
	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Leasehold improvements	$21,544	$20,769
Machinery and equipment	58,262	50,285
Aircraft	8,000	8,000
IT software and equipment	21,753	20,190
Construction in progress	18,375	11,898
	127,934	111,142

Less: accumulated depreciation and amortization	(71,762)	(62,039)

Property, plant and equipment, net	$56,172	$49,103

Depreciation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the nine months ended September 30, 2021 and 2020 consisted of the following:
	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Cost of revenues	$556	$—
Research and development, net	1,202	7,921
Selling, general and administrative	7,434	2,312
Total depreciation expense	$9,192	$10,233

The Company’s capitalized software totaled $0.5 million and $0.9 million, net of accumulated amortization of $7.3 million and $6.7 million, as of September 30, 2021 and December 31, 2020, respectively. No amortization expense is recorded until the software is ready for its intended use. For the nine months ended September 30, 2021 and 2020, amortization expense related to capitalized software was $0.5 million and $0.8 million, respectively.

(7)    Leases

The Company leases out offices and other facilities and certain manufacturing and office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. The Company does not recognize ROU assets and lease obligations for short-term leases.

On May 1, 2021, the Company signed an agreement to lease certain commercial space in Guam for a monthly rent of $37 thousand with two months free rent, and fourteen-month term from June 1, 2021 to July 31, 2022, with options to extend for an additional three one-year periods. The lease agreement was entered based on plans to operate in Guam as an additional spaceport for satellite launch services. As of September 30, 2021, the Company recorded $1.5 million of ROU asset and lease obligation related to this warehouse lease in Guam.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(7)    Leases (cont.)

The components of lease expense related to leases for the period are as follows:
	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Lease Cost:
Operating lease expense	$2,168	$2,036
Short-term lease expense	2,447	2,374
Finance lease cost:
Amortization of right-of-use assets	$192	$159
Interest on lease obligations	19	69
Total finance lease cost	211	228
Total lease cost	$4,826	$4,638

The components of supplemental cash flow information related to leases for the period are as follows:
	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Cash flow information:
Cash paid for amounts included in the measurement of lease obligations for the year ended:
Operating cash flows for operating leases	$2,018	$1,609
Operating cash flows for finance leases	19	16
Financing cash flows for finance leases	187	155

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1,632	$—
Finance leases	—	30

Other information:
Weighted average remaining lease term:
Operating leases (in years)	8	10
Finance leases (in years)	1	2

Weighted average discount rates:
Operating leases	11.0%	11.8%
Finance leases	5.4%	3.5%

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(7)    Leases (cont.)

The supplemental balance sheet information related to leases for the period is as follows:
	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Finance leases
Long-term right-of-use assets	$265	$457

Short-term finance lease liabilities	$258	$253
Long-term finance lease liabilities	95	286
Total finance lease liabilities	$353	$539

Operating leases
Long-term right-of-use assets	$14,781	$14,009

Short-term operating lease liabilities	$1,359	$901
Long-term operating lease liabilities	14,355	13,893
Total operating lease liabilities	$15,714	$14,794

(8)    Accrued Liabilities

A summary of the components of Accrued liabilities as of September 30, 2021 and December 31, 2020 is as follows:
	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Accrued payroll	$2,658	$1,035
Accrued vacation	3,847	3,308
Accrued bonus	6,437	6,568
Deferred transaction costs	4,790	—
Other accrued expenses	7,084	7,508
Total accrued liabilities	$24,816	$18,419

(9)    Long-Term Debt

Revolving Loan Facility

On August 20, 2019, the Company signed a nine-year term $200.0 million RLF with the Parent Company that bears an annual interest rate of 1.87% or the Applicable Federal Rates provided by the Internal Revenue Service (the “IRS AFRs”) applicable at the date of each draw down.

On October 16, 2019, the Company signed an additional ten-year term $30.0 million RLF with the Parent Company that bears an annual interest rate of 1.86% or the IRS AFRs applicable at the date of each draw down, subordinated to the $200.0 million revolving credit facility.

The Company has outstanding principal and accrued unpaid interest balances of $235.1 million as of December 31, 2020. The Company recorded interest expense of $4.8 million for the year ended December 31, 2020. No repayments of principal balances or interest accrued have been made under the RLF.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(9)    Long-Term Debt (cont.)

Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable under the RLF as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there was no outstanding principal and accrued unpaid interest as of September 30, 2021.

(10)  Income Taxes

Income tax expense was $0 and $5 thousand for the nine months ended September 30, 2021 and 2020, respectively. The effective income tax rate was nil for the nine months ended September 30, 2021 and 2020. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against its net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized.

(11)  Stockholders’ Equity (Deficit)

(a)    Stock-Based Compensation

The Company maintains a stock-based compensation plan at VOH that provides its grantees stock options and stock appreciation rights (“SARs”).

2017 Stock Incentive Plan

Pursuant to the 2017 Stock Incentive Plan, the Company has the ability to grant stock options and SARs to employees.

Compensation expense is recognized only for those options or SARs expected to vest with forfeitures estimated based on historical experience and future expectations and is adjusted for forfeitures in the period they occur. Stock-based compensation awards are amortized on a straight-line basis over the vesting period based on continued service.

CEO Awards

On March 17, 2021, the Company granted its CEO a total of 676,091 stock options under the 2017 Stock Incentive Plan (“CEO Awards”). 33.3% of the stock options will vest upon continued service through the last day of the first calendar year in which the first commercial flight, Tubular Bells Part One, occurs, and the remaining 66.7% of the stock options will vest upon continued service through the last day of the first calendar year in which the Company has five successful revenue-generating deployment launches of satellites into their respective intended orbits in such calendar year. The estimated grant date fair value of the CEO Awards is approximated to be $2.1 million based on the estimated fair value of the Company’s underlying VOH common shares.

The Company uses the Black-Scholes option pricing model to determine the fair value of the CEO Awards. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate, and expected dividends.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(11)  Stockholders’ Equity (Deficit) (cont.)

The following table includes the activity for all stock options granted:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual life

	(In thousands)	(In dollars)	(In years)
Balances as of December 31, 2020	8,842	$4.65	8.20
Granted	1,907	5.32
Exercised	(358)	4.85
Forfeited options	(1,408)	4.62
Balances as of September 30, 2021	8,983	4.78	6.82

Exercisable as of September 30, 2021	4,692	$4.84	5.33

Stock-based compensation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the nine months ended September 30, 2021 and 2020 consisted of the following:
	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Cost of revenue	$299	$—
Research and development	478	1,164
Selling, general and administrative	7,531	1,086
	$8,308	$2,250

As of September 30, 2021, and 2020, there was $2.3 million and $4.8 million, respectively, of total unrecognized stock-based compensation related to the unvested stock options granted under the 2017 Stock Incentive Plan. The cost is expected to be recognized over a weighted average term of 1.0 years. The total fair value of shares vested during the nine months ended September 30, 2021 and 2020 was $6.2 million and $3.1 million, respectively.

The SARs activity is as follows:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual life

	(In thousands)	(In dollars)	(In years)
Balances as of December 31, 2020	291	$4.81	6.50
Granted	—
Vested	—
Forfeited	—
Balances as of September 30, 2021	291	4.81	6.50

The Company’s 2017 Stock Incentive Plan is more fully described in Note 11 — Stockholders’ Deficit of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

On September 2, 2021, the Company granted 905,614 stock options to a former employee of the Company to purchase VOH common stock. The stock option grant was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that had expired in 2020.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(11)  Stockholders’ Equity (Deficit) (cont.)

The new stock option was not granted pursuant to the 2017 Stock Incentive Plan and has a mandatory exercise one year anniversary from date of grant. The aggregate grant date fair value of the stock options was estimated to be $4.2 million, which was expensed at the grant date. The aggregate grant date fair value was based on the estimated fair value of the underlying VOH common stock using the Black-Scholes option pricing model.

(b)    Stockholders’ Equity (Deficit)

There have been no significant changes from the Stockholders’ Equity (Deficit) disclosed in Note 11 — Stockholders’ Deficit of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 other than the grants of stock-based compensation.

(12)  Commitments and Contingencies

(a)    Lease Obligations

The Company has several noncancelable operating leases primarily related to the lease of its manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from 3 to 10 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent-free periods or escalating payment provisions, and the Company recognizes rent expense of such arrangements on a straight-line basis.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 2021 are as follows:
	Operating Leases	Finance Leases
	(In thousands)
2021 (for the remaining period)	$768	$61
2022	3,046	249
2023	3,064	61
2024	3,121	—
2025	2,444	—
Thereafter	12,278	—
Total payments	$24,721	$371
Less:
Imputed interest/present value discount	(9,007)	(18)
Present value of lease liabilities	$15,714	$353

(b)    Purchase commitments

The Company has noncancelable purchase commitments as of September 30, 2021, primarily related to supply and engineering services providers. The purchase commitments as of September 30, 2021 are as follows:
	Payments Due by Periods
Commitments and obligations	Less than 1 year (remaining)	1 – 3 years	3 – 5 years	More than 5 years	Total
	(In thousands)
Purchase commitments	$14,200	$10,746	$1,012	$—	$25,958

Amounts purchased under these arrangements for the nine months ended September 30, 2021 and 2020 were $9.5 million and $6.0 million, respectively.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

(c)     Litigation and Claims

From time to time, the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company determines when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. The Company reviews these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, the Company’s results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

On June 4, 2019, the Company filed a complaint in the U.S. District Court for the Southern District of New York as OneWeb, one of the Company’s largest customers, cancelled 35 of planned 39 launches. Subsequently on March 27, 2020, OneWeb filed for Chapter 11 Bankruptcy which terminated the entire launch service agreement entered with the Company during its bankruptcy process by September 18, 2020, resulting in a release of performance rights and performance obligations. As of the date of the issuance of these condensed consolidated financial statements, the disposition remains outstanding.

For the nine months ended September 30, 2021 and 2020, there were no other material legal proceedings.

(d)    Contingencies

The Company identified certain contracts where the expected costs to fulfill the contract will be in excess of the estimated transaction price. On October 1, 2017, the Company entered into a launch service agreement with a customer to provide a dedicated primary launch service which would deliver 150 kg of the customer’s payload. Per the terms of the agreement, the dedicated primary launch shall have a firm fixed price of $4.9 million. The Company amended the contract from a dedicated primary launch to secondary rideshare launches, with the $4.9 million firm fixed price allocated across the three launches based on the relative anticipated payload kilogram weight. During the nine months ended September 30, 2021, the Company determined that it was probable that the costs to provide the services as stipulated by the amended launch services agreement would exceed the allocated firm fixed price of each launch. As such, the Company recorded a provision for contract loss for these three secondary rideshare launches. During the nine months ended September 30, 2021, one of the three launches occurred. The provision for contract losses outstanding as of September 30, 2021 related to the remaining two launches is $8.4 million, recorded net of inventory in the condensed consolidated balance sheets.

Additionally, the Company identified launch service agreements with three other customers related to secondary rideshare launches where it was probable that the costs to provide the services would exceed the allocated firm fixed price of each launch. The Company recorded a provision for contract losses of $2.9 million, with $2.8 million recorded net of inventory and $0.1 million recorded net of contract costs in the condensed consolidated balance sheets, related to these secondary rideshare launches during the nine months ended September 30, 2021.

Consistent with the accounting of its firm fixed price contracts, the Company continually reviews cost performance and estimates-to-complete at least quarterly and in many cases more frequently. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. The impact of revisions in estimate of completion for all types of contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(13)  Employee Benefit Plan

The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development expenses in the condensed consolidated statements of operations and comprehensive loss, as incurred. Defined contributions were $3.1 million and $3.2 million for the nine months ended September 30, 2021 and 2020, respectively.

(14)  Investments in Noncontrolled Entity

Sky and Space Global Limited Investment

On October 23, 2020, the Company and Sky and Space Global Limited (“SAS”) entered into a settlement agreement to terminate and mutually release the parties from the launch service agreement dated September 16, 2016. The agreement will take effect depending on the successful relisting and IPO of SAS on the Australian Stock Exchange (“ASX”) and any additional requirements from regulators.

The settlement agreement also includes a services and reseller agreement, under which the Company will receive a non-refundable fee of AUD 1.0 million per year for its promotion services for three years on a quarterly basis beginning on July 1, 2021 and ending on April 1, 2024, and the Company will pay SAS a fee of AUD 0.1 million for each launch that is resold or referred by SAS. Given the settlement was contingent on events which had not yet occurred as of December 31, 2020, the services and reseller agreement were not recognized in the consolidated financial statements for the year ended December 31, 2020.

On February 16, 2021, under the terms of the settlement agreement, the Company was issued 11,000,000 ordinary shares of SAS Parent at AUD 0.20 per share for a total of 2.2 million AUD, or $1.7 million, which represents 14.7% of ownership in SAS Parent. The Company is also entitled to one observer seat on the board of directors of the parent company of SAS Parent so long as the Company maintains its ownership of 1,000,000 ordinary shares of SAS Parent. The Company does not have significant influence or the ability to exercise significant influence or control over SAS Parent. Therefore, the investment is accounted as a financial asset included in non-current asset in the condensed consolidated balance sheets, with unrealized gain or loss and dividends recognized in the condensed consolidated statement of operations and comprehensive loss. The Company has recognized upon issuance of the 11,000,000 ordinary shares of SAS Parent, an unrealized gain of $1.7 million from the initial investment, with an offset of $0.2 million unrealized loss based on SAS’ fair value as of September 30, 2021, which is recorded in other income, net for the nine months ended September 30, 2021.

On April 20, 2021, the Company was issued 7,000,000 fully vested call options with a strike price of AUD 0.40 per share, with settlement of the call options contingent upon the successful relisting and IPO of SAS Parent. As the relisting and IPO has not yet occurred as of September 30, 2021, the issuance of the options was not recognized in the condensed consolidated financial statements. The Company also determined the estimated value of such options was not material.

On August 27, 2021, SAS Parent officially discontinued its efforts to be relisted on ASX. On September 8, 2021, the Company amended the services and reseller agreement to remove the condition of SAS Parent to be relisted on ASX resulting in the settlement agreement as well as the services and reseller agreement becoming effective. Accordingly, the $1.2 million deposit from SAS related to the terminated launch service agreement historically recorded in deferred revenue has been released from deferred revenue and recorded as other income, net in the condensed consolidated statements of operations and comprehensive loss. The removal of this condition also relates to the outstanding call options, which as a result of the amendment, can be exercised into shares of SAS Parent regardless of the SAS Parent being relisted on ASX. However, the value of the options are not material for the periods presented.

VIECO USA, Inc.
Notes to Condensed Consolidated Financial Statements

(14)  Investments in Noncontrolled Entity (cont.)

Arqit PIPE Investment

On May 12, 2021, the Company entered into a binding term sheet (the “Term Sheet”) and a subscription agreement to commit to contribute $5.0 million to Arqit Limited (“Arqit”) in a PIPE transaction (the “Arqit PIPE Investment”) in exchange for 500,000 ordinary shares at $10.00 per share, subject to and contingent upon the closing of a planned merger transaction (the “Arqit Transaction”) between Arqit and Centricus Acquisition Corp., a SPAC unaffiliated with the Company. Upon closing of the Arqit Transaction, Arqit will deliver $5.0 million to the Company as a non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under a yet to be executed launch service agreement, which will be negotiated within sixty days of the closing of the Arqit Transaction.

On September 3, 2021, the Arqit Transaction was consummated, and the Company made the Arqit PIPE Investment, which was recorded as a financial asset in investments in the condensed consolidated balance sheets. Arqit concurrently delivered to the Company $5.0 million non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under the yet to be executed launch service agreement, which was recorded as deferred revenue in the condensed consolidated balance sheets. The Company and Arqit are currently negotiating the launch service agreement. During the nine months ended September 30, 2021, the Company recorded an unrealized gain of $5.0 million from the Arqit PIPE Investment in the condensed consolidated statements of operations and comprehensive loss.

(15)  Subsequent Events

The Company has evaluated subsequent events from September 30, 2021 through November 22, 2021, the date at which the condensed consolidated financial statements were available to be issued and concluded there were no subsequent events to recognize in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Vieco USA, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vieco USA, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California
September 15, 2021

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2020 and 2019
(In thousands, except share data)

Assets	2020	2019
Current assets
Cash and cash equivalents	$22,433	$148,967
Restricted cash	4,353	2,473
Accounts receivable, net	3,358	2,007
Inventory	66	—
Prepayments	6,421	6,740
Due from related party	—	781
Total current assets	36,631	160,968
Property, plant and equipment, net	49,103	48,615
Right-of-use assets	14,466	15,460
Other noncurrent assets	356	280
Total assets	$100,556	$225,323

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,303	$3,783
Current portion of lease obligation	1,154	683
Accrued liabilities	18,419	12,498
Deferred revenue	4,119	4,183
Due to related party	117	—
Total current liabilities	27,112	21,147
Lease obligation, net of current portion	14,179	15,230
Deferred revenue, net of current portion	23,520	71,546
Long-term debt due to Parent Company	235,108	230,277
Other long-term liabilities	306	290
Total liabilities	300,225	338,490
Commitments and contingencies (Note 12)
Stockholders’ deficit
Common stock (par value $0.0001 – 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	443,195	411,683
Accumulated deficit	(662,640)	(541,136)
Accumulated other comprehensive income	134	41
Total stockholders’ deficit of Vieco USA, Inc.	(219,311)	(129,412)
Non-controlling interests in VO Holdings, Inc.	19,642	16,245
Total stockholders’ deficit	(199,669)	(113,167)
Total liabilities and stockholders’ deficit	$100,556	$225,323

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2020 and 2019
(In thousands, except share and per share data)

	2020	2019
Revenue	$3,840	$477
Cost of revenue	3,168	67
Gross profit	672	410
Selling, general and administrative expenses	42,855	42,685
Research and development expenses	137,135	150,565
Operating loss	(179,318)	(192,840)
Interest expense, net	(4,852)	(2,791)
Other income, net	62,671	1,014
Loss before income taxes	(121,499)	(194,617)
Provision for income taxes	5	5
Net loss	(121,504)	(194,622)
Net loss attributable to non-controlling interests in VO Holdings, Inc.	3,397	3,654
Net loss attributable to Vieco USA, Inc.	(118,107)	(190,968)

Net loss per share
Basic and diluted	$(1,181,070)	$(1,909,681)

Weighted average shares outstanding
Basic and diluted	100	100

Other comprehensive loss
Foreign currency translation adjustment	(93)	(41)
Total comprehensive loss	$(118,200)	$(191,009)

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Non - controlling Interests in VO Holdings, Inc.	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance at December 31, 2018	100	$—	$305,224	$12,592	$—	$(346,514)	$(28,698)
Net loss	—	—	—	—	—	(194,622)	(194,622)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(194)	—	—	(194)
Vesting of subsidiary stock options	—	—	—	3,529	—	—	3,529
Subsidiary stock options exercised	—	—	—	318	—	—	318
Other comprehensive loss	—	—	—	—	41	—	41
Parent Company contributions	—	—	210,819	—	—	—	210,819
Parent Company distributions	—	—	(160)	—	—	—	(160)
Distributions to related party	—	—	(104,200)	—	—	—	(104,200)
Balance at December 31, 2019	100	$—	$411,683	$16,245	$41	$(541,136)	$(113,167)
Net loss	—	—	—	—	—	(121,504)	(121,504)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(148)	—	—	(148)
Vesting of subsidiary stock options	—	—	—	3,154	—	—	3,154
Subsidiary stock options exercised	—	—	—	409	—	—	409
Advances to non-controlling stockholders	—	—	—	(18)	—	—	(18)
Other comprehensive loss	—	—	—	—	93	—	93
Parent Company contributions	—	—	150,000	—	—	—	150,000
Parent Company distributions	—	—	(118,488)	—	—	—	(118,488)
Balance at December 31, 2020	100	$—	$443,195	$19,642	$134	$(662,640)	$(199,669)

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Cash flows from operating activities
Net loss	$(121,504)	$(194,622)

Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	3,154	3,529
Depreciation and amortization	13,975	16,494
Gain on disposal by sale of property and equipment	—	(18)
Non-cash interest on long-term debt, due to Parent Company	4,831	1,817

Change in operating assets and liabilities:
Accounts receivable	(1,351)	(2,007)
Inventory	(66)	—
Prepayments	320	(317)
Other noncurrent assets	(82)	(54)
Due from (to) related party, net	898	(9,231)
Accounts payable	(480)	782
Other long-term liabilities	(472)	290
Accrued liabilities	5,921	(757)
Deferred revenue	(48,090)	555
Other, net	(70)	(380)
Net cash used in operating activities	(143,016)	(183,919)

Cash flows from investing activities:
Purchase of property and equipment	(13,337)	(15,788)
Proceeds from sale of property and equipment	39	38
Net cash used in investing activities	(13,298)	(15,750)

Cash flows from financing activities:
Payments of finance lease obligations	(243)	(165)
Cash received from the sale of non-controlling interest	409	318
Advances to non-controlling stockholders	(18)	—
Proceeds from long-term debt, due to Parent Company	—	228,460
Parent Company contributions	150,000	210,819
Parent Company distributions	(118,488)	(160)
Distributions to related party	—	(104,200)
Net cash provided by financing activities	31,660	335,072
Net (decrease) increase in cash and cash equivalents and restricted cash	(124,654)	135,403
Cash and cash equivalents and restricted cash at the beginning of the year	151,440	16,037
Cash and cash equivalents and restricted cash at the end of the year	$26,786	$151,440
Cash and cash equivalents	$22,433	$148,967
Restricted cash	4,353	2,473
Cash and cash equivalents and restricted cash	$26,786	$151,440

Supplemental disclosure
Schedule for non-cash investing activities
Unpaid property, plant, and equipment received	$26	$167

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)    Organization and Business Operations

Vieco USA, Inc. (the “Company”) is the holding company of the Virgin Orbit business, focused on the development, manufacture and related technologies of rockets for the purpose of conducting mission launch operations to place payloads into orbit. The Company is a vertically integrated aerospace company pioneering commercial space orbital air-pad launch solutions for small satellites across various industries including government, research and education. The development and manufacturing activities are located in Long Beach, California, with a testing facility in Mojave, California. The Company had its first successful demo and commercial launches out of Mojave, California and plans to conduct commercial launches out of Guam and Cornwall.

The Company’s consolidated subsidiaries include VO Holdings, Inc. (“VOH”), Virgin Orbit, LLC, (“Virgin Orbit”), Virgin Orbit UK Limited (“VOUK”), JACM Holdings, Inc. (“JACM”), Ground Station Mexico, S.A. de C.V. (“GSM”), and VOX Space, LLC (“VOX Space”), which is incorporated in the United States. The Company is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (the “Parent Company”).

As of December 31, 2019, the Company owned common stock representing a 51% ownership in Virgin Galactic Holdings, Inc. (“VGH”), a publicly listed company. The Company subsequently distributed its 51% ownership in VGH to the Parent Company, such that the Company does not have any ownership in VGH as of December 31, 2020. The Company did not receive any consideration from the Parent Company for distributing the 51% ownership in VGH. On January 13, 2021, Galactic Ventures, LLC (“GV LLC”), a subsidiary of the Company, merged with and into the Company with the Company being the surviving entity which directly controls VOH (collectively, with the distribution of the Company’s ownership in VGH to the Parent Company, the “Restructuring”). The assets and liabilities and results of operations of VGH have been excluded from these consolidated financial statements. Refer to Note 2 — Summary of Significant Accounting Policies — Basis of Presentation for further information.

Liquidity and Going Concern

The Company’s cash and cash equivalents were $22.4 million and $149.0 million as of December 31, 2020 and 2019, respectively. While the Company began generating launch service revenues in 2021, it is still dependent on Corvina Holdings Limited (“Corvina”) the intermediate holding company of the Parent Company, for continued support to fund operations, without which the Company would not be able to pay its liabilities and obligations as they come due and would need to curtail its operations.

On June 14, 2021, Corvina agreed to provide financial support to the Company sufficient for it to satisfy its liabilities and obligations as they come due, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due, up to an amount of $202.0 million (being the amount required under the current business plan over and above cash already held in the Company in the amount of $20.0 million as of June 14, 2021) until the earlier of 1) July 31, 2022, and 2) the date on which the Company obtains adequate third-party funding required to satisfy the above obligations through July 31, 2022 (including, without limitation, through a merger or similar transaction that results in a direct or indirect parent company of the Company having funds required to satisfy the above through July 31, 2022).

On April 21, 2021, the Parent Company’s board of directors unanimously approved the pursuit of a merger transaction involving the Company and NextGen Acquisition Corp. II (“NextGen”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of NextGen (the “Transaction”). In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. The Company is also expected to receive approximately $500.0 million in cash consideration from NextGen and a private investment in a public entity (“PIPE”) transaction upon the closing of the Transaction. The cash consideration expected to be received by the Company is estimated before giving effect to the payment of transaction costs incurred in connection with the Transaction and assumes that no public stockholders of NextGen exercise their redemption rights with respect to their public shares of NextGen’s Class A ordinary shares for a pro rata share of the funds in the trust account of NextGen prior to the closing of the Transaction.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)    Organization and Business Operations (cont.)

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California and District of Columbia, where most of the Company’s workforce is located, the Company has taken steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, the Company initially reduced and then temporarily suspended on-site operations for one week at its facilities in Long Beach, California in late March 2020. Starting late March 2020, approximately two-thirds of the Company’s workforce and contractors were able to complete their duties from home. As government authorities had classified the Company’s business as part of the nation’s critical infrastructure, the remaining one-third of the Company’s workforce was able to resume on-site operations, under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools, and regular testing of the Company’s employees and contractors for COVID-19.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted the Company’s operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should the Company experiences sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented.

As of the date of the issuance of these consolidated financial statements, most of the Company’s employees whose work requires them to be in its facilities are now back on-site, but the Company experienced, and expects to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19.

(2)    Summary of Significant Accounting Policies

(a)    Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission. Based on an evaluation of the guidance under Staff Accounting Bulletin (“SAB”) Topic 5.Z.7, Accounting for the spin-off of a subsidiary, it was determined that the Restructuring should be reflected as a change in reporting entity. As such, the accompanying consolidated financial statements of the Company retroactively reflect the Restructuring, including all distributions and transactions in conjunction therewith, and exclude VGH for all periods presented. These consolidated financial statements are the consolidated financial statements of the Company and its subsidiaries, each of which is controlled, and is based on the financial position and results of operations of the Company as a standalone company. Intercompany balances and transactions between consolidated entities have been eliminated. Refer to Note 4 — Related Parties for further information regarding the Company’s related party transactions.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

The Company was historically funded by the Parent Company. Cash and cash equivalents are managed through bank accounts legally owned by the Company, and cash and cash equivalents held by the Parent Company were not attributable to the Company for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the consolidated balance sheets. Transfers of cash, both to and from the Parent Company’s treasury program by the Company or related parties that were not historically cash settled are reflected in the consolidated balance sheets as equity and as a financing activity on the accompanying consolidated statements of cash flows.

During the periods presented in the consolidated financial statements, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by the Parent Company, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by the Parent Company, any income tax receivables resulting from the related income tax provisions have been reflected in the consolidated balance sheets within additional paid-in capital, a component of stockholders’ deficit.

(b)    Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the consolidated financial statements include, but are not limited to, useful lives of property, plant and equipment, net, leases, income taxes including deferred tax assets and liabilities and impairment valuation, assumptions included in the valuation of the stock-based awards, assumptions included in the valuation of the Company’s common stock, and contingencies.

(c)     Principles of Consolidation

The accompanying consolidated financial statements include all entities controlled by the Company after reflecting the restructuring previously described.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive the benefits from its activities that could potentially be significant to the entity. In assessing control, potential voting rights that are currently exercisable or convertible are taken into account. The accounts of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(d)    Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and all highly liquid, readily convertible investments, with a maturity of three months or less.

(e)     Restricted Cash

Restricted cash includes any cash deposits received from customers, that are contractually restricted for operational use until the launch service is provided or the deposits are refunded.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

(f)     Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Company’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. There was no allowance for uncollectible amounts and no write-offs as of and for the years ended December 31, 2020 and 2019. The Company does not have any off-balance sheet credit exposure related to its customers.

(g)    Prepayments

Prepayments consist of prepaid rent, prepaid insurance, prepaid medical insurance, prepaid workers compensation and other general supplier prepayments.

(h)    Inventory

Inventory consists of spare parts from bridge ventilators the Company built to help in the fight against the COVID-19 pandemic (refer to Note 2 — Summary of Significant Accounting Policies — Revenue Recognition). Inventory is stated at the lower of cost or net realizable value. If events or changes in circumstances indicate that the utility of inventory has diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. The Company determines the costs of other product and supply inventory by using the first-in first-out or average cost methods. Given the Company’s raw materials do not have alternative use and technological feasibility has not yet been attained as of December 31, 2020, materials, labor and overhead costs incurred for the production of the Company’s rockets are recorded to research and development expenses.

(i)     Property, Plant and Equipment, Net

Property, plant and equipment, net, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization.

Depreciation on property, plant and equipment is calculated on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term.

The estimated useful lives for each class of property, plant and equipment are as follows:
Leasehold improvements	Shorter of the estimated useful life or lease term
Machinery and equipment	5 to 7 years
Aircraft	15 years
IT software and equipment	3 to 5 years

The Company incurs repairs and maintenance costs on major equipment, which is expensed as incurred. Assets disposed of or retired are removed from cost and accumulated depreciation accounts and any resulting gain or loss is reflected in the Company’s consolidated statements of operations and comprehensive loss.

(j)     Leases

The Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Leases are recorded in the balance sheet as right-of-use assets (“ROU assets”) and operating and finance lease obligations. ROU assets represent the Company’s right to use the underlying assets for the lease terms and lease obligations represent the Company’s obligations to make lease payments arising from the leases. ROU assets and lease obligations are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. When the discount rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Because the Company does not generally borrow on a collateralized basis, the Company used incremental borrowing rates determined by a third-party valuation firm based on market yields for the respective lease terms.

The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU assets and lease obligations. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Amortization of finance lease assets is recognized over the lease term as operating expenses based on the nature of the leased asset. Interest expense on finance lease liabilities is recognized over the lease term in interest expense. The Company elected to exclude from its balance sheets recognition of leases having a term of 12 months or less after considering renewal terms (“short-term leases”). The Company accounts for lease and non-lease components separately.

(k)    Capitalized Software

The Company capitalizes certain costs associated with the development or purchase of internal-use software. The amounts capitalized are included in property, plant and equipment, net on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the resulting software, which approximates 3 years.

(l)     Long-Lived Assets

Long-lived assets consist of property, plant and equipment, net and ROU assets and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset to its carrying amount. The Company assesses impairment for asset groups, which represent a combination of assets that produce distinguishable cash flows. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. The Company has not recorded any impairment charges during the years presented.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining depreciation period.

(m)   Other Noncurrent Assets

Other noncurrent assets consist primarily of security deposits related to operating lease facilities.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

(n)    Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company estimates fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

•        Level 1 inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

•        Level 2 inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•        Level 3 inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the consolidated balance sheets under current assets and current liabilities approximate fair value because of the short maturity of these instruments.

The Company invested its restricted cash in money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The estimated changes in fair values of the investments held in money market funds is not material.

(o)    Fair Value of Common Stock

The fair value of the Company’s common stock has historically been determined by its board of directors with the assistance of management and third-party valuation service providers. In the absence of a public trading market for its common stock, the Company develops an estimate of the fair value of its common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

The Company’s common share valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation and Internal Revenue Code 409A (“IRC 409A”). The assumptions used to determine the estimated fair value of the Company’s common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        projected financial data provided by the Company;

•        capital market data on interest rates, yields and rates of return for various investments;

•        the history and nature of the Company’s business, the progress of the Company’s research and development efforts, the Company’s stage of development, business strategy and outlook;

•        the material risks related to the Company’s business and industry outlook;

•        the market performance of publicly-traded companies in comparable market sectors;

•        the degree of marketability for the Company’s common stock including contractual restrictions on transfer of the common stock; and

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

•        the likelihood of achieving a liquidity event for the Company’s preferred and common stockholders, given prevailing market conditions.

In determining the fair value of the Company’s common stock, the Company established the enterprise value of its business using the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by the Company’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors.

In all valuation methods and scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding the Company’s expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each relevant valuation date and may have a material impact on the valuation of the Company’s common stock. Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.

(p)    Comprehensive Loss

Comprehensive loss represents all changes in equity other than transactions with owners. The Company’s comprehensive loss consists of net loss and foreign currency translation adjustments.

(q)    Revenue Recognition

The Company recognizes revenue when control of the promised goods and services is transferred to its customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company’s launch service revenue contracts have been fixed-price contracts. To the extent actual costs vary from the cost upon which the price was negotiated, the Company will generate variable levels of profit or could incur a loss.

Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Launch Services

Small satellite launch operations revenue is recognized for providing customer launch services. The Company’s launch service contracts generally consist of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. The Company has yet to undertake first commercial spaceflight for paying small satellite customers and consequently have not generated any launch revenue as of December 31, 2020.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Engineering services revenue contracts obligate the Company to provide primarily research and studies services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the “as-invoiced” practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer. Engineering services revenue was $2.0 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

Bridge Ventilators

On April 30, 2020, the Company secured an Emergency Use Authorization from the U.S. Food and Drug Administration for its development of a new mass-producible bridge ventilator to help in the fight against the COVID-19 pandemic. The Company’s engineers consulted with the Bridge Ventilator Consortium, led by the University of California Irvine and the University of Texas at Austin, a group formed to span and nurture efforts to build producible, simple ventilators to aid in the COVID-19 crisis. As part of these efforts, Virgin Orbit contracted with the California Emergency Medical Services Authority. The Company has provided 600 units and recognized revenue related to these units for a total of $1.9 million revenue for the year ended December 31, 2020.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. Amounts are generally billed as work progresses in accordance with agreed-upon milestones. The Company records accounts receivable when it has an unconditional right to consideration. Contract assets are classified as current if the invoice will be delivered to the customer within the succeeding 12-month period with the remaining recorded as long-term.

Contract liabilities primarily relate to small satellite launch operations and are recorded when cash payments are received or due in advance of performance. Cash payments for small satellite launch services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as non-current deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Non-current deferred revenue was $23.5 million and $71.5 million as of December 31, 2020 and 2019, respectively. The decrease in non-current deferred revenue was primarily due to the cancellation of a launch service agreement (“LSA”) of the Company’s largest customer, OneWeb (refer to Note 12 — Commitments and Contingencies). Current deferred revenue was $4.1 million and $4.2 million as of December 31, 2020 and 2019, respectively.

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

Remaining performance obligations are committed and represent non-cancellable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. Some contracts allow customers to cancel the contracts without a significant penalty if the Company’s launches are delayed beyond a specified period or if the Company does not achieve certain milestones, and the cancellable amount of contract value is not included in the remaining performance obligations.

As of December 31, 2020, the Company has two engineering services revenue contracts for which it expects to transfer all remaining performance obligations to the customer in the fiscal year ending

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

December 31, 2021. The Company does not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which it has the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations. The remaining performance obligations of the two engineering services revenue contracts met these exemptions

Contract Costs

The Company has not incurred incremental costs of obtaining its contracts with customers.

Costs incurred to fulfill contracts with customers are recorded to research and development expenses given the Company’s raw materials do not have alternative use and technological feasibility has not yet been attained as of December 31, 2020.

(r)     Cost of Revenue

Cost of revenue related to engineering services and the bridge ventilators consist of expenses related to materials and human capital, such as payroll and benefits. There were no costs of revenue related to small satellite launch operations for the years ended December 31, 2020 or 2019. Once technological feasibility is reached, the Company will capitalize and subsequently charge to cost of revenue the cost for rocket manufacturing including materials, labor and related mission launch costs including fuel, payroll and benefits for its pilots and ground station crew and maintenance as well as the depreciation of the Company’s uniquely portable and reusable launch stage, Cosmic Girl (“Cosmic Girl”), facilities and equipment and other allocated overhead expenses, once placed into service. While the Company has made this conclusion, there is no impact to the consolidated financial statements as of December 31, 2020.

(s)     Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources including amounts charged by the Parent Company; and the portion of depreciation expense, maintenance and rent relating to facilities that support the selling, general and administrative functions, including the manufacturing warehouse in Long Beach, California, and equipment; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

(t)     Research and Development

The Company conducts research and development activities to develop existing and future technologies that advance its spaceflight systems for small satellite launch services towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing its LauncherOne rocket systems primarily include equipment, material, and labor. Costs incurred for performing test flights primarily include rocket engines and fuel. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. The Company expenses all research and development costs as incurred and has not capitalized any rocket development costs to date. Once technological feasibility is achieved, the Company will capitalize the costs for rocket manufacturing any additional components of its LauncherOne rocket systems.

On November 5, 2019, VOUK Limited entered into a grant agreement with the U.K. Space Agency (“UKSA”) whereby the Company was awarded £7.35 million, or $9.5 million, in grant funding to design, develop and manufacture ground support equipment and conduct mission planning to enable the horizontal launch of small satellites from Spaceport Cornwall at Cornwall Airport Newquay. Government grants are recognized over the period in which the Company will incur the related costs the grant is intended to compensate. The Company records the grant when there is reasonable assurance that conditions attached

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

to grant have been met and the grant will be received. Grant related income is recognized as a receivable for the compensation of costs in the period which it is receivable and deducted from related expenses. For the years ended December 31, 2020, and 2019, the Company recorded a grant reimbursement receivable of $2.1 million and $1.4 million, respectively, offset against research and development expenses in the accompanying consolidated statements of operations and comprehensive loss.

(u)    Other Income

Other income consists of sources of income that are not related to the Company’s primary operations, and include interest income earned on cash and cash equivalents held by the Company in interest bearing demand deposit accounts. Other income also includes miscellaneous non-operating items, such as Company employee store merchandising and legal settlements.

On March 27, 2020, the Company’s largest customer, OneWeb, filed for bankruptcy. On September 18, 2020, the LSA was cancelled during OneWeb’s bankruptcy process which resulted in the full termination of the LSA and released both parties’ performance rights and obligations under the LSA. Accordingly, in September 2020, the Company wrote-off $62.2 million of the non-refundable deposits paid towards the LSA which was historically recorded in deferred revenue, and recognized a corresponding increase in other income.

(v)     Interest Expense

Interest expense relates to finance lease obligations and the outstanding long-term debt due to Parent Company.

(w)    Income Taxes

The Company adopted the separate return approach for the purpose of the consolidated financial statements, including the income tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and the Parent Company filed a tax return for the years ended December 31, 2020 and 2019.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. The Company’s assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of the Parent Company. The Company’s policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results. The income tax expense includes the effects of any accruals that Company believe are appropriate, as well as the related net interest and penalties.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

The Company has not yet started commercial operations and as such it is accumulating net operating losses at the federal and state levels. The Company has no material income tax expense for the years ended December 31, 2020 and 2019.

(x)    Concentrations of Credit Risks and Significant Vendors and Customers

Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents and of certificates of deposit. In respect of accounts receivable, the Company is not exposed to any significant credit risk to any single counterparty or any company of counterparties having similar characteristics.

(y)     Foreign Currency

The functional currency of the Company’s foreign subsidiary operating in the United Kingdom is the local currency. Assets and liabilities are translated to the United States dollar using the period-end rates of exchange. Revenue and expenses are translated to the United States dollar at average rates of exchange prevailing during the respective period. Translation adjustments resulting from this process are recorded as a component of accumulated other comprehensive income (loss) in the consolidated balance sheet and stockholders’ deficit.

(z)     Stock-Based Compensation

The Company does not have a stock-based compensation plan. However, the Company’s controlled subsidiary, VOH, maintains stock-based compensation plans which include stock options and stock appreciation rights (“SARs”) for issuance to employees of the Company.

The Company estimates the fair value of stock based awards on the date of grant. The value of the portion of the grant that is ultimately expected to vest is recognized as expense during the requisite period. The Company has estimated the fair values for each option award as of the date of the grant using Black Scholes option pricing model. The options typically have a contractual term of 10 years. The stock options granted have an exercise price equal to the fair market value of the common stock on the grant date. The options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. The Company has not recognized any compensation expense related to its SARs given the vesting of the SARs are contingent upon an initial public offering (“IPO”) or a change of control. Compensation expense for these performance based awards is not recorded until the performance condition is probable of being met, however, such performance conditions are generally not considered probable until they actually occur.

(aa)  Non-Controlling Interests

Non-controlling interests on the consolidated statements of operations and comprehensive loss represent the portion of a majority-owned subsidiary’s net income or loss that is attributed by non-controlling stockholders. Non-controlling interests on the consolidated balance sheets represent the portion of equity in a consolidated subsidiary owned by non-controlling stockholders.

(bb)  Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholder by the average number of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents to the extent they are dilutive. For purposes of this calculation, stock options and SARs are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive for all periods presented.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”), in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on its consolidated financial position and results of operations. If the Company, or its prospective parent company becomes public or is public, the Company expects such public company to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out to the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

(a)    Accounting Standard Updates Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. The Company removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intra-period tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, situates all disclosure guidance in the appropriate disclosure section of the Codification, and makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently assessing the potential impact of ASU 2020-10 on its consolidated financial statements.

(b)    Adopted Accounting Standard Updates

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with subsequent amendments. The amended ASU 2016-02 requires lessees to recognize on the balance sheet a ROU asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. Under legacy GAAP, operating leases were not recognized by a lessee in its balance sheet. In general, the asset and liability each equal the present value of lease payments. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach shall be used when adopting ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements (cont.)

On January 1, 2019, the Company adopted ASU 2016-02 and applied this guidance for both reporting periods under the modified retrospective transition approach and applied the new guidance prospectively. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs, and all of the new standard’s available transition practical expedients. The Company elected to exclude from its balance sheets recognition of short-term leases. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Amortization of finance lease assets is recognized over the lease term as operating expenses based on the nature of the leased asset. Interest expense on finance lease liabilities is recognized over the lease term in interest expense.

The amount of the ROU assets and lease obligations represents the aggregate discounted amount of the Company’s minimum lease obligations as of the reporting date. The difference between the ROU assets and lease obligations amounts represents deferred rent liabilities and lease incentives as of the reporting date that are netted against the ROU assets amount. As of December 31, 2020, and 2019, total future undiscounted minimum payments under operating leases amounted to $24.9 million and $27.9 million, respectively.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the contract transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are transferred to the customer. Refer to Note 2 — Summary of Significant Accounting Policies — Revenue Recognition for further revenue information.

Fair Value Measurement

Effective January 1, 2020, the Company adopted ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which modified the disclosure requirements on fair value measurements. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

Measurement of Credit Losses on Financial Instruments

Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments — Credit Losses, Measurement of Credit Losses on Financial Instruments (Topic 326), which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements (cont.)

Stock-Based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The standard largely aligns the accounting for share-based payment awards issued to employees and non-employees by expanding the scope of Topic 718 to apply to non-employee share-based transactions, as long as the transaction is not effectively a form of financing. For public entities, ASU 2018-07 was required to be adopted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, ASU 2018-07 is effective for annual periods beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted for all entities but no earlier than the Company’s adoption of ASU 2018-07. The Company adopted ASU 2018-07 as of the required effective date of January 1, 2020. The adoption of ASU 2018-07 adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash (Topic 230). The standard requires that a statement of cash flows explain changes in the reporting period in the total of cash, cash equivalents and restricted cash. When reconciling the beginning of the period and end of the period cash balances, restricted cash should be included with cash and cash equivalents. The standard is effective for all entities for fiscal years beginning after December 15, 2018. The Company adopted ASU 2016-18 as of the required effective date of January 1, 2019. The adoption of ASU 2016-18 did not have a material impact on the Company’s consolidated financial statements.

(4)    Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprise Limited (“VEL”), a company incorporated in England. VEL is an affiliate of the Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Orbit” within the United States, Australia, South Africa, and the European Union. Royalties payable for the use of license are the greater of 1% of revenue or $0.2 million per quarter, prior to the Company’s first commercial launch date.

The Company records direct charges from the Parent Company for corporate related functions, which includes tax, accounting and auditing professional fees. The Company was charged $141 thousand and $145 thousand of corporate expenses during the years ended December 31, 2020 and 2019, respectively. These expenses are included within selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

On October 16, 2019, the Company withdrew $104.2 million from the revolving loan facilities the Company entered with the Parent Company (refer to Note 9 — Long-Term Debt) and distributed the amount to VGH to finance the operations of VGH. VGH was not obligated to repay the outstanding principal and accrued unpaid interest related to the amount withdrawn. As such, the amount has been reflected in the consolidated balance sheets as a distribution to related party within additional paid-in capital, a component of stockholders’ deficit, as of December 31, 2019.

On October 25, 2019, the Company entered into a transition services agreement (“TSA”) with VGH primarily for certain operating and administrative services that expires in October 2021. VGH provided pilot utilization services, finance and accounting services and insurance advisory services to the Company. The Company provides propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage services, as well as business development and regulatory affairs services to VGH.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)    Related Parties (cont.)

In addition to the TSA, the Company records direct charges from VGH for other general administrative expenses. The Company incurred total operating expense charges, net, of $0.2 million for each of the years ended December 31, 2020 and 2019, which were recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

The Company has a payable of $0.1 million to VGH as of December 31, 2020 and a receivable of $0.8 million from VGH as of December 31, 2019. On August 18, 2020, the Company received payment of $0.8 million related to the receivable outstanding as of December 31, 2019, and the $0.1 million payable remains outstanding as of December 31, 2020.

(5)    Inventory

As of December 31, 2020, inventory is comprised of only bridge ventilator spare parts.

(6)    Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following as of December 31, 2020 and 2019:
	2020	2019
	(In thousands)
Leasehold improvements	$20,769	$19,721
Machinery and equipment	50,285	45,004
Aircraft	8,000	8,000
IT software and equipment	20,190	18,455
Construction in progress	11,898	6,665
	111,142	97,845
Less: accumulated depreciation and amortization	(62,039)	(49,230)
Property, plant and equipment, net	$49,103	$48,615

Total depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $14.0 million and $16.5 million, respectively, of which $9.8 million and $10.6 million was recorded in research and development expenses with the remaining balance recorded in selling, general and administrative expenses.

The Company’s capitalized software totaled $0.9 million and $1.6 million, net of accumulated amortization of $6.7 million and $5.7 million as of December 31, 2020 and 2019, respectively. No amortization expense is recorded until the software is ready for its intended use. For the years ended December 31, 2020 and 2019, amortization expense related to capitalized software was $1.0 million and $1.4 million, respectively.

(7)    Leases

The Company leases out offices and other facilities and certain manufacturing and office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. The Company does not recognize ROU assets and lease obligations for short-term leases.

At inception, the Company determines if an arrangement contains a lease and whether that lease meets the classification criteria of a finance or operating lease. Some arrangements contain lease components (e.g., minimum rent payments) and non-lease components (e.g., services). The Company has elected to account for these lease and non-lease components as a single lease component. The Company also elects not to apply the recognition requirements to short-term leases.

Operating lease ROU assets and lease obligations are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)    Leases (cont.)

for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company utilizes its incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. As of the transition date on January 1, 2019, the Company utilized the incremental borrowing rate which varies between 11.1% to 11.8% depending on the length of the lease. This was determined by the Company based on input from a third-party valuation firm based on market yields for the respective lease terms. The operating lease ROU assets includes any lease payments made and excludes lease incentives. The Company’s variable lease payments primarily consist of lease payments resulting from changes in the consumer price index. Variable lease payments that do not depend on an index are excluded from the ROU assets and lease obligations and are recognized in the period in which the obligation for those payments is incurred. The Company’s ROU assets and lease obligations may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Finance leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term. Amortization expense and interest expense associated with finance leases are included in selling, general and administrative expenses and interest expense, respectively, on the consolidated statements of operations and comprehensive loss. Amortization of assets under finance lease were $0.2 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

The components of lease expense related to leases for the period are as follows:
	2020	2019
	(In thousands)
Lease cost:
Operating lease expense	$2,735	$2,328
Short-term lease expense	3,358	3,162

Finance lease cost:
Amortization of right-of-use assets	237	181
Interest on lease obligations	21	14
Total finance lease cost	258	195
Total lease cost	$6,351	$5,685

The components of supplemental cash flow information related to leases for the period are as follows:
	2020	2019
	(In thousands)
Cash flow information:
Cash paid for amounts included in the measurement of lease obligations for the year ended:
Operating cash flows from operating leases	$2,273	$2,247
Operating cash flows from finance leases	21	14
Financing cash flows from finance leases	230	164

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$15,471
Finance leases	139	232

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)    Leases (cont.)

	2020	2019
Other Information:
Weighted average remaining lease term:
Operating leases (in years)	9	10
Finance leases (in years)	2	3

Weighted average discount rates:
Operating leases	11.8%	11.8%
Finance leases	5.1%	3.3%

The supplemental balance sheet information related to leases for the period is as follows:
	2020	2019
	(In thousands)
Finance Leases
Long-term right-of-use assets	$457	$500
Short-term finance lease obligations	253	193
Long-term finance lease obligations	286	437
Total finance lease obligations	$539	$630

Operating Leases
Long-term right-of-use assets	$14,009	$14,960
Short-term operating lease obligations	901	489
Long-term operating lease obligations	13,893	14,793
Total operating lease obligations	$14,794	$15,282

Lease expense for the years ended December 31, 2020 and 2019 was $6.1 million and $5.5 million, respectively.

(8)    Accrued Liabilities

A summary of the components of accrued liabilities as of December 31, 2020 and 2019 is as follows:
	2020	2019
	(In thousands)
Accrued payroll	$1,035	$1,729
Accrued vacation	3,308	2,348
Accrued bonus	6,568	3,668
Other accrued expenses	7,508	4,753
Total accrued liabilities	$18,419	$12,498

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(9)    Long-Term Debt

Revolving Loan Facility

On August 20, 2019, the Company signed a nine-year term $200.0 million revolving loan facility (“RLF”) with the Parent Company that bears an annual interest rate of 1.87% or the Applicable Federal Rates provided by the Internal Revenue Service (the “IRS AFRs”) applicable at the date of each draw down.

On October 16, 2019, the Company signed an additional ten-year term $30.0 million RLF with the Parent Company that bears an annual interest rate of 1.86% or the IRS AFRs applicable at the date of each draw down, subordinated to the $200.0 million revolving credit facility.

The Company has outstanding principal and accrued unpaid interest balances of $235.1 million and $230.3 million as of December 31, 2020 and December 31, 2019, respectively. The Company recorded interest expense of $4.8 million and $2.8 million for the years ended December 31, 2020 and 2019, respectively. No repayments of principal balances or interest accrued have been made under the RLF.

(10)  Income Taxes

(a)    Income Taxes

For the years ended December 31, 2020 and 2019, loss from continuing operations before taxes consists of the following:
	2020	2019
	(In thousands)
U.S. operations	$121,473	$194,592
Foreign operations	26	25
Loss before income taxes	$121,499	$194,617

The federal and state income tax provision (benefit) is summarized as follows for the years ended December 31, 2020 and 2019:
	2020	2019
	(In thousands)
Current
Federal	$—	$—
State	5	5
Foreign	—	—
Total current tax expense	5	5

Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax expense	—	—
Total tax expense	$5	$5

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2020 and 2019 are as follows:
	2020	2019
	(In thousands)
Deferred tax assets
Accrued employee compensation	$2,186	$1,159
NOLs and capital loss carryforwards	87,623	69,139
Credit carryforwards	114,986	106,183
Equity compensation	3,961	3,247
R&D capitalized costs	44,051	32,070
Start-up costs	43,836	44,077
Other	137	106
Total deferred tax assets	$296,780	$255,981

Deferred tax liabilities
Fixed asset basis	$(1,876)	$(1,547)
Other	(236)	(319)
Total deferred tax liabilities	$(2,112)	$(1,866)

Valuation allowance	$(294,668)	$(254,115)
Net deferred taxes	$—	$—

Topic 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that the Company assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, the Company believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The Company may be subject to the NOL utilization provisions of Section 382 of the Internal Revenue Code of 1986, as amended. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. The Company has not completed a Section 382 analysis to determine if a change in ownership has occurred. Until an analysis is completed, there can be no assurance that the existing net operating loss carry-forwards or credits are not subject to significant limitation

Net operating losses and tax credit carryforwards as of December 31, 2020 are as follows:
	Amount	Expiration Years
	(In thousands)
Net operating losses, federal – Expiring	$153,787	2036 – 2037
Net operating losses, federal – Indefinite	95,079	Indefinite
Net operating losses, state	506,204	2037 – 2038
Net operating losses, foreign	48	Indefinite
Tax credits, federal	84,681	2037 – 2040
Tax credits, state	74,749	Indefinite

In the ordinary course of its business the Company incurs costs that, for tax purposes, are determined to be qualified research expenditures within the meaning of IRC §41 and are, therefore, eligible for the Increasing Research Activities credit under IRC §41. For the years ended December 31, 2020 and

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

2019, the Company utilized the separate return approach for the purpose of presenting the consolidated financial statements, including the tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and the Parent Company filed tax return for the years ended December 31, 2020 and 2019.

(b)    Tax Rate Reconciliation

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act reduces the U.S. federal corporate tax rate to 21% and created a new requirement that Global Intangible Low Taxed Income (“GILTI”) which is based on income earned by foreign subsidiaries must be included in the gross income of the U.S. stockholder. Under U.S. GAAP, the Company is permitted to make an accounting policy election to either treat taxes due on future inclusions in U.S. taxable income related to GILTI as a current-period expense when incurred or to factor such amounts into its measurement of deferred taxes. The Company has made a policy election to treat such amounts as period costs and therefore has not made an adjustment to deferred income taxes for GILTI.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of December 31, 2020, neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on the Company’s effective tax rate. The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:
	2020	2019
	(In thousands)
Statutory rate	$(25,518)	$(40,872)
State taxes, net of federal benefit	(6,637)	(10,146)
Meals & entertainment	193	277
Permanent adjustments	214	187
Equity compensation	5	(2)
Other deferred adjustment	(4)	—
General business credits	(8,803)	(12,921)
Change in valuation allowance	40,555	63,482
Income tax expense	$5	$5

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

In accordance with Topic 740 and based on all available evidence, the Company believes that it is more likely than not that its deferred tax assets will not be utilized within their respective carryforward periods and has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2020 and 2019. The Company assesses on a periodic basis the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income or losses, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.

As of December 31, 2020, the Company had federal net operating loss carryforwards of $248.9 million, of which $153.8 million will begin to expire in 2036 and the remainder will carryforward indefinitely. The Company has state net operating losses of $506.2 million and these carryforwards will begin to expire in 2026. In addition, the Company has research and development tax credit carryforwards of $84.7 million for federal income tax purposes and $74.7 million for California tax purposes. The federal research and development tax credit carryforwards will begin to expire in 2025. The California state research and development tax credit will carry forward indefinitely. The Company’s ability to use its net operating loss carryforwards and federal and state tax credit carryforwards to offset future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined by Internal Revenue Code Section 382.

(c)     Uncertain Tax Positions

The Company believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The Company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the Company’s tax provision. The Company adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that the Company will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

As of December 31, 2020, and 2019, the Company has total uncertain tax positions of $31.9 million and $29.4 million, respectively. The Company estimates that these liabilities would be reduced by $31.9 million and $29.4 million, respectively, from offsetting tax benefits associated with the correlative effects of net operating losses and other timing adjustments. The net amounts of all years, if not required, would favorably affect the Company’s effective tax rate. No interest or penalties have been recorded related to the uncertain tax positions.
	2020	2019
	(In thousands)
Balance at the beginning of the year	$29,448	$14,851

Increases:
For current year’s tax positions	2,438	6,440
For prior years’ tax position		8,157

Decreases:
For prior years’ tax positions	—	—
Statute of limitations	—	—
Settlements with taxing authorities	—	—
Other decreases	—	—
Gross balance at the end of the year	$31,886	$29,448

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

It is not expected that there will be a significant change in the Company’s uncertain tax positions in the next 12 months. The Company is subject to U.S. federal and state income taxes as well as to income taxes in multiple state jurisdictions, and various foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities. As of the date of the financial statements, there are no tax examinations in progress. The statute of limitations for tax years ending after and including December 31, 2017 are open for federal, state, and foreign tax purposes, respectively.

(11)  Stockholders’ Deficit

(a)    Common Stock

The holders of common stock are entitled to one vote per share, to receive dividends, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders pursuant to the First Amended and Restated Bylaws.

(b)    Stock-Based Compensation

The Company maintains a stock-based compensation plan at VOH that provides its grantees stock option and SARs.

(i)     2017 Stock Incentive Plan

On June 15, 2017, the board and stockholders of VOH adopted the 2017 Stock Incentive Plan (the “Plan”), with the objective of attracting and retaining available employees and directors by providing stock-based and other performance-based compensation. Pursuant to the Plan, up to 8,320,000 shares of common stock have been reserved for issuance, upon exercise of options or SARs, to employees, nonemployee directors, and consultants of the Company and subsidiaries. In June 2020, the Company authorized an additional 6,180,000 shares of common stock.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and SARs. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate, and expected dividends.

The Company estimated expected volatility based on historical data of comparable publicly traded companies. The risk-free rate assumed in valuing the options is based on the U.S. Treasury rate in effect at the time of grant for the expected term of the option. The Company does not anticipate paying any cash dividends in the foreseeable future and, therefore, used an expected dividend yield of zero in the option pricing model. Compensation expense is recognized only for those options expected to vest with forfeitures estimated based on historical experience and future expectations and is adjusted for forfeitures in the period they occur. Stock-based compensation awards are amortized on a straight-line basis over the vesting period based on continued service.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)  Stockholders’ Deficit (cont.)

The following table includes the activity for all stock options granted:
	Shares available for grant	Number of shares granted	Weighted average exercise price	Weighted average remaining contractual term
	(In thousands)		(In dollars)	(In years)
Balances as of December 31, 2018	2,126	6,030	$4.81	8.61

Authorized	—	—
Granted	(1,587)	1,587	5.00
Exercised	—	(66)	4.82
Forfeited	507	(515)	4.92
Balances as of December 31, 2019	1,046	7,036	4.86	8.16

Authorized	6,180	—
Granted	(2,437)	2,437	4.08
Exercised	—	(87)	4.84
Forfeited	529	(544)	4.85
Balances as of December 31, 2020	5,318	8,842	4.65	8.16

Exercisable as of December 31, 2020	—	4,466	$4.84	6.81

For the years ended December 31, 2020 and 2019, stock-based compensation totaled $3.2 million and $3.5 million, respectively, and is included in selling, general and administrative expenses and research and development expenses of the consolidated statements of operations and comprehensive loss.
	2020	2019
	(In thousands)
Research and development	1,413	1,674
Selling, general and administrative	1,741	1,854
Total stock-based compensation	$3,154	$3,528

As of December 31, 2020 and 2019, there was $4.0 million and $3.0 million, respectively, of total unrecognized stock-based compensation related to the unvested stock options granted under the 2017 Stock Incentive Plan. The cost is expected to be recognized over a weighted average term of 2.6 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $3.2 million and $3.5 million, respectively.

On July 24, 2017, the Company issued 290,689 SARs related to VOH’s common stock to certain of the Company’s employees whereby two vesting requirements must be satisfied on or before the expiration date in order for the SARs to vest. The two vesting requirements are a time-based service requirement and a performance-based condition that VOH completes an IPO or change in control. The SARs can be settled through issuance of cash, shares, or a combination of cash and shares, at the option of the Company, equal to the appreciation value for each share of VOH common stock. The Company intends to settle the SARs in shares of VOH common stock upon vesting, and thus

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)  Stockholders’ Deficit (cont.)

has classified these SARs as equity. As the performance conditions have not been met, no SARs were vested, and no expense was recognized for the years ended December 31, 2020 and 2019. The SARs activity is as follows:
SARs Outstanding
	Number of shares granted	Weighted average exercise price	Weighted average remaining contractual term
	(In thousands)	(In dollars)	(In years)
Balances as of December 31, 2018	291	$4.81	6.50

Granted	—
Exercised	—
Forfeited	—
Balances as of December 31, 2019	291	4.81	6.50

Granted	—
Exercised	—
Forfeited	—
Balances as of December 31, 2020	291	4.81	6.50

The weighted average assumptions used to value the options and SARs grants are as follows:
Expected life (in years)	6.10
Volatility	60.00%
Risk-free interest rate	2.25
Dividend yield	—

(12)  Commitments and Contingencies

(a)    Lease Obligations

The Company has several noncancelable operating leases primarily related to the lease of its manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from 3 to 10 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent-free periods or escalating payment provisions, and the Company recognizes rent expense of such arrangements on a straight-line basis.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2020 are as follows:
	Operating Leases	Finance Leases
	(In thousands)
Year ending December 31:
2021	$2,600	$266
2022	2,595	249
2023	2,604	61
2024	2,651
2025	2,167
Thereafter	12,279
Total Payments	$24,896	$576
Less:
Imputed interest/present value discount	(10,102)	(37)
Present value of liabilities	$14,794	$539

(b)    Purchase commitments

The Company has noncancelable purchase commitments as of December 31, 2020, primarily related to supply and engineering services providers. The purchase commitments as of December 31, 2020 are as follows:
	Payments Due by Periods
Commitments and obligations	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years	Total
	(In thousands)
Purchase commitments	$3,514	$4,456	$772	$9	$8,751

Amounts purchased under these arrangements for the years ended December 31, 2020, and December 31, 2019, were $5.7 million and $8.9 million, respectively.

(c)     Litigation and Other Contingencies

From time to time, the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company determines when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. The Company reviews these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, the Company’s results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

On June 4, 2019, the Company filed a complaint in the U.S. District Court for the Southern District of New York as OneWeb, one of the Company’s largest customers, cancelled 35 of planned 39 launches. Subsequently on March 27, 2020, OneWeb filed for Chapter 11 Bankruptcy which terminated the entire

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

LSA during its bankruptcy process by September 18, 2020, resulting in a release of performance rights and performance obligations. As of the date of the issuance of these consolidated financial statements, the disposition remains outstanding.

For the years ended December 31, 2020 and 2019, there were no other material legal proceedings.

(13)  Employee Benefit Plan

The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development expenses in the consolidated statements of operations and comprehensive loss, as incurred. Defined contributions were $4.0 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively.

(14)  Subsequent Events

The Company has evaluated subsequent events from December 31, 2020 through September 15, 2021, the date at which the consolidated financial statements were available to be issued and concluded there were no subsequent events to recognize in the consolidated financial statements.

GV LLC merges with the Company

On January 13, 2021, GV LLC merged with and into the Company with the Company being the surviving entity that directly controls VOH. Prior to the Restructuring, GV LLC had owed principal and accrued unpaid interest balances under the RLF (refer to Note 9 — Long-Term Debt). Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable of $235.1 million as of December 31, 2020 under the RLF as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there were no outstanding principal and accrued unpaid interest.

Investment in Sky and Space Global Limited

On October 23, 2020, the Company and Sky and Space Global Limited (“SAS”) entered into a settlement agreement to terminate and mutually release the parties from the launch service agreement dated September 16, 2016. The agreement will take effect depending on the successful relisting and IPO of SAS on the Australian Stock Exchange (“ASX”) and any additional requirements from regulators.

The settlement agreement also includes a services and reseller agreement. The Company will receive a non-refundable fee of AUD 1.0 million per year for its promotion services for three years on a quarterly basis beginning on July 1, 2021 and ending on April 1, 2024, and the Company will pay SAS a fee of AUD 0.1 million for each launch that is resold or referred by SAS.

Given the settlement was contingent on events which had not yet occurred as of December 31, 2020, the services and reseller agreement were not recognized in the consolidated financial statements for the year ended December 31, 2020.

On February 16, 2021, the Company was issued 11,000,000 ordinary shares of SAS at AUD 0.20 per share for a total of 2.2 million AUD, or $1.7 million, which represents 14.7% of ownership in SAS. On April 20, 2021, the Company was issued 7,000,000 call options with a strike price of AUD 0.40 per share that vests immediately.

On August 27, 2021, SAS Parent officially discontinued its efforts to be relisted on ASX and, therefore, the terms of settlement agreement will not be effective. However, on September 10, 2021, the Company amended the services and reseller agreement to remove the condition of SAS Parent to be relisted on ASX resulting in the services and reseller agreement becoming effective.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)  Subsequent Events (cont.)

CEO Awards

On March 17, 2021, the Company granted its CEO a total of 676,091 stock options under the 2017 Stock Incentive Plan (“CEO Awards”). 33.3% of the stock options will vest upon continued service through the last day of the first calendar year in which the first commercial flight occurs, and the remaining 66.7% of the stock options will vest upon continued service through the last day of the first calendar year in which the Company has five successful revenue-generating deployment launches of satellites into their respective intended orbits in such calendar year. The estimated grant date fair value of the CEO Awards is approximated to be $1.8 million based on the estimated fair value of the Company’s underlying VOH common shares using preliminary valuation techniques with the most reliable information currently available. The actual fair value may differ from these estimates and such differences may be material. These vesting requirements have not been met upon the date of the issuance of the consolidated financial statements.

The Transaction

In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. Upon the consummation of the Transaction, the Company will become a wholly owned subsidiary of NextGen. Refer to Note 1 — Organization and Business Operations for additional information about the Transaction.

Warehouse Lease in Guam

On May 1, 2021, the Company signed an agreement to lease certain commercial space in Guam for $37 thousand per month, with two months free rent, and a fourteen-month term from June 1, 2021 to July 31, 2022, with options to extend for an additional three one-year periods. The lease agreement was entered based on plans to operate in Guam as an additional spaceport for satellite launch services.

Arqit PIPE Investment

On May 12, 2021, the Company committed to contribute $5.0 million to Arqit Limited (“Arqit”) in a PIPE transaction (the “Arqit PIPE Investment”), subject to and contingent upon the closing of a planned merger transaction (the “Arqit Transaction”) between Arqit and Centricus Acquisition Corp., a SPAC unaffiliated with the Company.

On September 3, 2021, the Arqit Transaction was consummated, and the Company made the Arqit PIPE Investment, which will be considered a financial asset. Arqit concurrently delivered to the Company $5.0 million non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under the yet to be executed launch service agreement. The Company and Arqit are currently negotiating the launch service agreement.

Grant of Stock Options

On September 2, 2021, the Company granted 905,614 stock options to a former employee of the Company to purchase VOH common stock. The stock option grant was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that had expired in 2020. The new stock option was not granted pursuant to the 2017 Stock Incentive Plan. The aggregate grant date fair value of the stock options is estimated to be approximately $5.0 million, which will be expensed at the grant date. The aggregate grant date fair value is based on the estimated fair value of the underlying VOH common stock using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee		$262,393.04
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total expenses	$	*

These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of any securities being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Since inception in 2021, the registrant has made the following sales of unregistered securities:

•        On January 18, 2021, NextGen Sponsor II LLC subscribed for an aggregate of 11,500,000 founder shares, for aggregate consideration of $25,000;

•        On December 29, 2021, the registrant issued and sold 15,820,000 shares of common stock to certain qualified institutional buyers and accredited investors in connection with the Business Combination for aggregate consideration of $158,200,000; and

•        On December 29, 2021, the registrant delivered to The Boeing Company a warrant to purchase (including via cashless exercise) 500,000 shares of common stock at an exercise price of $10.00 per share.

The foregoing securities were issued in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)         Exhibits.

Exhibit	Description
2.1†

Agreement and Plan of Merger, dated as of August 22, 2021, by and among the Registrant, Pulsar Merger Sub, Inc., and NextGen Acquisition Corp. II (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

3.1	Certificate of Incorporation of Virgin Orbit Holdings, Inc.
3.2	Bylaws of Virgin Orbit Holdings, Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).
4.1

Warrant Agreement, dated as of March 22, 2021, between NextGen Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

Exhibit	Description
4.2	Amendment to the Warrant Agreement, dated as of January 14, 2022, between Virgin Orbit Holdings, Inc. and American Stock Transfer & Trust Company, as warrant agent.
4.3	Specimen Common Stock Certificate of Virgin Orbit Holdings, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).
5.1	Opinion of Latham & Watkins LLP.
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).
10.2(a)

Amended and Restated Registration Rights Agreement, dated December 29, 2021, by and among Virgin Orbit Holdings, Inc., NextGen Sponsor II LLC and certain former stockholders of Vieco USA, Inc. (incorporated by reference to Exhibit 10.1(a) of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).

10.2(b)

VIL and Fifteenth Joinder Agreement, dated December 29, 2021, to the Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.1(b) of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).

10.3

Letter Agreement, dated March 22, 2021, among the Registrant, NextGen Sponsor II LLC and the Registrant’s officers and directors (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

10.4(a)

Stockholders’ Agreement, dated December 29, 2021, by and between Virgin Orbit Holdings, Inc. and Vieco 10 Limited (incorporated by reference to Exhibit 10.2(a) of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).

10.4(b)

VIL and Fifteenth joinder agreement, dated December 29, 2021, to the Stockholders’ Agreement (incorporated by reference to Exhibit 10.2(b) of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).

10.5

Stockholder Support Agreement, dated August 22, 2021, by and among the Registrant, Vieco USA, Inc. and Vieco 10 Limited (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

10.6

VIL Joinder Agreement, dated December 29, 2021, to the Stockholder Support Agreement (incorporated by reference to Exhibit 10.15 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).

10.7

Fifteenth Joinder Agreement, dated December 29, 2021, to the Stockholder Support Agreement (incorporated by reference to Exhibit 10.16 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).

10.8	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 23, 2021).
10.9	Form of Additional Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 4, 2022).
10.10#	Director Compensation Program (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).
10.11#

Employment Agreement by and between Virgin Orbit, LLC (f/k/a LauncherOne, LLC) and Dan Hart, dated February 13, 2017, as amended, effective June 1, 2021 (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).

10.12#	Virgin Orbit Holdings, Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).
10.12(a)#

Form of Stock Option Agreement under the Virgin Orbit Holdings, Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

10.13#	Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).
10.13(a)#

Form of Stock Option Agreement under the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.9(a) to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).

Exhibit	Description
10.13(b)#

Stock Option Agreement, by and between the Company and Daniel Hart under the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.9(b) to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).

10.13(c)#

Form of Restricted Stock Unit Agreement under the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.10(c) to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).

10.14#	Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed on January 5, 2022).
10.15^

Deed of Novation, Amendment and Restatement, dated August 22, 2021, by and among Virgin Enterprises Limited, Virgin Orbit, LLC and NextGen Acquisition Corp. II (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

10.16^

Amended and restated trademark license agreement in the form attached as an annex to the Deed of Novation, Amendment and Restatement entered into by and among Virgin Enterprises Limited, Virgin Orbit, LLC and the Registrant, dated August 22, 2021 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2020)
23.1	Consent of KPMG LLP
23.2	Consent of Marcum LLP
23.3	Consent of Latham & Watkins (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^        Portions of this exhibit (indicated by asterisks) have been omitted under rules of the SEC permitting the confidential treatment of select information.

#        Indicates a management contract or compensatory plan.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 24th day of January, 2022.

VIRGIN ORBIT HOLDINGS, INC.
By:	/s/ Daniel Hart
Name:	Daniel Hart
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Daniel Hart and Brita O’Rear as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Daniel Hart	Chief Executive Officer and Director	January 24, 2022
Daniel Hart	(Principal Executive Officer)
/s/ Brita O’Rear	Chief Financial Officer	January 24, 2022
Brita O’Rear	(Principal Financial Officer and Principal Accounting Officer)
/s/ Susan Helms	Director	January 24, 2022
Susan Helms
/s/ Evan Lovell	Chairman of the Board	January 24, 2022
Evan Lovell
/s/ George N. Mattson	Director	January 24, 2022
George N. Mattson
/s/ Katharina McFarland	Director	January 24, 2022
Katharina McFarland
/s/ Abdulla Shadid	Director	January 24, 2022
Abdulla Shadid
/s/ Gregory L. Summe	Director	January 24, 2022
Gregory L. Summe